Exhibit 10.74
Execution copy
FF&E FACILITY CREDIT AGREEMENT
DATED AS OF DECEMBER 14, 2006
AMONG
LAS VEGAS SANDS, LLC,
VENETIAN CASINO RESORT, LLC,
and
LIDO CASINO RESORT, LLC,
as Borrowers,
THE LENDERS LISTED HEREIN,
as Lenders,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent
GE CAPITAL MARKETS, INC.,
as Lead Arranger

(Continued)

Section 1. Definitions	2

1.1 Certain Defined Terms	2

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	48

1.3 Other Definitional Provisions and Rules of Construction	48

Section 2. Amounts and Terms of Commitments and Loans	48

2.1 Commitments; Making of Loans; the Register; Notes	48

2.2 Interest on the Loans	52

2.3 Fees	55

2.4 Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments	56

2.5 Use of Proceeds	61

2.6 Special Provisions Governing Eurodollar Rate Loans	61

2.7 Increased Costs; Taxes; Capital Adequacy	63

2.8 Obligation of Lenders to Mitigate	67

2.9 Obligations Joint and Several	68

2.10 Right of Financing	68

2.11 Reliance on Notices; Appointment of Borrower Representative	69

Section 3. [Intentionally Omitted.]	69

Section 4. Conditions to Loans	69

4.1 Conditions to the Occurrence of the Closing Date	69

4.2 Additional Conditions to Loans on or after the Closing Date	75

Section 5. Borrowers’ Representations and Warranties	77

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	77

5.2 Authorization of Borrowing, etc.	78

5.3 Financial Condition	79

5.4 No Material Adverse Change	80

5.5 Title to Properties; Liens; Real Property	80

5.6 Litigation; Adverse Facts	81

5.7 Payment of Taxes	81

5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts	81

i

(Continued)

(Continued)

(Continued)

(Continued)

SCHEDULES
2.1	Lenders’ Commitments, Pro Rata Shares, Notice Information
5.1A	Jurisdiction of Organizations
5.1C	Ownership of the Borrowers
5.1D	Subsidiaries of the Borrowers
5.1E	Options
5.2	Governmental Consents
5.5	Mortgaged Real Property and Material Real Estate
5.6	Litigation
5.8	Material Contracts
5.11	Employee Benefit Plans
5.13	Environmental Matters
5.16B	Permits
7.1	Indebtedness Existing on the Closing Date
7.2	Liens Existing on the Closing Date
7.3	Investments Existing on the Closing Date
7.7	Leases Existing on the Closing Date
7.10	Affiliate Transactions Existing on the Closing Date
7.13C	Cooperation Agreement Amendment
A	Designated FF&E

v

EXHIBITS

A-1	Form of Term Delayed Draw Loan Note
A-2	Form of Term Funded Loan Note
B-1	Form of Borrowing Notice
B-2	Form of Borrowing Base Certificate
B-3	Form of Construction Consultant Certificate
B-4	Form of Conversion/Continuation Notice
C	Form of Compliance Certificate
D-1	Form of Assignment Agreement
D-2	Form of Certificate of Non-Bank Status
E	Form of Security Agreement
F	Form of Subsidiary Guaranty
G	Form of Intercreditor Agreement
H	Form of Financial Condition Certificate
I-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
I-2	Form of Opinion of Lionel Sawyer & Collins
J	Phase II Project Insurance Requirements
K	Schedule of Security Filings
L	Form of Tax Sharing Agreement

LAS VEGAS SANDS, LLC,
VENETIAN CASINO RESORT, LLC
and
LIDO CASINO RESORT, LLC
FF&E FACILITY CREDIT AGREEMENT
     This FF&E FACILITY CREDIT AGREEMENT is dated as of December 14, 2006 and entered into by and among LAS VEGAS SANDS, LLC, a Nevada limited liability company formerly known as Las Vegas Sands, Inc. (“LVSI”), VENETIAN CASINO RESORT, LLC, a Nevada limited liability company (“Venetian”), LIDO CASINO RESORT, LLC, a Nevada limited liability company (“LCR”), as joint and several obligors (each of LVSI, Venetian and LCR, a “Borrower” and, collectively, the “Borrowers”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as the “Lenders”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
R E C I T A L S
     WHEREAS, LVSI and Venetian and certain of their Affiliates (such capitalized terms and other capitalized terms used in these recitals have the meanings given in subsection 1.1 of this Agreement) own and operate the Existing Facility;
     WHEREAS, LCR (an indirect, wholly-owned subsidiary of LVSI and Venetian) owns the Site and is developing and constructing and intends to operate the Phase II Project;
     WHEREAS, the Phase II Mall Subsidiary (an indirect, wholly-owned subsidiary of the Borrowers) owns the Phase II Mall, and the Phase II Mall Borrowers have entered into the Mall Financing Agreement to finance the development and construction of the Phase II Mall and related transaction expenses;
     WHEREAS, Borrowers have requested that Lenders extend term credit facilities to Borrowers of up to One Hundred Forty-Two Million Nine Hundred Thirty Four Thousand One Hundred Seventy Four Dollars and Ninety Six Cents ($142,934,174.96) in the aggregate for the purpose of advancing up to Seven Million Nine Hundred Thirty Four Thousand One Hundred Seventy Four Dollars and Ninety Six Cents ($7,934,174.96) to be applied to refinance the Existing FF&E Note and up to One Hundred Thirty-Five Million Dollars ($135,000,000) to be applied to finance or refinance the acquisition by any Borrower of certain equipment, fixtures, furniture, furnishings and other goods to be used for or installed at the Phase II Hotel/Casino (as hereinafter defined) and/or the Existing Facility, and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and
     WHEREAS, the Lenders party hereto have agreed to make Term Loans hereunder in an amount up to their respective commitments as set forth on Schedule 2.1 attached hereto.

     NOW, THEREFORE, the parties hereto agree as follows:
     Section 1. Definitions.
     1.1 Certain Defined Terms.
     The following terms used in this Agreement shall have the following meanings:
     “Adelson” means Sheldon G. Adelson, an individual.
     “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market for Dollar deposits of amounts in same day funds comparable to the respective principal amounts of the Eurodollar Rate Loans of the Administrative Agent for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (b) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).
     “Administrative Agent” is defined in the preamble and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.
     “Administrative Agent’s Fee Letter” means the fee letter, dated as of the Closing Date among the Administrative Agent and the Borrowers.
     “Affected Lender” is defined in subsection 2.6C.
     “Affected Loans” is defined in subsection 2.6C.
     “Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering any Pension Plan). With respect to any Lender or Approved Fund, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, the beneficial owner of 20% or more of the voting Securities of a Person shall be deemed to have control.

     “Agent” means, individually, the Administrative Agent and the Arranger, and “Agents” means the Administrative Agent and the Arranger, collectively.
     “Aggregate Amounts Due” is defined in subsection 10.5.
     “Agreement” means, on any date, this FF&E Facility Credit Agreement dated as of the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
     “Alternative Vendor Financing” has the meaning ascribed to it in Section 2.10.
     “Applicable Margin” means (a) for Loans accruing interest as Base Rate Loans, 1.00%, and (b) for Loans accruing interest as Eurodollar Rate Loans, 2.00%; provided, however, that
     (A) at any time that the Bank Credit Facility Loans are rated Ba2 or higher by Moody’s and BB or higher by S&P (or any equivalent rating by Moody’s or S&P) (in each case with at least a stable outlook), as evidenced by an Officers’ Certificate of the Borrower Representative, the Applicable Margin for the Loans referred to in clauses (a) and (b) above shall be immediately decreased by 0.25% to 0.75% and 1.75%, respectively; further, provided, that:
     (i) if at any time a public or private debt rating is provided by one but not both of Moody’s and S&P, the Applicable Margin shall be determined by reference to the public or private debt rating provided by the agency which gives such rating, without regard to the requirement above that there be two ratings;
     (ii) if at any time no debt rating for the Bank Credit Facility Loans is provided by Moody’s and no debt rating for the Bank Credit Facility Loans is provided by S&P, any existing 0.25% decrease in the Applicable Margin pursuant to this clause (A) shall automatically rescind; and
     (iii) if at any time the Bank Credit Facility Loans are rated below Ba2 by Moody’s or below BB by S&P (or any equivalent rating by Moody’s or S&P) (in each case with at least a stable outlook), any existing 0.25% decrease in the Applicable Margin pursuant to this clause (A) shall automatically rescind; or
     (B) if after the Closing Date the interest rate margin applicable to Bank Credit Facility Loans based upon the Adjusted Eurodollar Rate (as defined in the Bank Credit Agreement as in effect on the date hereof or any substantially equivalent definition) is reduced to or below 1.50% (or with respect to Bank Credit Facility Loans based upon the Base Rate (as defined in the Bank Credit Agreement as in effect on the date hereof or any substantially equivalent definition), to or below 0.50%), (a) the Applicable Margin for Loans accruing interest as Base Rate Loans shall be reduced on a single occasion by 0.25% to 0.75% and (b) the Applicable Margin for Loans accruing interest as Eurodollar Rate Loans shall be reduced on a single occasion by 0.25% to 1.75%, as applicable; further, provided, that: (i) Lenders receive the benefit of any more favorable terms provided to the Bank Administrative Agent or other agent or Bank Lender under the Bank Credit Agreement in connection with any such reduction of the interest rate margin(s) applicable to the Bank Credit Facility Loans, and (ii) if the interest rate margin applicable to Bank Credit Facility Loans based upon the Adjusted Eurodollar Rate is later increased above

1.50% (or with respect to Bank Credit Facility Loans based upon the Base Rate, above 0.50%), any existing 0.25% decrease in the Applicable Margin pursuant to this clause (B) shall automatically rescind;
     provided, further that in no event pursuant to clauses (A) or (B) of this proviso will (a) the Applicable Margin for Loans accruing interest as Base Rate Loans be reduced below 0.75% and (b) the Applicable Margin for Loans accruing interest as Eurodollar Rate Loans be reduced below 1.75%.
     “Applied Amount” is defined in subsection 2.4B(iv)(b)(1).
     “Approved Fund” means, (i) a fund that invests in bank loans, or (ii) relative to any Lender, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Arranger” means GE Capital Markets, Inc., as Lead Arranger.
     “Asset Sale” means the sale by a Borrower or any of its Restricted Subsidiaries to any Person of (a) any of the stock of any of such Person’s Restricted Subsidiaries, (b) substantially all of the assets of any division or line of business of a Borrower or any of its Restricted Subsidiaries, or (c) any other assets (whether tangible or intangible) of a Borrower or any of its Restricted Subsidiaries (other than (i) inventory or goods sold in the ordinary course of business, (ii) any other assets to the extent that the aggregate fair market value of such assets sold during any Fiscal Year is less than or equal to $5,000,000 or (iii) any sales, transfers or dispositions permitted by subsection 7.7 (other than subsection 7.7 (iv)).
     “Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit D-1 annexed hereto.
     “Assignment Effective Date” is defined in subsection 10.1B(ii).
     “Authorized Officer” means, relative to any Loan Party, those of its officers, general partners or managing members (as applicable) or those of the officers of the general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to subsection 4.1A.
     “Bank Administrative Agent” means and includes The Bank of Nova Scotia, in its capacity as administrative agent for the Bank Credit Facility existing on the Closing Date (or any successor thereto) and any administrative agent or similar agent for any other Bank Credit Facility (or any successor thereto).
     “Bank Agents” means and includes, collectively, the Bank Administrative Agent and any other agents under any Bank Credit Facility Documents, as well as any successor to any of the foregoing.
     “Bank Credit Agreement” means and includes that certain Amended and Restated Credit Agreement, dated as of February 22, 2005, as amended by the First Amendment thereto dated as of September 16, 2005, among, LVSI, Venetian, the lenders listed therein, the Bank

Administrative Agent, the Bank Syndication Agent and Wells Fargo Foothill, Inc., CIT Group/Equipment Financing, Inc. and Commerzbank AG, as documentation agents, as the same may be amended, renewed, extended, substituted, refinanced, restructured, replaced, restated, supplemented or otherwise modified from time to time, and shall also include any other agreement or agreements which refinances or otherwise replaces, substitutes or refunds such Bank Credit Agreement.
     “Bank Credit Facility” means and includes one or more debt or credit facilities (including any Bank Credit Agreement) with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as any of the foregoing, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, restated, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), whether any such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, restatement, supplement or other modification (1) occurs simultaneously or not with the termination or repayment of a prior Bank Credit Facility or (2) occurs on one or more separate occasions.
     “Bank Credit Facility Closing Date” means February 22, 2005.
     “Bank Credit Facility Collateral Documents” means and includes (i) in connection with the Bank Credit Facility existing on the Closing Date, the “Security Agreement,” the “Deeds of Trust” and the “Collateral Account Agreement,” each as defined in the related Bank Credit Agreement, and all other documents delivered by a “Loan Party” pursuant to any of the “Loan Documents” in order to grant to the “Administrative Agent” or the “Intercreditor Agent,” on behalf of the “Secured Parties,” a “Lien” (or to perfect such Lien) on any “Collateral” as security for the “Obligations,” as each such quoted term is defined in the related Bank Credit Agreement, as well as (ii) any similar or other collateral documents that are otherwise provided to secure any obligations in connection with such Bank Credit Facility or any other Bank Credit Facility.
     “Bank Credit Facility Documents” means (i) with respect to the Bank Credit Agreement, each Bank Credit Agreement and all other agreements, instruments, documents and certificates executed and delivered in connection therewith and the transactions contemplated thereby (including the Disbursement Agreement) and (ii) with respect to any Bank Credit Facility (other than the Bank Credit Agreement), the credit or loan agreement with respect to such Bank Credit Facility and all other agreements, instruments, documents and certificates executed and delivered in connection with therewith.
     “Bank Credit Facility Loans” means and includes the loans made pursuant to any Bank Credit Agreement.

     “Bank Intercreditor Agent” means The Bank of Nova Scotia in its capacity as intercreditor agent under the Bank Credit Facility Documents for the Bank Credit Facility existing on the Closing Date or any successor thereto.
     “Bank Lenders” means and includes the lenders under any Bank Credit Agreement.
     “Bank Mortgaged Property” means and includes the real property described in Schedule 5.5, as well as any other real property that is subject to a Lien to secure any obligations under any Bank Credit Facility Documents.
     “Bank Syndication Agent” means and includes Goldman Sachs Credit Partners L.P., in its capacity as syndication agent under the Bank Credit Facility Documents for the Bank Credit Facility existing on the Closing Date and any syndication agent or similar agent under any other Bank Credit Facility Documents, including, in each case, any successor thereto.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate or (b) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.
     “Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.
     “Borrower Representative” is defined in subsection 2.11.
     “Borrowers” is defined in the preamble and shall mean, as the context requires, all or any of the Borrowers.
     “Borrowing Availability” means as of any date of determination, the lesser of (i) the aggregate amount of the Term Delayed Draw Loan Commitments of all Lenders less the aggregate original principal amount of Term Delayed Draw Loans theretofore advanced hereunder, and (ii) the Borrowing Base less the aggregate amount of Delayed Draw Term Loans outstanding as of such date.
     “Borrowing Base” means, with respect to any Borrowing Base Certificate delivered from time to time, an amount equal to the sum at such time of 100% of the Total Permitted Costs of Eligible FF&E set forth in such Borrowing Base Certificate, in each case, less any Reserves established by Administrative Agent in its reasonable determination at such time.
     “Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit B-2.
     “Borrowing Notice” means a notice substantially in the form of Exhibit B-1 annexed hereto delivered by the Borrowers to the Administrative Agent pursuant to subsection 2.1C with respect to a proposed borrowing.
     “Bovis” is defined in the definition of “Construction Litigation” hereinbelow.

     “Business Day” means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Nevada or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Loan Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
     “Cash” means money, currency or a credit balance (in each case denominated in Dollars) in a Deposit Account.
     “Cash Equivalents” means (a) Dollars, (b) (i) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States) or obligations fully guaranteed by the United States, (ii) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States, (iii) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or Moody’s Investors Service, Inc. (together with their respective successors and with any other nationally recognized credit rating agency if neither of such corporations is then currently rating the pertinent obligations, a “Rating Agency”) or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in clause (i) or (ii) of this definition, of a market value of no less than the amount of monies so invested, (iv) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency issued by any Person, (v) repurchase obligations for underlying securities of the types described in clause (i) or (ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency in connection with which such underlying securities are held in trust or by a third-party custodian, (vi) guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency, (vii) obligations (including both taxable and non-taxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States or District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has (A) a short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency and (B) a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency, (viii) investment contracts of any financial institution either (A) fully secured by (1) direct obligations of the United States, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or special portions thereof described in clause (1) or (2), in each case guaranteed as full faith and credit obligations of the United States, having a market value at least equal to 102% of the amount deposited thereunder, or (B) with long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency and short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency, (ix) a contract or investment agreement with a provider or guarantor (A) which provider or guarantor is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency (provided that if a guarantor is a party to the rating, the guaranty must be unconditional and must be confirmed in writing prior to any assignment by the provider to any subsidiary of such guarantor), (B) providing that monies invested shall be payable to the Administrative Agent without condition (other than notice) and without brokerage fee or other penalty, upon not more than two Business Days’ notice for application when and as required or permitted under the Collateral Documents, and (C) stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of the Administrative Agent (which demand shall only be made at the direction of the Borrowers) after any payment or other covenant default by the provider, or (x) any debt instruments of any Person which instruments are rated (on the date of acquisition thereof) at least “A,” “A2”, “A-1” or “P-1” or the equivalent by any Rating Agency, provided that in each case of clauses (i) through (x), such investments are denominated in Dollars and maturing not more than 13 months from the date of acquisition thereof; (c) investments in any money market fund which is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency; (d) investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses and having a rating of at least “A” or “A2” or the equivalent by any Rating Agency; or (e) investments in both taxable and nontaxable (i) periodic auction reset securities which have final maturities between one and 30 years from the date of issuance and are repriced through a Dutch auction or other similar method every 35 days or (ii) auction preferred shares which are senior securities of leveraged closed end municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent of any Rating Agency.
     “Casino Lease” means the Casino Lease between Venetian and LVSI, dated as of November 14, 1997, as amended effective as of October 1, 2002, with respect to the operation of the casino for the Existing Facility.
     “Casino Level Mall Lease” means the Casino Level Restaurant/Retail Master Lease between Venetian and Grand Canal, dated as of May 14, 2004, with respect to the lease of certain restaurant and retail space on the casino floor of the Existing Facility to Grand Canal.

     “Category of Goods” means Eligible FF&E of the same general type and description, such as television sets, case goods, etc.
     “Central Park West Site” means the approximately 15 acres of real property owned by LVSI located near the intersection of Sands Avenue and Koval Lane upon which an apartment complex commonly known as Central Park West Apartments is currently located.
     “Central Plant” means the “Electric Substation” and the “HVAC Space”, as each such term is defined in the Cooperation Agreement (as in effect on the date hereof) (or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Certificate of Non-Bank Status” means a certificate substantially in the form of Exhibit D-2 annexed hereto delivered by a Lender to the Administrative Agent pursuant to subsection 2.7B(iii).
     “Change of Control” means any sale, pledge or other transfer (excluding any transfer of Securities by Adelson for the purposes of providing estate planning and gifts reasonably acceptable to the Administrative Agent) of Securities whereby (a) (i) Adelson and/or his Affiliates or Related Parties cease to own, directly or indirectly, at least 35% of the voting Securities of LVSC, or (ii) any Person or group of Persons (other than Adelson and/or his Affiliates or Related Parties), owns directly or indirectly, a greater percentage of the voting Securities of LVSC than Adelson and/or his Affiliates or Related Parties, (b) except as otherwise permitted by subsection 7.7 (iii), (iv), (vi), (viii), (xv) or (xvii), LVSC ceases to own (either directly, or indirectly) 100% of the common equity interests of LVSI, or LVSI ceases to own (either directly, or indirectly through one or more Subsidiary Guarantors) 100% of the common equity interests of Venetian, or Venetian ceases to own (either directly, or indirectly through one or more Subsidiary Guarantors) 100% of the common equity interests of LCR, (c) except as otherwise permitted by subsection 7.7 (iii), (iv), (vi), (viii), (xv) or (xvii), Venetian and LVSI cease to own directly or indirectly 100% of the equity Securities of each of their Restricted Subsidiaries, Interface and the Phase II Mall Borrowers prior to the Phase II Mall Sale; or (d) a “Change of Control” (or similar term) as defined in any Bank Credit Agreement, the indenture relating to the LVSC Notes or any other instrument evidencing Indebtedness of the Borrowers or any other Loan Party permitted hereunder and issued after the Closing Date in excess of $75,000,000 shall occur. The sale of equity securities of Phase II Mall Subsidiary pursuant to the Phase II Mall Sale shall not be a “change of control” under this Agreement.
     “Closing Date” means the date on which all conditions set forth in subsection 4.1 have been satisfied and the funding of the Term Funded Loans occurs.
     “Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Collateral” means, collectively, all of the property (whether personal, real, mixed or otherwise) in which Liens are granted pursuant to the Collateral Documents as security for the Obligations.

     “Collateral Documents” means the Security Agreement and all other instruments or documents delivered by a Loan Party pursuant to any of the Loan Documents in order to grant to the Administrative Agent, on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.
     “Collateral Sale” means the sale or other disposition (other than in connection with a Event of Loss) by a Borrower or any of its Restricted Subsidiaries to any Person of any Collateral, except to the extent that either (i) the aggregate original principal amount financed hereunder with respect to all such Collateral disposed of does not exceed $4,000,000 in the aggregate or (ii) prior to or promptly (and, in any event, within 120 days) following such disposal, such Collateral shall be replaced with other property that (A) has utility and a value at least substantially equal to that of the replaced property when first acquired in the reasonable determination of the Borrowers and (B) is subject to a First Priority perfected Lien in favor of Administrative Agent for the benefit of the Secured Parties; provided that pending any such replacement, if the aggregate amount of the Net Collateral Sale Proceeds exceeds $3,000,000 at any time, the amount in excess of $3,000,000 shall promptly (and in any event within five Business Days) after received, be deposited in a separate and segregated interest-bearing cash collateral account maintained by the Administrative Agent and under its exclusive dominion and control, subject to a First Priority perfected Lien in favor of Administrative Agent for the benefit of the Secured Parties.
     “Collateral Schedule” means a collateral schedule in the form of Exhibit A to the Security Agreement (or such other form as may be acceptable to Administrative Agent) describing the equipment, fixtures, furniture, furnishings and other goods to be financed by a Loan hereunder (or any replacements thereof or substitutions therefor) and pursuant to which the Borrowers grant a security interest in favor of Administrative Agent (for the benefit of the Administrative Agent and Lenders) in all such equipment, fixtures, furniture, furnishings and other goods (as well as any replacements thereof or substitutions therefor).
     “Commitment” means the commitment of a Lender to make Loans as set forth in subsection 2.1A and “Commitments” means such commitments of all Lenders in the aggregate.
     “Commitment Termination Event” means (a) the occurrence of any Event of Default with respect to any Borrower described in subsection 8.6 or 8.7 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Requisite Lenders, to the Borrowers that the Commitments have been terminated.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C annexed hereto delivered to the Administrative Agent and the Lenders by the Borrowers pursuant to subsection 6.1(iv).
     “Conforming Adelson L/C” means an unconditional, direct pay letter of credit which (a) is obtained by Adelson or one of his Affiliates (but not the Borrowers or any of their Restricted Subsidiaries), (b) either (i) has an expiration date of not less than twenty-four months or (ii) has an expiration date of not less than twelve months with an automatic extension of one twelve month period unless the issuer of such letter of credit gives the Bank Administrative Agent not less than sixty days prior written notice that it will not renew the letter of credit for such successive term, (c) either (i) is irrevocable or (ii) provides that the issuer will deliver not less than sixty days prior written notice to the Bank Administrative Agent of its intention to revoke such letter of credit, (d) is issued by a financial institution acceptable to the Bank Administrative Agent in its reasonable judgment and (e) is otherwise in form and substance acceptable to the Bank Administrative Agent in its reasonable judgment, provided that any such letter of credit shall only qualify as a Conforming Adelson L/C if it states that it may be drawn upon by the Bank Administrative Agent and applied in accordance with the terms of the Bank Credit Agreement upon the occurrence of any Conforming Adelson L/C Draw Event, and provided further that no Borrower nor any of their Restricted Subsidiaries shall have any obligations (contingent or otherwise) in respect of any such letter of credit or any reimbursement agreement applicable thereto.
     “Conforming Adelson L/C Draw Event” shall mean, during the time that the Conforming Adelson L/C remains in full force and effect, the occurrence of any of the following (a) an Event of Default (which is continuing and has not been waived) set forth in subsections 8.1, 8.2, 8.6, 8.7, 8.13 (or any similar “Event of Default” under any Bank Credit Agreement) or resulting from a breach of any of the covenants set forth in subsection 7.6 (or any similar breach under any Bank Credit Agreement); (b) if such Conforming Adelson L/C has a maturity of less than twenty-four months, either (x) the Bank Administrative Agent’s receipt of notice from the issuer of the Conforming Adelson L/C that such issuer will not renew the Conforming Adelson L/C or (y) the date that is five days prior to the expiration of the Conforming Adelson L/C if the Bank Administrative Agent has not received evidence of the renewal thereof, unless Adelson or his Affiliates substitute cash equity in the Borrowers in an amount equal to the face amount of the Conforming Adelson L/C in lieu of the Conforming Adelson L/C on or before the date that is five days prior to the expiration thereof (such equity to be substituted for the withdrawn Conforming Adelson L/C in the calculation of Consolidated Adjusted EBITDA); or (c) the Bank Administrative Agent’s receipt of notice from the issuer of the Conforming Adelson L/C that such issuer intends to revoke, terminate or cancel the Conforming Adelson L/C, unless Adelson or his Affiliates substitute cash equity in Borrowers in an amount equal to the face amount of the Conforming Adelson L/C in lieu of the Conforming Adelson L/C on or before the date that is five days prior to the revocation, termination or cancellation thereof (such equity to be substituted for the withdrawn Conforming Adelson L/C in the calculation of Consolidated Adjusted EBITDA).
     “Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provision for taxes based on income to the extent deducted in calculating Consolidated Net Income, (d) total depreciation expense, (e) total amortization expense, (f) total pre-opening expenses, (g) total development expenses, and (h) other non-cash items reducing Consolidated Net Income (including any reductions to Consolidated Net Income as a result of minority or preferred interests of Venetian) less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Borrowers and their Restricted Subsidiaries in conformity with GAAP. Any cash equity contributions made by Adelson or any of his Affiliates (other than one of the Borrowers or their Restricted Subsidiaries) to the Borrowers and/or the face amount of any Conforming Adelson L/C delivered to the Bank

Administrative Agent for the benefit of the Bank Lenders during any quarter and during a period of fifteen days following such quarter, in an aggregate amount for such cash equity contributions and face amounts of Conforming Adelson L/Cs not to exceed $20,000,000 per quarter, may at the written election of the Borrowers be included in Consolidated Adjusted EBITDA for such quarter for all purposes hereunder, provided that the Borrowers may not include such cash equity contributions or the face amount of the Conforming Adelson L/C, or any combination thereof, in Consolidated Adjusted EBITDA (a) if any Conforming Adelson L/C Draw Event or any Event of Default or Potential Event of Default has occurred and is continuing at the time such cash contribution is made or such Conforming Adelson L/C is provided to the Bank Administrative Agent or (b) in any event, after two consecutive quarters unless, following any exercise of such election to include any such cash equity contributions and/or face amount of any Conforming Adelson L/C in Consolidated Adjusted EBITDA, the Borrowers have thereafter been in compliance with subsection 7.6 on a rolling four quarter basis occurring after such election (without giving affect to any previous cash contributions or Conforming Adelson L/C) for at least one Fiscal Quarter.
     “Consolidated Capital Expenditures” means, for any period, the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrowers) by the Borrowers and their Restricted Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrowers and their Restricted Subsidiaries plus (b) to the extent not covered by clause (a) of this definition, any expenditures by the Borrowers or their Restricted Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Restricted Subsidiary of the Borrowers; provided, however, that any expenditures for Phase II Project Costs shall not be included in Consolidated Capital Expenditures; and, provided further that Consolidated Capital Expenditures shall not include any adjustment to the original cost of the Phase I Project or any similar balance sheet adjustment as a result of any settlement of or any judgment, payment, cost, expenditure or charge relating to, the Construction Litigation.
     “Consolidated Interest Coverage Ratio” means, as of any Quarterly Date, the ratio computed for the period consisting of the Fiscal Quarter as to which such Quarterly Date relates and each of the three immediately preceding Fiscal Quarters of (a) Consolidated Adjusted EBITDA (for all such Fiscal Quarters) to (b) the sum (for all such Fiscal Quarters) of Consolidated Interest Expense.
     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrowers and their Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrowers (other than non-cash interest on Permitted Subordinated Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, plus (except for purposes of calculating the Consolidated Interest Coverage Ratio in connection with a Permitted Employee Repurchase pursuant to subsection 7.5

(vii)) all Restricted Payments made by Borrowers to LVSC in accordance with subsection 7.5(xiv) of this Agreement, but excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in subsection 2.3 payable to the Agents or Lenders, any fees and expenses payable to the Agents or Lenders in connection with this Agreement, any fees and expenses payable to the Bank Agents or Bank Lenders in connection with the Bank Credit Agreement, and fees and expenses payable to the holders of the Indebtedness incurred under the Mall Financing Agreement in each case, on or prior to the Closing Date.
     “Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended.
     “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrowers and their Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Restricted Subsidiary of a Borrower), except to the extent of the amount of dividends or other distributions actually paid to the Borrowers or any of their Restricted Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with Borrowers or a Restricted Subsidiary or that Person’s assets are acquired by the Borrowers or a Restricted Subsidiary, (c) any after-tax gains or losses attributable to (i) Asset Sales, (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness of any Person or any of its Restricted Subsidiaries, (d) dividends or distributions from any Excluded Subsidiary to the Borrowers or any Restricted Subsidiary which are used to fund Permitted Quarterly Tax Distributions, (e) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (f) any net extraordinary gains or net extraordinary losses, (g) any refinancing costs, amortization or charges (including premiums, costs, amortization and charges associated with the Refinancing or any permitted refinancing of the LVSC Notes); and (h) to the extent it reduces Consolidated Net Income, the effect of any payment, expenditure, cost or charge relating to the Construction Litigation (or any settlement or judgment thereof); provided that the aggregate amount excluded from the calculation of Consolidated Net Income pursuant to this subsection (h) shall not exceed $45.0 million; provided, further, that no effect shall be given to any non-cash minority or preferred interest in Venetian for purposes of computing Consolidated Net Income.
     “Consolidated Net Worth” means, as of any date of determination, (a) the sum of the following items, as shown on the consolidated balance sheet of LVSI and its Subsidiaries as of such date (i) the common equity of LVSI and its Subsidiaries, (ii)(A) the aggregate liquidation preference of preferred stock or preferred membership interests of LVSI and its Subsidiaries and (B) any increase in depreciation and amortization resulting from any purchase accounting treatment from an acquisition or related financing; (b) less any goodwill incurred subsequent to August 20, 2004 and (c) less any write up of assets (in excess of fair market value) after August

20, 2004 and, in each case on a consolidated basis for LVSI and its Subsidiaries, determined in accordance with GAAP; provided, that in calculating Consolidated Net Worth, (i) any gain or loss from any Asset Sale or the disposition of any securities or the extinguishment of any Indebtedness of any Person or any of its Subsidiaries (including all extraordinary gains and losses and all expenses, amortization and charges associated with the Refinancing and the issuance of the LVSC Notes) shall be excluded, (ii) any change or reduction of net worth related to a conversion from flow-through tax entities to taxable entities shall be excluded, (iii) any change or reduction of net worth related to currency fluctuations or any conversion of currencies shall be excluded; and (iv) regardless whether Venetian is a Subsidiary of LVSI or is wholly-owned, Venetian shall be assumed at all times to be a wholly-owned Subsidiary of LVSI, and no effect shall be given to any preferred interest in Venetian for purposes of calculating Consolidated Net Worth.
     “Consolidated Senior Leverage Ratio” means, at any time of determination, the ratio of (a) Consolidated Total Senior Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of the most recently ended Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.
     “Consolidated Total Debt” means, as at any date of determination: ((i) the aggregate stated balance sheet amount of all Indebtedness of the Borrowers and their Restricted Subsidiaries (other than any Shareholder Subordinated Indebtedness), determined on a consolidated basis in accordance with GAAP; plus (ii) all Indebtedness of LVSC that is guaranteed by Borrowers and/or any of their respective Restricted Subsidiaries), less (iii) the “Mortgage Notes Repayment Expenses” (as defined in the Bank Credit Agreement as in effect on the date hereof).
     “Consolidated Total Senior Debt” means as at any date of determination, Consolidated Total Debt, less Indebtedness evidenced by the LVSC Notes, LVSC Permitted Indebtedness, Permitted Subordinated Indebtedness, and Indebtedness incurred under any Employee Repurchase Notes.
     “Construction Consultant” means Tishman Construction Corporation of Nevada, or any other person reasonably acceptable to the Administrative Agent designated from time to time to serve as the Construction Consultant.
     “Construction Consultant Certificate” means a certificate in the form of Exhibit B-3 and otherwise in form and substance reasonably satisfactory to Administrative Agent.
     “Construction Litigation” means the litigation arising out of the lawsuit filed by LVSI and Venetian against Lehrer McGovern Bovis Inc., a New York corporation (“Bovis”), in the United States District Court for the District of Nevada and the countersuit filed by Bovis against LVSI and Venetian and any other outstanding lawsuit, action, claim or Lien arising out of or relating to the construction of the Existing Facility, including any claim made or Lien filed by Bovis or any contractor or subcontractor or to the bonding company insuring over any Lien relating to or binding upon the Existing Facility or to Venetian, LVSI, or any of their Affiliates in connection therewith.

     “Construction Management Agreement” is defined in the Disbursement Agreement (as in effect on the date hereof (or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Hedging Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited. Notwithstanding the foregoing, Contingent Obligations shall not include any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due or are promptly paid when due.
     “Contracts” means, collectively, the contracts entered into, from time to time, between any Borrower(s) and any contractor for performance of services or sale of goods in connection with the design, engineering, installation or construction of the Phase II Project.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Conversion/Continuation Notice” means a notice substantially in the form of Exhibit B-4 annexed hereto delivered to the Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

     “Cooperation Agreement” means that certain Third Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of July 26, 2006, by and among Venetian, LCR, Grand Canal, Phase II Mall Subsidiary and Interface.
     “COREA” is defined in the Disbursement Agreement (as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “Designated FF&E” means all of the equipment, fixtures, furniture, furnishings and goods that are listed on Schedule A hereto.
     “Disbursement Account” is defined in the Disbursement Agreement (as in effect on the date hereof).
     “Disbursement Agent” has the meaning given in the Disbursement Agreement.
     “Disbursement Agreement” means the Master Disbursement Agreement, entered into among the Bank Administrative Agent, Goldman Sachs Credit Partners, Inc., as bank arranger, The Bank of Nova Scotia, as Disbursement Agent, LCR, the Phase II Mall Borrowers, and the administrative agent under the Mall Financing Agreement, dated as of September 30, 2004, as amended by that certain First Amendment to Master Disbursement Agreement, dated as of February 22, 2005, entered into among the Bank Administrative Agent, Goldman Sachs Credit Partners, Inc. and The Bank of Nova Scotia, as joint bank arranger, the other Bank Agents party thereto, The Bank of Nova Scotia, as Disbursement Agent, LCR, the Phase II Mall Borrowers and the administrative agent under the Mall Financing Agreement, and as further amended, supplemented, amended and restated, modified, replaced or extended from time to time.
     “Dollars” and the sign “$” mean the lawful money of the United States.
     “Domestic FF&E” means any equipment, fixtures, furniture, furnishings and other goods financed hereunder other than Imported FF&E.
     “Eligible Assignee” means (a) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other Person which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; (b) any Approved Fund; and (c) any Lender and any Affiliate of any Lender; provided that no Borrower, any Affiliate of the Borrowers, Adelson and/or his Affiliates

or Related Parties shall be an Eligible Assignee; provided further that so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino located in Singapore, Macau, the United Kingdom, Hungary, the States of Nevada, New Jersey, Pennsylvania or Michigan (or is an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition), (ii) Person that owns or operates a convention, trade show, conference center or exhibition facility in Singapore, Macau, the United Kingdom, Hungary, Las Vegas, Nevada or Clark County, Nevada or the States of New Jersey, Pennsylvania or Michigan (or an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition), or (iii) union pension fund (provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union), shall be an Eligible Assignee, in each case which Person shall not have been denied an approval or a license, or found unsuitable under the Nevada Gaming Laws applicable to Lenders.
     “Eligible FF&E” means all of the equipment, fixtures, furniture, furnishings and goods that are (a) Designated FF&E (or such other equipment, fixtures, furniture, furnishings and goods as may be reasonably acceptable to Administrative Agent), (b) owned by a Borrower (or to be owned by a Borrower upon or immediately following funding of the related Term Delayed Draw Loan hereunder) and (c) reflected in the most recent Borrowing Base Certificate delivered to Administrative Agent in connection with a Term Delayed Draw Loan pursuant to subsection 2.1, except any equipment, fixtures, furniture, furnishings and goods to which any of the exclusionary criteria set forth below applies (which may not be included in the Borrowing Base Certificate). Administrative Agent shall have the right, in consultation with the Borrowers, to establish, modify or eliminate Reserves against Eligible FF&E from time to time in its reasonable credit judgment. Eligible FF&E funded by any Term Delayed Draw Loan shall not include any equipment, fixtures, furniture, furnishings and goods of any Borrower, as the case may be, that:
     (i) has not been inspected by the Construction Consultant and found to conform, in all material respects, to its description in Schedule A unless otherwise approved by Administrative Agent;
     (ii) the invoice for such equipment, fixtures, furniture, furnishings and goods is not reasonably acceptable to Administrative Agent in form and substance;
     (iii) is purchased from an Affiliate of any Loan Party (except, in each case, to the extent that the circumstances and purchase details have been disclosed in writing to, and such purchase is at fair market value and on arms-length terms or is otherwise reasonably approved by, the Administrative Agent);
     (iv) is not owned (or will not be owned upon or immediately following funding of the related Term Delayed Draw Loan) by such Borrower free and clear of all Liens and rights of any other Person, except for the Liens in favor of (A) Administrative Agent, on behalf of the Secured Parties, (B) Liens in favor of any Bank Agent or any other Person which Liens shall be released on or prior to the date the applicable Term

Delayed Draw Loan is made with respect thereto and (C) other Permitted Liens that are either (x) subordinate to the Liens in favor of the Administrative Agent on behalf of the Secured Parties or (y) otherwise acceptable to the Administrative Agent);
     (v) is located outside of the United States;
     (vi) as to which Administrative Agent’s Lien, on behalf of itself and Lenders, therein is not a First Priority perfected Lien;
     (vii) is (A) to be used solely in the development or operation of the Phase II Mall or (B) otherwise not to be used in the development or operation of the Phase II Hotel/Casino or the Existing Facility;
     (viii) has not been delivered to or is not physically located at the site of the Phase II Hotel/Casino or the Existing Facility and installed or able to be installed in a reasonable period of time (to the extent installation is required), or is not held in safe custody pending such delivery and/or installation;
     (ix) fails to meet all of the following criteria: (i) is located on premises owned by a Borrower or leased by a Borrower, or is stored with a bailee, warehouseman or similar Person, and (ii) (w) if located on any premises owned by a Borrower and subject to any mortgage or deed of trust (other than any mortgage or deed of trust in favor of the Bank Agent and/or the Bank Lenders existing on the Closing Date), a satisfactory mortgagee waiver or other agreement has been delivered to Administrative Agent (it being understood that in connection with any refinancing of the Bank Credit Facility provisions substantially similar to the provisions in paragraph 3(f) of the Intercreditor Agreement will satisfy this subclause (w)), (x) if located on any premises leased by a Borrower, a satisfactory landlord waiver or other agreement has been delivered to the Administrative Agent or (y) if stored with a bailee, warehouseman or similar Person, a satisfactory bailee letter or other agreement, has been delivered to the Administrative Agent or, in the case of clauses (w), (x) and (y) Reserves satisfactory to Administrative Agent have been established with respect thereto;
     (x) was not acquired by a Borrower within six months (or, in the case of the initial Funding Date, 18 months) before the requested Funding Date therefor, was not new when acquired by such Borrower, is obsolete or, in Administrative Agent’s reasonable credit judgment, is damaged or is not fully assembled or able to be assembled in a reasonable period of time, in reasonably good working order and condition for its intended purpose;
     (xi) is not covered by applicable manufacturers’ warranties or casualty insurance reasonably acceptable to Administrative Agent;
     (xii) has failed to pass inspections or tests required by any Governmental Instrumentality, or failed to have any licenses, registrations or permits required by any Governmental Instrumentality as of the applicable date of such requirement, except, that any license, registration or permit that is not material may be obtained within five (5) Business Days of such requirement;

     (xiii) as to which any of the representations or warranties pertaining thereto set forth in the Loan Documents is untrue or incorrect in any material respect;
     (xiv) is (A) carpet, (B) tile or other floor covering, (C) wallpaper or other wall-covering, (D) eating utensils, dinnerware, glassware or other breakable kitchen-related items used in a kitchen, (E) curtains, (F) mattresses, linens or other items related to bedding, (G) a motor vehicle or (H) is a base for a slot machine or a stool to be used in conjunction with a slot machine unless, in each case, the related slot machine is also being financed with the proceeds of the Term Loans; or
     (xx) has intellectual property affixed thereto, embedded therein, or necessary to the operation thereof, and the transfer or assignment of any rights to such intellectual property will impede Administrative Agent in the exercise of its remedies, unless the inclusion of such equipment, fixture, furniture, furnishing and good is otherwise consented to by Administrative Agent.
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.
     “Employee Repurchase Notes” is defined in subsection 7.1(ix).
     “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Permits, or any other requirements of governmental authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrowers or any of their Subsidiaries or any of their Facilities, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Nevada Hazardous Materials law (NRS Chapter 459), the Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 to 444.650, inclusive), the Nevada Water Controls/Pollution law (NRS Chapter 445A), the Nevada Air Pollution law (NRS

Chapter 445B), the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive), the Nevada Control of Asbestos law (NRS 618.750 to 618.850), the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive), the Nevada Artificial Water Body Development Permit law (NRS 502.390), the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585), Endangered Flora Permit law (NRS 527.270), the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.), and the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrowers or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrowers or such Subsidiary and with respect to liabilities arising after such period for which Borrowers or such Subsidiary could be liable under the Code or ERISA.
     “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of

Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the PBGC of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.
     “Estimation Period” means the period for which a shareholder, partner or member, who is an individual is required to estimate for federal income tax purposes his allocation of taxable income from a Subchapter S corporation or any entity that is treated as a partnership for federal income tax purposes in connection with determining his estimated federal income tax liability for such period.
     “Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.
     “Event of Default” is defined in Section 8.
     “Event of Force Majeure” has the meaning given in the form of Disbursement Agreement.
     “Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral or any property or asset securing any Bank Credit Facility, any of the following: (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Excluded Subsidiary” means (a) Lido Casino Resort Holding Company, LLC, Interface, Phase II Mall Subsidiary, Phase II Mall Subsidiary Holdings, Venetian Interactive LLC, Sands Pennsylvania, Inc., Sands Bathworks Gaming, LLC and Silver State Marble LLC, (b) Venetian Venture Development Intermediate I and its Subsidiaries, Venetian Venture Development Intermediate II, Venetian Venture Development Intermediate Limited, VML US

Finance, LLC, Venetian Macau Finance Company, Venetian Macau Limited, Venetian Cotai Limited, Venetian Global Holdings Limited and its Subsidiaries, Venetian Orient Limited, World Sourcing Services Limited, Venetian Travel Limited, Venetian Marketing Services, Limited, and all other foreign Subsidiaries of LVSI (other than any foreign Subsidiaries designated as Non-Guarantor Restricted Subsidiaries pursuant to subsection 7.3(iii), (viii) or (xii) and any foreign Subsidiaries designated as Restricted Subsidiaries pursuant to subsection 7.18), and (c) any domestic entities formed after the Closing Date, substantially all of the operations of which are conducted outside the State of Nevada and that are designated as Excluded Subsidiaries by the Borrowers under subsection 7.3(iii), (viii) or (xii).
     “Existing Facility” means The Venetian Resort Hotel Casino, a Venetian-themed hotel, casino, retail, meeting and entertainment complex located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (located in Clark County, Nevada).
     “Existing FF&E Note” means that certain promissory note, dated as of September 12, 2003, executed by Venetian and LVSI and in favor of General Electric Capital Corporation.
     “Existing Site” means the land on which the Existing Facility is constructed.
     “Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrowers or any of their Restricted Subsidiaries.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “FF&E Deposit Loans” means any Bank Credit Facility Loans the proceeds of which are applied to fund advances or deposits with respect to Specified FF&E pursuant to the terms of the Disbursement Agreement.
     “Final Completion” is defined in the Disbursement Agreement (as in effect on the date hereof).
     “Final Completion Date” means the date on which Final Completion occurs.
     “Financial Plan” is defined in subsection 6.1(xiii).
     “First Priority” means, with respect to any Lien created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien (other than Permitted Liens arising solely by operation of law) to which such Collateral is subject.

     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means the fiscal year of the Borrowers ending on December 31 of each calendar year.
     “Foreign Excluded Subsidiaries” means foreign subsidiaries that are Excluded Subsidiaries.
     “Former Lender” is defined in subsection 10.7(a).
     “Funding and Payment Account” means (a) the following account of the Administrative Agent:
ABA No. 021 001 033
Account Number 50279513
Deutsche Bank, New York, New York
Account Name: GECC CIF Collection Account
Reference: Las Vegas Sands/CFN8634
or (b) such other account of the Administrative Agent or of a third party or sub-agent, as appropriate, as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower Representative and each Lender.
     “Funding Date” means the date of the funding of a Loan.
     “GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, in each case as the same are applicable to the circumstances as of the Closing Date.
     “Gaming License” means every license, franchise or other authorization to own, lease, operate or otherwise conduct gaming activities of the Borrowers or any of their Restricted Subsidiaries, including all such licenses granted under the Nevada Gaming Laws, and other applicable federal, state, foreign or local laws.
     “GE Capital” is defined in the preamble.
     “GGP” means GGP Limited Partnership, a Delaware limited partnership, and any successor thereto by merger or by operation of law.
     “Gondola Lease” means the Lease between Venetian and Grand Canal, dated as of May 17, 2004, with respect to the lease of the gondola amusement ride concession and related retail space.
     “Governmental Acts” is defined in subsection 3.5A.

     “Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including the Nevada Gaming Authorities, any zoning authority, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
     “Grand Canal” means Grand Canal Shops II, LLC.
     “Hard Costs” means, with respect to any equipment, fixtures, furniture, furnishings and other goods financed hereunder, an amount equal to the actual invoiced purchase price thereof (net of any and all discounts, credits, commissions, rebates and allowances) after excluding any installation costs, sales taxes, freight, delivery charges and other soft costs.
     “Harrah’s Lease” means that certain Agreement of Lease dated January 24, 2005 between Harrah’s Las Vegas, Inc. as landlord and LCR, as tenant.
     “Harrah’s Shared Roadway Agreement” means the Agreement, dated as of January 16, 1998, between Venetian and Harrah’s Casino Resort.
     “Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
     “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

     “Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.
     “HVAC Component” means, collectively (a) the Central Plant and (b) the “Other Facilities”, as defined in each HVAC Services Agreement (as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to each such defined term).
     “HVAC Ground Lease” means the Ground Lease made effective as of November 14, 1997, between Venetian and the HVAC Provider.
     “HVAC Provider” means Sempra Energy Solutions, a California corporation (successor to Atlantic-Pacific, Las Vegas LLC, a Delaware limited liability company) or its permitted successors under the HVAC Services Agreements.
     “HVAC Services Agreements” means collectively (a) the Energy Services Agreement, dated as of November 14, 1997, as amended on July 1, 1999, between Venetian and the HVAC Provider as modified by that certain settlement agreement dated as of April 25, 2005 and as further amended by an amendment dated as of July 1, 2006, (b) the HVAC Ground Lease, and (c) all other agreements between the HVAC Provider and the Borrowers or their Restricted Subsidiaries (and any amendments of such other agreements or the agreements described in clauses (a) or (b) above), as approved by the Administrative Agent, in its reasonable discretion.
     “IEL” means Interface Employee Leasing, LLC, a Nevada limited liability company.
     “Imported FF&E” means any equipment, furniture, fixtures, furnishings, goods or other items of personal property manufactured or assembled in, or sourced from, Asia and acquired (or to be acquired) by a Borrower directly from the manufacturer or assembler or indirectly through a supplier or other vendor.
     “Improvement Phasing Agreement” means the Improvement Phasing Agreement, dated on or about August 11, 2004, between Clark County, Nevada and LCR.
     “In Balance” has the meaning given in the Disbursement Agreement (as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Included Taxes” is defined in subsection 2.7B(i).
     “Indebtedness”, as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services

(excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), and (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Hedging Agreements constitute Contingent Obligations and not Indebtedness. Obligations under the HVAC Services Agreements shall be treated as service contracts or operating leases and not as Indebtedness. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP or (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due or (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance.
     “Indemnified Liabilities” is defined in subsection 10.3.
     “Indemnitees” is defined in subsection 10.3.
     “Independent Financial Advisor” means an accounting, appraisal or investment banking or financial advisory firm of nationally or internationally recognized standing that is not an Affiliate of LVSI and Adelson and his Related Parties.
     “Intercompany Mall Note” means that certain intercompany note made by Phase II Mall Subsidiary in favor of Venetian evidencing loans to finance the development and construction of the Phase II Mall, which note has been pledged as collateral pursuant to the Security Agreement (as defined in the Bank Credit Agreement).
     “Intercreditor Agreement” means the Agreement Among Creditors, dated as of the Closing Date, between the Administrative Agent and Bank Administrative Agent attached hereto as Exhibit G.
     “Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Payment Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each Quarterly Payment Date.
     “Interest Period” is defined in subsection 2.2B.
     “Interest Rate Determination Date” means, with respect to any Interest Period, two Business Days prior to the first day of such Interest Period.
     “Interface” means Interface Group-Nevada, Inc., a Nevada corporation.
     “Interface Holding” means Interface Group Holding Company, Inc., a Nevada corporation.
     “Interface Parent” means Interface Group–Nevada Parent, Inc., a Nevada corporation.

     “Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any equity Securities of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon or repayments thereof.
     “Joint Venture” means a Supplier Joint Venture or any other joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
     “LCR” is defined in the preamble.
     “LCR Holdings’’ means Lido Intermediate Holding Company, LLC, a Delaware limited liability company, and a wholly-owned Subsidiary of Venetian.
     “Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Instrumentality having jurisdiction over the matter in question.
     “Lender” and “Lenders” is defined in the preamble, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Lien Protection Account” has the meaning given in the Disbursement Agreement (as in effect on the date hereof).
     “Loan” or “Loans” means one or more of the Term Loans or any combination thereof.
     “Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents and each other agreement that expressly states by its terms that it is a Loan Document.

     “Loan Party” means each Borrower, Subsidiary Guarantor and Restricted Subsidiary which hereafter executes and delivers a supplement to the Subsidiary Guaranty and the Security Agreement in accordance with subsection 6.11A, which may hereafter become a party to any Loan Document and “Loan Parties” means all such Persons, collectively.
     “LVSC” means Las Vegas Sands Corp., a Nevada corporation and its successors.
     “LVSC Corporate Services Agreement” means the Services Agreement, dated as of February 17, 2005, between LVSC and LVSI.
     “LVSC Notes” means (x) $250.0 million in principal amount of 6.375% Senior Notes issued by LVSC due 2015 and (y) Indebtedness issued in exchange for, or the proceeds of which are used to repay, refinance, renew, substitute, refund or defease the Indebtedness evidenced by the LVSC Notes; provided that with respect to the Indebtedness referred to in clause (y), (a) no Potential Event of Default or Event of Default shall be caused by the incurrence thereof (including the use of the proceeds thereof to refinance, replace, substitute or refund the LVSC Notes), (b) the principal amount of such Indebtedness shall not exceed the principal amount of LVSC Notes so refinanced, renewed, replaced, substituted or refunded (plus Refinancing Fees), (c) there shall be no scheduled amortization of principal on any portion of such Indebtedness until a date six months following the final maturity date of the Loans and (d) the applicable final maturity date of any tranche of such Indebtedness shall not be earlier than the date six months following the final maturity date of the Loans.
     “LVSC Notes Documents” means the LVSC Notes, the LVSC Notes Indenture and the guarantees thereof.
     “LVSC Notes Indenture” means the Indenture dated as of February 10, 2005 between LVSC and the LVSC Notes Indenture Trustee as supplemented by a Supplemental Indenture, dated as of February 22, 2005, among LVSC, the subsidiary guarantors party thereto and the LVSC Notes Indenture Trustee.
     “LVSC Notes Indenture Trustee” means U.S. Bank National Association in its capacity as the trustee under the LVSC Notes Indenture and its successors in such capacity.
     “LVSC Permitted Indebtedness” shall mean Indebtedness of LVSC; provided that (a) no Potential Event of Default or Event of Default shall be caused by the incurrence thereof or of any related guarantees; (b) there shall be no scheduled amortization of principal on any portion of such LVSC Permitted Indebtedness until a date six months following the final maturity date of the Loans; (c) the applicable final maturity date of such LVSC Permitted Indebtedness shall be a date not earlier than six months following the final maturity date of the Loans; (d) the covenants, defaults (and events of default), redemption and other prepayment events, remedies, acceleration rights, subordination provisions and other material terms applicable to such LVSC Permitted Indebtedness shall be no more restrictive to the Borrowers, taken as a whole, than such provisions contained in either (i) any Bank Credit Agreement or (ii) this Agreement, as reasonably determined by the Board of Directors of LVSC; and (e) such Indebtedness, any related guarantees or any related Contingent Obligations shall not be secured by any assets or property of the Borrowers or any Restricted Subsidiary; provided, further, that up to $50.0 million of LVSC Permitted Indebtedness shall not be subject to the provisions of subsections (b), (c) and (d) hereof.
     “LVSC Permitted Credit Facility Refinancing Indebtedness” means LVSC Permitted Indebtedness issued in exchange for, or the proceeds of which are used to permanently repay, refinance, substitute or refund the “Term B Loans” under the Bank Credit Agreement; provided that the principal amount of such LVSC Permitted Credit Facility Refinancing Indebtedness shall not exceed the principal amount of such “Term B Loans”, as refinanced, substituted or refunded (plus Refinancing Fees).
     “LVSI” is defined in the preamble.
     “Macau” means the Macau Special Administrative Region of the People’s Republic of China.
     “Macau Excluded Subsidiaries” means Venetian Macau Finance Company, Venetian Macau, Limited, Venetian Cotai Limited, Venetian Venture Development Intermediate Limited, Venetian Venture Development Intermediate II, Venetian Venture Development Intermediate I, Venetian Global Holdings Limited, Venetian Resort Development Limited, VML US Finance, LLC, Venetian Orient Limited, Venetian Travel Limited, and any other Person in which Borrower or any Subsidiary Guarantor has at any time, directly or indirectly, an Investment, whose purpose is to own, manage, develop, construct, maintain or operate the Macau Project or any other project in the People’s Republic of China or assist in any of the foregoing, or any Person which owns any such Person, in each case which is an Excluded Subsidiary.
     “Macau Project” means one or more hotels, casinos, conference centers and retail and entertainment complexes owned and operated by certain Affiliates of the Borrowers in Macau pursuant to a sub-concession approved by the Government of Macau.
     “MAI Appraisal” means an appraisal conducted by a member of the Appraisal Institute in accordance with the standards of the Appraisal Institute.
     “Mall Financing Agreement” means the Construction Loan Agreement dated September 30, 2004 among the Phase II Mall Borrowers, The Bank of Nova Scotia as administrative agent, and the lenders party thereto, pursuant to which the lenders thereunder have agreed to provide certain loans to the Phase II Mall Borrowers, together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time (including all mortgages, guarantees, security agreements and all other collateral and security documents), in each case as such agreements, instruments and documents may be amended (including any amendment and restatement thereof) or otherwise modified from time to time.
     “Mall Permitted Refinancing Indebtedness” means Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, Indebtedness evidenced by the Mall Financing Agreement; provided that (a) the principal amount of such Mall Permitted Refinancing Indebtedness shall not exceed the principal amount of Indebtedness under the Mall Financing Agreement so extended, refinanced, renewed, replaced, substituted or refunded (plus Refinancing Fees), and (b) the terms of such Mall Permitted Refinancing Indebtedness shall not be (in the good faith judgment of the Borrowers), taken as a whole, materially worse for the Phase II Mall Borrowers or the Lenders than the terms of the Mall Financing Agreement as then in effect.
     “Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Master Lease” is defined in the Disbursement Agreement (as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of either (i) Borrowers and their Restricted Subsidiaries, taken as a whole or (ii) the Borrowers and their Subsidiaries, taken as a whole or (b) the material impairment of the ability of any Loan Party to observe or perform, or of the Administrative Agent or Lenders to enforce, the Obligations; or (c) a material adverse effect on the Collateral taken as a whole.
     “Material Contract” means any Contract or other arrangement to which any Borrower(s) or any of their Restricted Subsidiaries are a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means June 15, 2011.
     “Maximum Consolidated Capital Expenditures Amount” is defined in subsection 7.14.
     “Moody’s” means Moody’s Investor Services, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by the Borrowers with the written consent of the Administrative Agent (such consent not to be unreasonably withheld).
     “Mortgage Policy” is defined in subsection 4.1D(ii) of the Bank Credit Agreement (as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “Net Collateral Sale Proceeds” means the aggregate cash proceeds received by any Borrower or any of its Restricted Subsidiaries in respect of any Collateral Sale, net of (a) the direct costs relating to such Collateral Sale (including legal, accounting and investment banking fees and expenses, or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or broker’s commission), and any relocation expenses incurred as a result thereof and taxes paid or payable as result thereof (including any such taxes paid or payable by an owner of any Borrower or any of its Restricted Subsidiaries), and (b) any

reserve for adjustment in respect of the sale price of the Collateral disposed of or any liabilities associated with such Collateral in such Collateral Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the Collateral disposed of in the Collateral Sale and retained by a Borrower or any Restricted Subsidiary.
     “Net Loss Proceeds” means the aggregate cash proceeds received by any Borrower or any of its Restricted Subsidiaries in respect of any Event of Loss, including insurance proceeds and proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of any Borrower or any of its Restricted Subsidiaries), and any amounts required to be reinvested in other assets or expended or applied to restore or replace any property or assets, pursuant to the Cooperation Agreement to the extent so reinvested, expended or applied and, if derived from assets other than the Collateral, amounts required to be applied to the repayment of any Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Borrower or such Restricted Subsidiary to the extent so reinvested) which is prior to the Liens securing the Bank Credit Facility on the asset or assets that are the subject of the Event of Loss. Notwithstanding the foregoing, all proceeds of so-called “liquidated damages”, “subguard” and “business interruption” insurance policies shall not be Net Loss Proceeds.
     “Net Pension Proceeds” is defined in subsection 2.4B(iii)(c).
     “Net Proceeds” is defined in subsection 2.4B(iii)(d).
     “Net Proceeds Amount” is defined in subsection 2.4B(iii)(e).
     “Nevada Gaming Authorities” shall mean, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.
     “Nevada Gaming Laws” shall mean the Nevada Gaming Control Act, as modified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.
     “Non-Guarantor Restricted Subsidiary” means: (i) certain foreign subsidiaries designated as such by the Borrowers pursuant to the terms hereof (which shall on the Closing Date include Venetian Far East Limited); and (ii) Grand Canal Shops Mall MM Subsidiary, Inc. and its Subsidiaries.
     “Non-Recourse Financing” means Indebtedness incurred in connection with the construction, installation, purchase or lease of personal or real property or equipment or Specified FF&E (a) as to which the lender upon default may seek recourse or payment against a Borrower or any of its Restricted Subsidiaries only through the return or foreclosure or sale of the property or equipment or the Specified FF&E so constructed, purchased or leased and to any proceeds of such property and Indebtedness and the related collateral account in which such proceeds are held and (b) may not otherwise assert a valid claim for payment on such

Indebtedness against a Borrower or any of its Restricted Subsidiaries or any other property of a Borrower or any of its Restricted Subsidiaries, except, in each of the foregoing clauses (a) and (b), in the case of customary non-recourse exceptions, including fraud and environmental indemnities.
     “Non-US Lender” is defined in subsection 2.7B(iii)(a).
     “Notes” means one or more of the Term Notes, or any combination thereof.
     “Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents and/or Lenders under the Loan Documents, whether for principal, interest, premium, if any, fees, expenses, indemnification or otherwise including interest accruing on the Loans during the pendency of any proceeding of the type described in subsections 8.6 or 8.7, whether or not allowed in such proceeding.
     “Office Space Lease” means the Lease between Venetian and Grand Canal, dated as of May 17, 2004, with respect to the lease of certain office space to Venetian.
     “Officers’ Certificate” means, as applied to any corporation or other entity, a certificate executed on behalf of such corporation or other entity by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer, Vice President - Finance or its treasurer (in each case in their capacity as such officer) or, if such entity does not have any such officer, any such officer of its managing member or managing partner, as applicable.
     “Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.
     “Operative Documents” means the Loan Documents, the LVSC Notes Documents as to which the Borrowers or any of the Restricted Subsidiaries are a party, documents related to LVSC Permitted Indebtedness guaranteed by the Borrowers or their Restricted Subsidiaries as to which the Borrowers or any of their Restricted Subsidiaries are a party, the Bank Credit Facility Documents, the Resort Complex Operative Documents and the Project Documents.
     “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (e) with respect to any other entity, its equivalent organizational, governing documents.
     “Other FF&E Facility” means any credit facility, vendor financing, mortgage financing, purchase money obligation, capital lease or similar arrangement incurred to finance or refinance construction, purchase or lease of furniture, fixtures, equipment (including Specified FF&E) or other real or personal property acquired after February 22, 2005 pursuant to subsections 7.1(vii), (xi) or (xviii) (but in each case excluding any Collateral).

     “Other Indebtedness” means the Indebtedness of any Borrower or any of its Restricted Subsidiaries incurred under any Employee Repurchase Note.
     “Outside Completion Deadline” means March 1, 2008, as the same may be from time to time extended pursuant to Section 6.3 of the Disbursement Agreement (as in effect on the date hereof).
     “Patriot Act” is defined in subsection 10.22.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.
     “Percentage” means, as the context may require, any Lender’s Term Delayed Draw Percentage or Term Funded Percentage.
     “Permits” means all material authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Instrumentalities necessary for the realization of the Phase II Project in accordance with the Project Documents and the Resort Complex Operative Documents, the Plans and Specifications, the Project Budget, and any other material building, construction, land use, environmental or other material permit, license, franchise, approval, consent and authorization (including planning board approvals from applicable Governmental Instrumentalities and approvals required under the Nevada Gaming Laws) required for or in connection with the construction, ownership, use, occupation and operation of the Phase II Project and the transactions provided for in this Agreement and the other Operative Documents.
     “Permitted Employee Repurchases” is defined in subsection 7.1(ix).
     “Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):
     (i) Liens on Collateral granted pursuant to the Collateral Documents;
     (ii) Liens on assets other than Collateral securing Indebtedness permitted under subsection 7.1(vii), provided that such Liens extend only to the real property or personal property and any related assets that are constructed, purchased or leased with the proceeds of such Non-Recourse Financing and to any proceeds of such property or Indebtedness and related collateral accounts in which such proceeds are held, and such property is constructed, leased or acquired within 180 days of the incurrence of such Indebtedness or the drawing of such funds;
     (iii) Liens on assets other than Collateral securing Indebtedness and Contingent Liabilities permitted under subsections 7.1 (x) or (xvi) and Contingent Obligations relating thereto permitted under subsection 7.4;

     (iv) Liens on assets other than Collateral existing on the Closing Date and described in Schedule 7.2 annexed hereto;
     (v) other Liens on assets other than Collateral securing Indebtedness in an aggregate amount not to exceed $15,000,000 at any time outstanding;
     (vi) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;
     (vii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business or in connection with the construction of the Resort Complex (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves (including through funds on deposit in the Lien Protection Account which, in the aggregate with all amounts on deposit therein shall not exceed $20,000,000) or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral or any property or assets securing any Bank Credit Facility, such contest proceedings conclusively operate to stay the sale of any portion of such collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which the Borrowers have obtained a title insurance endorsement insuring against losses arising therewith or if such Lien arises in the ordinary course of business or in the construction of the Resort Complex, the Borrowers have bonded such Lien within a reasonable time after becoming aware of the existence thereof (provided that in connection with any Lien on Collateral, such title insurance or bonding is reasonably acceptable to the Administrative Agent);
     (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the construction of the Resort Complex (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the Collateral or any property or assets securing any Bank Credit Facility, such contest proceedings conclusively operate to stay the sale of any portion of such collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which the Borrowers have obtained a title insurance endorsement insuring against losses arising therewith or if such Lien arises in the ordinary course of business or in the construction of the Resort Complex, the Borrowers have bonded such Lien within a reasonable time after becoming aware of the existence thereof (provided that in connection with any Collateral, such title insurance or bonding is reasonably acceptable to the Administrative Agent);
     (ix) (a) Liens on assets other than Collateral to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling the Borrowers or a Restricted Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements, or (b) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8; provided that such Liens referred to in this clause (ix) to the extent such liens secure Indebtedness, shall not exceed the amounts specified in subsection 7.1(viii);
     (x) leases or subleases with respect to assets other than Collateral granted to third parties in accordance with any applicable terms of this Agreement and the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of a Borrower or any of its Restricted Subsidiaries;
     (xi) (a) easements, rights-of-way, avagational servitudes, restrictions, encroachments, and other minor defects or irregularities in title and other similar charges or encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of a Borrower or any of its Restricted Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations and (b) any Liens or other exceptions to title that appear in the Mortgage Policy, as the same may be updated from time to time in accordance with subsection 4.2D of the Bank Credit Agreement;
     (xii) leases with respect to assets other than Collateral permitted under subsection 7.7(vii), (x), (xx), (xxi) and (xxv) and any leasehold mortgage in favor of any party financing the lessee under any lease permitted under subsection 7.7(vii), (x), (xx) and (xxi), provided that none of the Borrowers nor any of their Restricted Subsidiaries is liable for the payment of any principal of, or interest, premiums or fees on, such financing;
     (xiii) Liens on real property of Borrowers (other than Collateral) arising pursuant to the Harrah’s Shared Roadway Agreement and any similar Liens arising pursuant to any amendments thereto or required under a lease or other transaction relating to the construction of a parking garage on real property owned by Harrah’s Casino Resort adjacent to the Existing Site;
     (xiv) Liens arising from filing UCC financing statements relating solely to leases of assets other than Collateral permitted by this Agreement;
     (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (xvi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
     (xvii) licenses of patents, trademarks and other intellectual property rights granted by a Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Borrower or such Restricted Subsidiary;
     (xviii) (a) Liens on assets other than Collateral created under the HVAC Services Agreements and (b) easements, access rights, licenses-to-use or similar agreements with respect to the Collateral provided for under the HVAC Services Agreements, in each case, as in effect on the date hereof or substantially similar in nature to those so in effect;
     (xix) Liens on assets other than Collateral created under the Predevelopment Agreement and the Improvement Phasing Agreement;
     (xx) Liens on assets other than Collateral incurred in connection with Hedging Agreements in respect of any Indebtedness; provided that such Liens only extend to the collateral securing such Indebtedness with the same priority thereto;
     (xxi) Liens on assets (other than Collateral) securing any obligations under any Bank Credit Facility; provided, that (i) in the case of the Bank Credit Facility existing on the Closing Date, the Administrative Agent and the Bank Administrative Agent shall have entered into the Intercreditor Agreement and (ii) in the case of any other Bank Credit Facility, the Administrative Agent shall have entered into an intercreditor agreement (in substantially the same form as the Intercreditor Agreement or otherwise reasonably satisfactory to the Administrative Agent) or an amendment to the Intercreditor Agreement with the Bank Administrative Agent reasonably satisfactory to the Administrative Agent for such other Bank Credit Facility and all other relevant parties thereto;
     (xxii) Liens contemplated by the Cooperation Agreement;
     (xxiii) Liens on assets other than Collateral securing Indebtedness permitted pursuant to (a) subsections 7.1(v), (vi), (viii) and (xvii) and (b) subsections 7.1(xi) and (xiv);
     (xxiv) Liens on property other than Collateral of a Person existing at the time such Person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, one of the Borrowers or any Restricted Subsidiary of the Borrowers; provided, that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with one of the Borrowers or such Restricted Subsidiary;
     (xxv) Liens on property other than Collateral existing at the time of acquisition thereof by the Borrowers or any Restricted Subsidiary of the Borrowers;

provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;
     (xxvi) Liens on assets other than Collateral incurred in connection with the construction of a pedestrian bridge over Las Vegas Boulevard and Sands Avenue provided that such Liens will not (i) materially interfere with, impair or detract from the operation of the business of Borrower and their Subsidiaries or the construction or operation of the Resort Complex and (ii) cause a material decrease in the value of the Collateral;
     (xxvii) easements, restrictions, rights of way, encroachments and other minor defects or irregularities in title incurred in connection with the traffic study relating to increased traffic on Las Vegas Boulevard and Sands Avenue as a result of completion of the Resort Complex;
     (xxviii) [Intentionally Omitted];
     (xxix) Liens on assets other than Collateral incurred in connection with the exchange of or other transaction with respect to the Central Park West Site in accordance with the terms of subsection 7.7(xxiv); and
     (xxx) Liens incurred in the ordinary course of business in favor of entities acting as agent on behalf of a Loan Party for the purposes of performing duties in connection with the entry and release of goods, post entry services and other dealings with U.S. Customs and Border Protection pursuant to a customs power of attorney or similar arrangement; provided that such Liens shall be limited to assets in the actual or constructive possession or control of such agent;
provided that other than with respect to Liens of the type set forth under clauses (i) through (iv), (v), (ix), (xii), (xx), (xxi), and (xxiii) through (xxv), (xxviii) and (xxx) above, such Liens do not secure Indebtedness for borrowed money.
     “Permitted Subordinated Indebtedness” means any Indebtedness of the Borrowers or any Subsidiary Guarantor (a) for which no installment of principal matures earlier than twelve months after the Maturity Date and (b) for which the payment of principal and interest is subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms reasonably satisfactory to the Administrative Agent.
     “Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

     “Phase I Mall Operative Documents” means the Office Space Lease, the Gondola Lease, the Theater Lease, and the Casino Level Mall Lease.
     “Phase II Hotel/Casino” means the portion of the Phase II Project which consists of an approximately 3,000-room hotel, casino and meeting complex (commonly known as the “Palazzo”) owned by LCR, to be designed, developed, constructed and operated by LCR, excluding the Phase II Mall and certain space leased by LCR to the Phase II Mall Subsidiary pursuant to the terms of the Master Lease.
     “Phase II Hotel/Casino Equity Account” has the meaning given in the Disbursement Agreement.
     “Phase II Mall’’ means a commercial mall facility to be built in connection with the Phase II Project to be located within certain airspace within the Phase II Project a portion of which (i) has been leased by Phase II Mall Subsidiary from LCR pursuant to the Phase II Mall Lease and which shall eventually be transferred from LCR to the Phase II Mall Subsidiary upon its designation as a separate legal parcel in accordance with the Disbursement Agreement, (ii) has been leased by Phase II Mall Subsidiary pursuant to the Walgreens Lease, and (iii) shall be leased by Phase II Mall Subsidiary from LCR pursuant to the Master Lease.
     “Phase II Mall Air Parcel” has the meaning given in the Disbursement Agreement.
     “Phase II Mall Borrower Taxes” is defined in subsection 6.3C.
     “Phase II Mall Borrowers” means the Phase II Mall Subsidiary and Phase II Mall Subsidiary Holdings.
     “Phase II Mall Lease” means that certain Indenture of Lease, dated September 30, 2004 by and between LCR and the Phase II Mall Subsidiary.
     “Phase II Mall Outside Substantial Completion Date” means the “Outside Substantial Completion Date” as defined in Section 7.1(a) of the Phase II Mall Sale Agreement (as in effect on the date hereof).
     “Phase II Mall Sale” means the sale of the equity interests in the Phase II Mall Subsidiary pursuant to the terms of the Phase II Mall Sale Agreement.
     “Phase II Mall Sale Agreement” means that certain Agreement, dated as of April 12, 2004, as amended, between LCR and GGP, as amended and assigned by LCR to Phase II Mall Subsidiary Holdings pursuant to the terms of that certain Assignment and Assumption Agreement and First Amendment to Agreement, dated as of September 30, 2004, among LCR, as the assignor, Phase II Mall Subsidiary Holdings, as the assignee, and GGP.
     “Phase II Mall Sale Reimbursement Agreement” means that certain Reimbursement Agreement, dated September 30, 2004 between LCR and Phase II Mall Subsidiary Holdings.

     “Phase II Mall Sale Reserve Account” means the reserve account to be established by Phase II Mall Subsidiary Holdings pursuant to the terms of the Phase II Mall Sale Reimbursement Agreement and pledged to LCR thereunder.
     “Phase II Mall Subsidiary” means Phase II Mall Subsidiary, LLC, a Delaware limited liability company, and a wholly-owned direct Subsidiary of Phase II Mall Subsidiary Holdings.
     “Phase II Mall Subsidiary Holdings” means Phase II Mall Holding, LLC, a Nevada limited liability company, and a wholly-owned indirect Subsidiary of LCR Holdings.
     “Phase II Mall Substantial Completion” is defined in the Disbursement Agreement (as in effect on the date hereof).
     “Phase II Project” means an approximately 3,000 room hotel, casino, retail and meeting complex (commonly known as The Palazzo Resort Hotel Casino) to be integrated with the Existing Facility and located on approximately 14 acres of land adjacent to the Existing Facility, which will include the Phase II Mall and certain retail stores which will be leased by LCR to the Phase II Mall Subsidiary pursuant to the terms of the Master Lease.
     “Phase II Project Costs” means costs related to the design, development, construction, engineering, procurement and pre-opening of the Phase II Project (other than such costs related or allocable to the Phase II Mall) incurred prior to the Final Completion Date, in no event including operating costs of the Phase II Project after the Substantial Completion Date.
     “Plans and Specifications” has the meaning given in the Disbursement Agreement.
     “Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     “Predevelopment Agreement” means the Sands Resort Hotel Casino Agreement, dated as of February 18, 1997, amended as of September 16, 1997, between Clark County, Nevada and LVSI.
     “Pre-IPO Distribution” means the distribution by LVSI to its shareholders that was declared on December 12, 2004 and paid on January 10, 2005.
     “Prime Rate” means the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Prior Transactions” means:
     (i) 100% of the membership interests in Grand Canal were sold to GGP for net cash proceeds at closing of at least $515,000,000;

     (ii) Lido Casino Resort Holding Company distributed 100% of the membership interests of LCR to LCR Holdings;
     (iii) Venetian established Phase II Mall Subsidiary Holdings and the Phase II Mall Subsidiary;
     (iv) Adelson contributed 100% of the equity interests of Interface Holdings Company, Inc, to LVSI, LVSI made an equity contribution of approximately $27,000,000 to Interface, and Interface applied a portion of the proceeds of such equity to the prepayment of pre-existing indebtedness of Interface; and
     (v) Interface repaid all of its remaining pre-existing indebtedness with the proceeds of a commercial mortgage loan of $100,000,000.
     “Proceedings” is defined in subsection 6.1(x).
     “Procurement Services Agreement” means the Corporate Services Agreement effective as of March 1, 2005 among LVSI, Venetian Macau Limited and World Sourcing Services Limited.
     “Project Budget” is defined in the Disbursement Agreement (as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Project Documents” means the Phase II Mall Lease, the Phase II Mall Sale Agreement, the Construction Management Agreement, the COREA and any document or agreement related to the design, development, construction or pre-opening of the Phase II Project and entered into on, prior to or after the Closing Date, in accordance with subsection 7.13.
     “Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loans of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders, (b) with respect to all payments, computations and other matters relating to the Term Delayed Draw Loan Commitment or the Term Delayed Draw Loans of any Lender, the percentage obtained by dividing (i) the Term Delayed Draw Loan Exposure of that Lender by (ii) the aggregate Term Delayed Draw Loan Exposure of all Lenders, (c) with respect to all payments, computations and other matters relating to the Term Funded Loan Commitment or the Term Funded Loans of any Lender, the percentage obtained by dividing (i) the Term Funded Loan Exposure of that Lender by (ii) the aggregate Term Funded Loan Exposure of all Lenders, and (d) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (a), (b), (c) and (d) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.
     “Quarterly Date” means March 31, June 30, September 30 and December 31.

     “Quarterly Payment Date” means each April 1, July 1, October 1, and January 1.
     “Rating Agencies” is defined in the definition of “Cash Equivalents”.
     “Refinancing” means the refinancing of the all amounts outstanding under the Existing FF&E Note.
     “Refinancing Fees” means with respect to any extension, refinancing, defeasance, renewal, replacement, substitution, refunding, repurchase, repayment or redemption of Indebtedness, or any tender for or call of Indebtedness, any reasonable fees, expenses, premiums, make-whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.
     “Register” is defined in subsection 2.1D(i).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Parties” means: (a) Family Members (defined below); (b) directors of LVSC, LVSI or Venetian and employees of LVSC, LVSI or Venetian who are senior managers or officers of LVSC, LVSI, Venetian, Interface or any of their Affiliates; (c) any Person who receives an interest in LVSC, LVSI or Venetian from any individual referenced in clauses (a)-(b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clauses (a)-(c); (e) a trust for the benefit of one or more of the individuals referenced in clauses (a)-(c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a)-(e). For the purpose of this paragraph, a “Family Member” shall include: (a) Sheldon G. Adelson; (b) Dr. Miriam Adelson; (c) any sibling of either of the foregoing; (d) any issue of any one or more of the individuals referenced in the preceding clauses (a)-(c); and (e) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (a)-(d).
     “Related Soft Costs” means, with respect to any equipment, fixtures, furniture, furnishings and other goods financed hereunder, the invoiced price (net of any and all discounts, credits, commissions, rebates and allowances) of the installation costs, storage costs, insurance, sales, use, value added and similar taxes, freight and delivery charges and (to the extent, specifically disclosed to, and approved by, the Administrative Agent) administrative costs in each case related to such equipment, fixtures, furniture, furnishings and other goods.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
     “Requisite Lenders” means (a) at any time that GE Capital as a Lender holds more than 50% of the sum of the aggregate outstanding principal amount of all Loans and unused amount of the Commitments of all Lenders (and provided that there are then at least two other Lenders which are not Affiliates of each other), at least two Lenders then holding more than 50% of the sum of the aggregate outstanding principal amount of all Loans and unused amount of the Commitments of all Lenders and (b) at any other time, one or more Lenders then holding more than 50% of the sum of the aggregate outstanding principal amount of all Loans and unused amount of the Commitments of all Lenders.
     “Reserves” means, with respect to any Borrowing Base, reserves established by Administrative Agent from time to time in its reasonable discretion against Eligible FF&E pursuant to this Agreement.
     “Resort Complex” means the Existing Facility and the Phase II Project.
     “Resort Complex Operative Documents” means the Cooperation Agreement, the Harrah’s Shared Roadway Agreement, the HVAC Services Agreements, the Phase I Mall Operative Documents, the Predevelopment Agreement, the Improvement Phasing Agreement, the Services Agreement, the Site Easements, the Master Lease, and the Walgreens’ Lease.
     “Replacement Collateral” has the meaning ascribed to it in subsection 6.4D.
     “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity Securities of any Borrower now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of equity Securities to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of any Borrower now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity Securities of any Borrower now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to the Employee Repurchase Notes and Permitted Subordinated Indebtedness.
     “Restricted Subsidiary” means each Subsidiary of LVSI (other than Venetian) that is not an Excluded Subsidiary.
     “SECC” means the exposition and meeting facilities commonly known as the Sands Expo and Convention Center.
     “Secured Parties” means, collectively, the Agents and Lenders.
     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Security Agreement” means the Security Agreement executed and delivered by each Borrower and each Subsidiary Guarantor, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.
     “Senior Management” means with respect to any Borrower, the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or any Executive Vice President or Senior Vice President of such Borrower.
     “Services Agreement” means the amended and restated Services Agreement, dated as of November 14, 1997, among LVSI, Interface, Interface Group Holding Company, Inc., and the parties stated on the schedule thereto, as assigned by that certain Assignment and Assumption Agreement, dated as of November 8, 2004, by and among LVSI, Interface Holding, Interface, the parties stated on the schedule thereto and Interface Operations LLC.
     “Shareholder Subordinated Indebtedness” means Permitted Subordinated Indebtedness held by Adelson, his Affiliates and/or his Related Parties that has a maturity date after the Maturity Date of the Term Loans, that does not pay any cash interest, that does not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that does not contain any cross-default provisions to any other Indebtedness of such obligor(s).
     “Site” means the real property consisting of approximately 14 acres adjoining the Existing Site and owned by LCR.
     “Site Easement” means any easement appurtenant, easement in gross, license agreement and other right running for the benefit of the Borrowers, the Existing Facility, the Phase II Project, the HVAC Component or appurtenant to the Site and/or the Existing Site which benefits or burdens the Resort Complex, including those certain easements and licenses described in the Title Insurance Policies.
     “Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Specified FF&E” means any furniture, fixtures, equipment and other personal property that is acquired after the Closing Date and financed or refinanced with the proceeds from an Other FF&E Facility and not with the proceeds of any borrowings made under this Agreement (other than costs related to transportation, installation and sales taxes), including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like); all licenses (other than Gaming Licenses), warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property; and to the extent not otherwise included, all proceeds (including insurance proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including collateral accounts) and such other collateral reasonably determined by the Administrative Agent in its reasonable discretion; provided that Specified FF&E shall not include the Collateral.
     “Stop Funding Notice” is defined in the Disbursement Agreement (as in effect on the date hereof) and includes any substantially similar notice that has the effect of stopping disbursements under the Disbursement Agreement.
     “Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, general or limited partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.
     “Subsidiary Guarantor” means each Restricted Subsidiary that is not a Non-Guarantor Restricted Subsidiary.
     “Subsidiary Guaranty” means the Subsidiary Guaranty, dated as of the Closing Date, executed and delivered by each Subsidiary Guarantor and attached hereto as Exhibit F.
     “Substantial Completion” has the meaning given in the Disbursement Agreement (as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term).
     “Substantial Completion Date” means the date on which Substantial Completion occurs.
     “Substitute Lender” is defined in subsection 10.7(a).
     “Supplemental Agent” is defined in subsection 9.1B.

     “Supplier Joint Venture” means any Person that supplies or provides materials or services to any Borrower or any contractor in the Resort Complex and in which a Borrower or one of its Restricted Subsidiaries have Investments.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by the Borrowers with the written consent of the Administrative Agent (such consent not to be unreasonably withheld).
     “Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).
     “Term Delayed Draw Loan” is defined in subsection 2.1A(ii).
     “Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into among LVSC, LVSI, VCR, LCR and certain other subsidiaries of LVSI substantially in the form attached hereto as Exhibit L.
     “Term Delayed Draw Loan Commitment” means the commitment of a Lender to make a Term Delayed Draw Loan to the Borrowers pursuant to subsection 2.1A(ii) of this Agreement, and “Term Delayed Draw Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term Delayed Draw Loan Commitment Amount” means $135,000,000.
     “Term Delayed Draw Loan Commitment Termination Date” means the earlier of (a) the occurrence of a Commitment Termination Event, (b) the date on which the full amount of Term Loans available to be borrowed have been borrowed or (c) December 31, 2007.
     “Term Delayed Draw Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Term Delayed Draw Loan Commitment Termination Date, that Lender’s Term Delayed Draw Loan Commitment and the aggregate outstanding principal amount of the Term Delayed Draw Loans made by that Lender and (b) after the Term Delayed Draw Loan Commitment Termination Date, the outstanding principal amount of the Term Delayed Draw Loans made by that Lender.
     “Term Delayed Draw Loan Lender” is defined in subsection 2.1A(ii).

     “Term Delayed Draw Percentage” means, relative to any Lender, the applicable percentage relating to Term Delayed Draw Loans set forth opposite its name on Schedule 2.1 hereto under the Term Delayed Draw Loan Commitment column or set forth in a Assignment Agreement under the Term Delayed Draw Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Term Delayed Draw Loan Commitment if its percentage under the Term Delayed Draw Loan Commitment column is zero.
     “Term Funded Loan” means a Term Funded Loan made by a Lender to Borrowers pursuant to subsection 2.1A(i).
     “Term Funded Loan Commitment” means the commitment of a Lender to make a Term Funded Loan to the Borrowers pursuant to subsection 2.1A(i) of this Agreement, and “Term Funded Loan Commitments” means such commitments of all Lenders in the aggregate.
     “Term Funded Loan Commitment Amount” means the aggregate amount of each Lender’s Term Funded Loan Commitment set forth in Schedule 2.1.
     “Term Funded Loan Exposure” means, with respect to any Lender as of any date of determination, the outstanding principal amount of the Term Funded Loans made by that Lender.
     “Term Funded Loan Lender” is defined in subsection 2.1A(i).
     “Term Funded Percentage” means, relative to any Lender, the applicable percentage relating to Term Funded Loans set forth opposite its name on Schedule 2.1 hereto under the Term Funded Loan Commitment column or set forth in an Assignment Agreement under the Term Funded Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B. A Lender shall not have any Term Funded Loan Commitment if its percentage under the Term Funded Loan Commitment column is zero.
     “Term Loan Lender” or “Term Loan Lenders” means one or more of the Term Delayed Draw Loan Lenders and/or Term Funded Loan Lenders.
     “Term Loan” or “Term Loans” means one or more of the Term Delayed Draw Loans and/or Term Funded Loans made by Lenders to the Borrowers pursuant to subsection 2.1A(ii) or (iii) of this Agreement.
     “Term Loan Commitment” means the Term Funded Loan Commitment and the Term Delayed Draw Loan Commitment of a Lender.
     “Term Loan Exposure” means, with respect to any Lender as of any date of determination, the Term Funded Loan Exposure and the Term Delayed Draw Loan Exposure of such Lender on such date.
     “Term Note” means a joint and several promissory note of the Borrowers payable to any Lender, in the form of Exhibit A annexed hereto (as such promissory note may be amended,

endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Termination Date” means the date on which all payment Obligations (other than with respect to contingent obligations (including indemnity claims) (i) for which no claim has been asserted as of such date or (ii) for which a claim has been made and has been cash collateralized to the Administrative Agent’s reasonable satisfaction) have been repaid in full in cash and all Commitments shall have terminated.
     “Theater Lease” means the Lease between Venetian and Grand Canal, dated as of May 17, 2004, with respect to the lease of certain showroom space to Venetian.
     “Title Insurance Policies” means the A.L.T.A. policy of title insurance issued to the Bank Administrative Agent pursuant to the Bank Credit Agreement, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.
     “Total Permitted Costs” means, with respect to any equipment, fixtures, furniture, furnishings and other goods financed hereunder, an amount equal to the sum of its Hard Costs and Related Soft Costs; provided, that the aggregate Related Soft Costs of all Domestic FF&E financed hereunder shall not exceed 25% of the aggregate Total Permitted Costs of all such Domestic FF&E; and provided, further, that the aggregate Related Soft Costs of all Imported FF&E financed hereunder shall not exceed 30% of the aggregate Total Permitted Costs of all such Imported FF&E.
     “Transactions” is defined in subsection 4.1I(iii).
     “Transaction Costs” means the fees, costs and expenses payable by the Borrowers on or before the Closing Date in connection with this Agreement, the other Loan Documents, and the initial Loan hereunder.
     “Unamortized Term Loan Balance” means, at any time with respect to any units or items of Collateral, an amount as reasonably determined by Administrative Agent equal to the product of (i) the then outstanding aggregate principal balance of all Term Loans, multiplied by (ii) a fraction in which (A) the numerator is an amount equal to the original Hard Costs of such units or items of Collateral and (B) the denominator is an amount equal to the aggregate original Hard Costs of all then existing units or items of Collateral (including those units or items referenced in the numerator).
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any UCC financing statement relating to such perfection or effect of perfection or non-perfection.

     “United States” or “U.S.” means the United States, its fifty states and the District of Columbia.
     “Venetian” is defined in the preamble.
     “Walgreens Lease” means that certain Commercial Lease dated as of February 2004 between LCR and Cap II—Buccaneer, LLC, a New Mexico limited liability company, as assigned in accordance with the terms of the Bank Credit Agreement by LCR to the Phase II Mall Subsidiary.
     “Withdrawal Period” is defined in subsection 10.7(b).
     1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.
     Except as otherwise expressly provided in this Agreement (including the last sentence of this subsection 1.2), all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrowers to Lenders pursuant to clauses (i), (ii), (iii), (iv) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3. For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with its Restricted Subsidiaries and shall not include any Excluded Subsidiary; provided that the parties acknowledge that such definition of “Consolidated” is not in accordance with GAAP to the extent that Excluded Subsidiaries are not “consolidated” with such Person.
     1.3 Other Definitional Provisions and Rules of Construction.
     A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
     B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.
     C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
     D. Except as may be otherwise expressly provided herein, any reference to any agreement or instrument shall be deemed to include a reference to such agreement or instrument as assigned, amended, supplemented or otherwise modified from time to time, but only to the extent not in violation of any other provisions hereof.
     Section 2. Amounts and Terms of Commitments and Loans.
     2.1 Commitments; Making of Loans; the Register; Notes.
     A. Commitments. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees to make the Loans described in this subsection 2.1A.
     (i) Term Funded Loans. In a single borrowing, on the Closing Date, each Lender that has a Term Funded Loan Commitment (referred to as a “Term Funded Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Term Funded Loans”) to Borrowers equal to such Lender’s Term Funded Percentage of the aggregate amount of the borrowing of the Term Funded Loans requested by such Borrowers to be made on such day. No amounts paid or prepaid with respect to Term Funded Loans may be reborrowed. No Term Funded Loan Lender shall be permitted or required to make any Term Funded Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Term Funded Loans of such Term Funded Loan Lender would exceed such Lender’s Term Funded Percentage of the then existing Term Funded Loan Commitment Amount. Each Lender’s Term Funded Loan Commitment shall expire following the making of the Term Funded Loans on the Closing Date.
     (ii) Term Delayed Draw Loans. From time to time on any Business Day occurring from and after the Closing Date but on or prior to the Term Delayed Draw Loan Commitment Termination Date, each Lender that has a Term Delayed Draw Loan Commitment (referred to as a “Term Delayed Draw Loan Lender”), agrees that it will severally make loans (relative to such Lender, its “Term Delayed Draw Loans”) to any Borrower equal to such Lender’s Term Delayed Draw Percentage of the aggregate amount of each borrowing of the Term Delayed Draw Loans requested by such Borrower to be made on such day. No amounts paid or prepaid with respect to Term Delayed Draw Loans may be reborrowed. No Term Delayed Draw Loan Lender shall be permitted or required to make any Term Delayed Draw Loan if, after giving effect thereto, the aggregate original principal amount of all Term Delayed Draw Loans of such Term Delayed Draw Loan Lender would exceed such Lender’s Term Delayed Draw Percentage of the then existing Term Delayed Draw Loan Commitment Amount. The amount of any Term Delayed Draw Loans to be made at any time shall not exceed the Borrowing Availability at such time as determined by reference to the applicable Borrowing Base Certificate. Each Lender’s Term Delayed Draw Loan Commitment shall expire on the Term Delayed Draw Loan Commitment Termination Date. Attached hereto as Schedule A is a list of Designated FF&E that may be purchased by a Borrower with the proceeds of the Term Delayed Draw Loans (which Schedule A may be amended from time to time with the consent of the Administrative Agent).
     B. Borrowing Mechanics. Term Delayed Draw Loans made on any Funding Date shall be in an aggregate minimum amount of $2,000,000.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Borrowing Notice for a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to make a borrowing in accordance therewith.
     C. Lending of Funds. All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Borrowing Notice pursuant to subsection 2.1D and, in the case of any Term Delayed Draw Loan, a Borrowing Base Certificate (covering all then existing Eligible FF&E including the Designated FF&E to be financed or refinanced with the proceeds of such Term Delayed Draw Loans), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date (which in the case of Term Loans (other than the initial Loans on the Closing Date) shall be the date specified in the applicable Borrowing Notice), in same day funds in Dollars, via wire transfer to the Funding and Payment Account, and the Administrative Agent shall make such funds available to the Borrowers no later than 1:00 p.m. (New York City time) on the applicable Funding Date.
     Any Borrowing Notice with respect to a Term Delayed Draw Loan must be given no later than noon (New York time) five (5) Business Days (or such lesser number of days as agreed to by Administrative Agent with respect to the Borrowing Notice to be delivered on the Closing Date) prior to the proposed Funding Date and shall include the information required in Exhibit B-1 and such other information as may be reasonably required by Administrative Agent, including identification of the units or items of Designated FF&E (or other equipment, fixtures, furniture, furnishings and goods reasonably acceptable to Administrative Agent) to be financed or refinanced with the proceeds of such Term Delayed Draw Loans and the total cost thereof (including separate breakouts of (i) the portion of such total cost which consists of Hard Costs, Related Soft Costs and any other cost elements and (ii) with respect to each unit or item, the Hard Costs thereof and, to the extent available to the Borrowers, the Related Soft Costs and any other cost elements thereof). Each Borrower shall notify Administrative Agent in writing, as soon as possible and in any event immediately before the applicable Funding Date, if any of the matters certified in such Borrowing Notice is no longer true and correct in all material respects as of such Funding Date. In the case of any Term Delayed Draw Loan, each Borrowing Notice shall be accompanied by a Borrowing Base Certificate (covering all then existing Eligible FF&E including the Designated FF&E to be financed or refinanced with the proceeds of such Term Delayed Draw Loans) together with such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion.
     Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the

Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
     D. The Register.
     (i) The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain, as agent for the Borrower, at its address referred to in subsection 10.9, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (ii) The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitment and the Loans (in accordance with the provisions of subsection 10.1) from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive and binding on Borrowers and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party in respect of any applicable Loans.
     (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
     (iv) The Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding

Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
     E. Notes. The Borrowers agree that, upon request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Loan Party.
     2.2 Interest on the Loans.
     A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrowers initially at the time a Borrowing Notice is given with respect to such Loan pursuant to subsection 2.1C, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest at a rate per annum as follows:
     (a) if a Base Rate Loan, then from the date of funding of such Loan at the sum of the Base Rate plus the Applicable Margin for such Loans; or
     (b) if a Eurodollar Rate Loan, then from the date of funding of such Loan at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin for such Loans.
All Eurodollar Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan.

     B. Interest Periods. In connection with each Eurodollar Rate Loan, the Borrowers may, pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrowers’ option, either a one, two, three or six month period; provided that:
     (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Conversion/Continuation Notice, in the case of a Loan converted to a Eurodollar Rate Loan;
     (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Conversion/Continuation Notice, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
     (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subsection 2.2B(v), end on the last Business Day of a calendar month;
     (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date for such Loans;
     (vi) no Interest Period shall extend beyond a date on which Borrowers are required to make a scheduled payment of principal of the Loans is scheduled to occur unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Commitments then in effect over the aggregate principal amount of the Loans then outstanding equals or exceeds the principal amount required to be paid on the Loans or the permanent reduction of the Commitments that is scheduled to occur, on such date;
     (vii) there shall be no more than nine (9) Interest Periods outstanding at any time;
     (viii) in the event Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrowers shall be deemed to have selected an Interest Period of one month; and

     (ix) the Borrowers may not select an Interest Period of greater than one month until sixty days after the Closing Date (unless prior thereto the Administrative Agent provides written notice that the syndication has been completed).
     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on each Interest Payment Date with respect to such Loan, shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
     D. Conversion or Continuation. Subject to the provisions of subsection 2.6, the Borrowers shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $2,000,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.
     Borrowers shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Conversion/Continuation Notice, the Borrowers may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Conversion/Continuation Notice to the Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, the Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.
     Neither the Administrative Agent nor any Lender shall incur any liability to the Borrowers in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to act on behalf of the Borrowers or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrowers shall have effected a conversion or continuation, as the case may be, hereunder.
     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Conversion/Continuation Notice for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to effect a conversion or continuation in accordance therewith.
     E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in the interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
     F. Computation of Interest. Interest on the Loans shall be computed on the basis of (i) a 360-day year, in the case of Eurodollar Rate Loans and (ii) a 365 or 366 day year, in respect of Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, (i) the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and (ii) the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
     2.3 Fees.
     A. Commitment Fees. The Borrowers agree to pay to the Administrative Agent, for distribution to each Term Delayed Draw Loan Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Term Delayed Draw Loan Commitment Termination Date equal to the average of the daily unused Term Delayed Draw Loan Commitments multiplied by 0.75% per annum, in each case such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Closing Date, and on the Term Delayed Draw Loan Commitment Termination Date, as applicable.
     B. Annual Administrative Fee. The Borrowers agree to pay to the Administrative Agent an annual administrative fee in the amount and at the times set forth in the Administrative Agent’s Fee Letter.
     C. Prepayment Fee. Except as otherwise provided in the last sentence of this subsection 2.3C, if Borrowers pay after acceleration or prepay all or any portion of the Term Loans, whether voluntarily or involuntarily and whether (in the case of a prepayment) before or after acceleration of the Obligations, or if any of the Term Delayed Draw Loan Commitments are otherwise terminated or partially reduced by Borrowers, Borrowers shall pay to Administrative Agent (for the ratable benefit of those Term Lenders whose Term Loans are being prepaid or repaid) as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the principal amount of the outstanding Term Loans paid after acceleration or prepaid or, without duplication, Term Delayed Draw Loan Commitments terminated or partially reduced by Borrowers. As used herein, the term “Applicable Percentage” shall mean (x) one percent (1%) in the case of a repayment, prepayment, termination or reduction on or prior to December 31, 2007, (y) three-quarters of one percent (0.75%), in the case of a repayment, prepayment , termination or reduction after December 31, 2007 but on or prior to December 31, 2008, and (z) zero percent (0%), in the case of a repayment, prepayment, termination or reduction after December 31, 2008. The Borrowers agree that the Applicable Percentages are a reasonable calculation of Term Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early prepayment of the Tem Loans or early termination of the Term Loan Commitments. Notwithstanding the foregoing, (i) no prepayment fee shall be payable by Borrowers upon (x) any mandatory payments or prepayment made pursuant to subsection 2.4A or subsection 2.4B(iii) (except subsection 2.4B(iii)(d) with respect to debt incurred in connection with the refinancing of the Obligations pursuant to a new credit facility); provided that in the case of such mandatory prepayment the transactions giving rise thereto are permitted hereunder, (y) any prepayment required by any order of a Governmental Authority, or (z) any prepayment pursuant to subsection 10.7B and (ii) if the Obligations are refinanced pursuant to a new credit facility, each of those Term Lenders participating in such refinancing shall not be entitled to any amounts payable under this subsection 2.3C arising out of such refinancing.
     D. Other Fees. The Borrowers agree to pay to the Administrative Agent such other fees in the amounts and at the times as set forth in the Fee Letter or as may be otherwise agreed by them in writing.
     2.4 Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments.
     The Borrowers shall repay, in full, the unpaid principal amount of each Loan upon the applicable Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

     A. Scheduled Payments of Term Loans.
     (i) Term Funded Loans. Borrowers shall make principal payments on the Term Funded Loans in eight (8) installments on each Quarterly Payment Date, commencing January 1, 2007, in an amount equal to $600,000 each, except that the final installment due on October 1, 2008 shall be in an amount sufficient to repay all amounts owing by the Borrowers under this Agreement with respect to the Term Funded Loans (as such amounts may be reduced in connection with any voluntary or mandatory prepayments of the Term Funded Loans in accordance with subsection 2.4B(iv)).
     (ii) Term Delayed Draw Loans. Borrowers shall make principal payments on the Term Delayed Draw Loans in installments on each Quarterly Payment Date for Term Delayed Draw Loans commencing April 1, 2008, in an amount equal to 5.00% of the aggregate principal amount of the Term Delayed Draw Loans outstanding on April 1, 2008, with the remainder due in four equal installments on the final three Interest Payment Dates for Term Delayed Draw Loans preceding, and on, the Maturity Date; provided further that the scheduled installments of principal of the Term Delayed Draw Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Delayed Draw Loans in accordance with subsection 2.4B(iv), and the final installment payable by the Borrowers in respect of the Term Delayed Draw Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrowers under this Agreement with respect to the Term Delayed Draw Loans.
     B. Prepayments and Unscheduled Reductions in Commitments.
     (i) Voluntary Prepayments. The Borrowers may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; provided, however, that with respect to any Eurodollar Rate Loan not prepaid on the expiration of the Interest Period applicable thereto the Borrowers shall pay any amount payable pursuant to subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice is in connection with a refinancing of the Loans in which case such notice may be conditioned on consummation of such refinancing. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv). Any such voluntary prepayment of the Loans must be accompanied by the payment of any prepayment fee required by subsection 2.3C.

     (ii) Voluntary Reductions of Commitments. The Borrowers may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part any then remaining and unutilized Term Delayed Draw Loan Commitments; provided that any such partial reduction of such Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of such Commitments shall be effective on the date specified in Borrowers’ notice (unless such notice is in connection with a refinancing of the Loans in which case such notice may be conditioned on consummation of such refinancing) and shall reduce such Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Commitments shall be applied as specified in subsection 2.4B(iv). Any such voluntary termination or reduction of the Term Delayed Draw Loan Commitments must be accompanied by the payment of any prepayment fee required by subsection 2.3(c).
     (iii) Mandatory Prepayments. The outstanding principal balance of the Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):
     (a) Prepayments From Sale of Collateral. Promptly following (and in any event within five (5) Business Days after) receipt by any Loan Party of any Net Collateral Sale Proceeds in respect of any Collateral Sale, the Borrowers shall prepay the Loans in an aggregate amount equal to the greater of (i) such Net Collateral Sale Proceeds or (ii) the Unamortized Term Loan Balance associated with the Collateral disposed of in such Collateral Sale.
     (b) Prepayments from Net Loss Proceeds of Collateral. Except as may be otherwise expressly permitted by subsection 6.4D, promptly upon (and in any event within five (5) Business Days after) receipt by any Loan Party of any Net Loss Proceeds resulting from an Event of Loss with respect to any of the Collateral, the Borrowers shall prepay the Loans in an amount equal to the greater of (i) the amount of such Net Loss Proceeds or (ii) the Unamortized Term Loan Balance associated with such Collateral.
     (c) Prepayments Due to Reversion of Surplus Assets of Pension Plans. To the extent not applied to repay the Bank Credit Facilities in accordance with the terms thereof, on the fifth Business Day following the date of return to the Borrowers or any of their Restricted Subsidiaries of any surplus assets of any pension plan of the Borrowers or any for their Restricted Subsidiaries, the Borrowers shall prepay the Loans in an aggregate amount (such amount being the “Net Pension Proceeds”) equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof.

     (d) Prepayments Due to Incurrence of Debt. To the extent not applied to repay the Bank Credit Facilities in accordance with the terms thereof, on the fifth Business Day following the date of receipt by the Borrowers or any of their Restricted Subsidiaries, of the proceeds (including Cash, real property or other property) (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being “Net Proceeds”) from the incurrence of any debt of the Borrowers or any of their Restricted Subsidiaries (other than any debt expressly permitted under subsection 7.1), the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds.
     (e) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), the Borrowers shall deliver to the Administrative Agent an Officers’ Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Collateral Sale Proceeds, Net Loss Proceeds, Net Pension Proceeds or Net Proceeds, as the case may be, that gave rise to such prepayment. In the event that the Borrowers shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers’ Certificate, the Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Borrowers shall concurrently therewith deliver to the Administrative Agent an Officers’ Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.
     (f) Drawings on Conforming Adelson L/Cs. To the extent not applied to pay or prepay the “Obligations” under any Bank Credit Agreement in accordance with the terms thereof, on the fifth Business Day following the date of receipt by any Bank Administrative Agent of any proceeds from any drawing on any Conforming Adelson L/C, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such draw proceeds. Notwithstanding the foregoing, it is understood and agreed that at the request of the Borrowers, the relevant Bank Administrative Agent may release any Conforming Adelson L/C or a portion thereof in its possession to the Borrowers provided that each of the following conditions shall have been satisfied: (i) no Conforming Adelson L/C Draw Event shall have occurred and be continuing, (ii) the Borrowers shall at such time be in compliance with subsection 7.6 and shall have been in compliance therewith for the preceding four consecutive quarters (without giving effect to any such Conforming Adelson L/C or a portion thereof or any substitute cash equity contribution by Adelson or his Affiliates), (iii) no Event of Default or Potential Event of Default shall have occurred and be continuing and (iv) since the last day of the preceding calendar year, no event or change shall have occurred that caused, in any case or in the aggregate, a Material Adverse Effect.
     (iv) Application of Prepayments.
     (a) Application of Voluntary Prepayments by Type of Loan and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied to repay outstanding Term Loans on a pro rata basis (in accordance with subsection 2.4B(iv)(c)).
     (b) Application of Mandatory Prepayments by Type of Loans.
     (1) General Application. Any amount (the “Applied Amount”) required to be applied as a mandatory prepayment of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Term Loans on a pro rata basis to the full extent thereof.
     (2) Term Delayed Draw Loans. If, at any time prior to the Term Delayed Draw Loan Commitment Termination Date, any mandatory prepayments of Loans are required pursuant to subsection 2.4B(iii), the Applied Amount shall be applied first to the prepayment of then outstanding Term Loans (until paid in full) and if any excess remains, any then remaining and unutilized Term Delayed Draw Loan Commitments shall be permanently reduced by the amount of such excess.
     (c) Application of Prepayments of Term Loans to the Scheduled Installments of Principal Thereof. Any prepayments of a tranche of Term Loans pursuant to subsection 2.4B(i) or subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of such tranche of Term Loans (as set forth in subsection 2.4A) on a pro rata basis.
     (d) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to subsection 2.6D.
     C. General Provisions Regarding Payments.
     (i) Manner and Time of Payment. All payments by the Borrowers of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due via wire transfer to the Funding and Payment Account for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.
     (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.
     (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans proportionately to Lenders’ respective Pro Rata Shares. The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at its primary address set forth on Schedule 2.1 or at such other address as such Lender may request, its Pro Rata Share of all such payments received by the Administrative Agent and the commitment fees of such Lender when received by the Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of the Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.
     2.5 Use of Proceeds.
     A. Term Funded Loans. The proceeds of the Term Funded Loans shall be applied by the Borrowers to repay in full the then outstanding principal balance of the Existing FF&E Note.
     B. Term Delayed Draw Loans. The proceeds of the Term Delayed Draw Loans shall be applied by the Borrowers to finance or refinance the acquisition by a Borrower of units or items of Designated FF&E.
     C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrowers or any of their Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.
     2.6 Special Provisions Governing Eurodollar Rate Loans.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.
     B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be made with respect to Base Rate Loans.
     C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order not in effect on the date such Person became a Lender (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) would cause such Lender material financial hardship as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender (which such Affected Lender shall do at the earliest practicable date), (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrowers pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.
     D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, as applicable, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers, or (iv) as a consequence of any other default by the Borrowers in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.
     E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.
     F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.
     G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrowers may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Borrowing Notice or Conversion/Continuation Notice given by the Borrowers with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed made with respect to Base Rate Loans.
     2.7 Increased Costs; Taxes; Capital Adequacy.

     A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):
     (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;
     (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or
     (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;
and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     B. Withholding of Taxes.
     (i) Payments to Be Free and Clear. All sums payable by the Borrowers under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of the Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment, all such non-excluded Taxes being hereinafter collectively referred to as “Included Taxes”.
     (ii) Grossing-up of Payments. If the Borrowers or any other Person is required by law to make any deduction or withholding on account of any such Included Tax from any sum paid or payable by the Borrowers to the Administrative Agent or any Lender under any of the Loan Documents:
     (a) the Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrowers become aware of it;
     (b) the Borrowers shall pay any such Included Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrowers) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;
     (c) the sum payable by the Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and
     (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Included Tax which it is required by clause (b) above to pay, the Borrowers shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;
provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided however that in the case of an assignment, if the assignor was entitled to additional amounts pursuant to this subsection 2.7B, then such assignee shall be entitled to such additional amounts.
     (iii) Evidence of Exemption from U.S. Withholding Tax.

     (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrowers, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Notwithstanding the foregoing, no Lender shall be obligated to provide any documentation pursuant to this subsection 2.7B(iii)(a) if such Lender is not legally able to do so.
     (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to the Administrative Agent for transmission to the Borrowers a Certificate of Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8ECI, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence.
     (c) Borrowers shall not be required to pay any additional amount to any Non-US Lender under subsection 2.7B(ii)(c) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Borrowers of their obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).
     C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrowers from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.8 Obligation of Lenders to Mitigate.
     Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7 or subsection 3.6 it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 if such Lender would incur incremental expenses as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Each Lender agrees that it will not request compensation under subsection 2.7 unless such Lender requests compensation from borrowers under other lending arrangements with such Lender who are similarly situated.
     2.9 Obligations Joint and Several.
     Anything herein to the contrary notwithstanding, each Borrower hereby agrees and acknowledges that the obligation of each Borrower for payment of the Obligations shall be joint and several with the obligations of each other Borrower hereunder regardless of which Borrower actually receives the proceeds or benefits of any borrowing hereunder. Each Borrower hereby agrees and acknowledges that it will receive substantial benefits from the Loans and credit facilities made available under this Agreement.
     Each Borrower agrees that its joint and several obligation to pay all Obligations hereunder is irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the indefeasible payment in full of the Obligations, and the liability of each Borrower with respect to the Obligations shall not be affected, reduced or impaired by (i) consideration of the amount of proceeds of the Loans received by any Borrower relative to the aggregate amount of the Loans, (ii) the dissolution or termination of or any increase, decrease or change in personnel of, any Borrower, (iii) the insolvency or business failure of, or any assignment for the benefit of creditors by, or the commencement of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceedings by or against any other Borrower or (iv) the appointment of a receiver for, or the attachment, restraint of or making or levying of any order of court or legal process affecting, the property of any other Borrower. Each Borrower agrees that a separate action or actions may be brought and prosecuted against such Borrower whether or not action is brought against any other Borrower and whether or not any other Borrower is joined in any such action or actions. Any Borrower’s payment of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge such Borrower’s liability for that portion of the Obligations which is not paid.
     Each Borrower hereby waives any right to require the Administrative Agent or any Lender, as a condition of payment or performance of the Obligations by such Borrower, to proceed against any other Borrower or any other Person, to exhaust any security held from any Borrower, or pursue any other remedy in the power of the Administrative Agent or any Lender. Each Borrower hereby waives any defense arising by reason of incapacity, lack of authority or any disability or other defense that may be available to any other Borrower and any defenses or benefits that may be derived or afforded by law which would limit the liability of or exonerate any guarantor or surety with respect to the Obligations, or which may conflict with the terms and provisions of this Agreement, other than the indefeasible payment in full of the Obligations.
     A. Any indebtedness of any Borrower, any Subsidiary Guarantor or any other Restricted Subsidiary now or hereafter held by any Borrower is hereby subordinated in right of payment to the Obligations.

     2.10 Right of Financing. So long as (i) there is any remaining Borrowing Availability, (ii) the applicable units or items of equipment, fixtures, furniture, furnishings or goods qualify as Eligible FF&E, and (iii) the conditions of subsections 4.1 and 4.2 are otherwise satisfied (except in the case of any such failed condition that is in the reasonable control of the Borrowers), the Term Delayed Draw Lenders shall have the right, unless otherwise approved by the Administrative Agent, to finance on the terms and conditions set forth in this Agreement and the other Loan Documents, to the extent the Term Delayed Draw Lenders have theretofore made any Term Delayed Draw Loans to purchase any units or items of a particular Category of Goods, all units and items (other than slot machines and slot related equipment, such as cash redemption machines) that otherwise fall within the same Category of Goods.
     2.11 Reliance on Notices; Appointment of Borrower Representative. Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Notice, Borrowing Base Certificate, Conversion/Continuation Notice, Compliance Certificate, Financial Condition Certificate, Officer’s Certificate or other notice, certificate, instruction or communication believed by Administrative Agent to be genuine. Administrative Agent may assume that each Person executing and delivering any such notice, certificate, instruction or communication in accordance herewith was duly authorized, unless the responsible individual acting thereon for Administrative Agent has actual knowledge to the contrary. Each Borrower hereby designates LVSI as its representative and agent on its behalf for the purposes of issuing any and all of the foregoing notices, certificates, instructions or communications (including instructions with respect to the disbursement of the proceeds of the Loans and selecting interest rate options), giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents (LVSI in such capacity, the “Borrower Representative”). Borrower Representative hereby accepts such appointment. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
     Section 3. [Intentionally Omitted.]
     Section 4. Conditions to Loans.
     The obligations of Lenders to make Loans hereunder are subject to the satisfaction (or waiver) of the following conditions.
     4.1 Conditions to the Occurrence of the Closing Date.
     The conditions to the occurrence of the Closing Date are:

     A. Loan Parties’ Documents. The Borrowers shall have delivered to the Administrative Agent the following with respect to each Loan Party, each, unless otherwise noted, dated the Closing Date:
     (i) copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization if such certification is generally available dated a recent date prior to the Closing Date and in each other case, by such Person’s secretary or assistant secretary;
     (ii) to the extent generally available, a good standing certificate from the Secretary of State of its jurisdiction of organization and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;
     (iii) resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents being executed on the Closing Date to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;
     (iv) signature and incumbency certificates of the officers of such Person executing the Loan Documents being executed on the Closing Date to which it is a party; and
     (v) such other documents as Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Administrative Agent.
     B. Notes. The Administrative Agent shall have received all Notes requested by Lenders prior to the Closing Date executed by the Borrowers.
     C. No Material Adverse Change. Since December 31, 2005 there shall not have been any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, liabilities (contingent or otherwise), member’s equity or results of operations of the Borrowers and their Subsidiaries, taken as a whole, which the Administrative Agent            or any Lender, in its reasonable judgment, deems material.
     D. Subsidiary Guaranty. The Administrative Agent shall have received, with counterparts for each Lender, the Subsidiary Guaranty for each Subsidiary Guarantor, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each Subsidiary Guarantor.
     E. Security Agreement. The Administrative Agent shall have received, with counterparts for each Lender, the Security Agreement in the form attached hereto as Exhibit E,

dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party.
     F. Security Interests in Personal and Mixed Property. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrowers shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iv) and (v) below) that may be necessary or, in the reasonable opinion of the Administrative Agent, desirable in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral. Such actions shall include the following:
     (i) Schedules to Collateral Documents. Delivery to the Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents;
     (ii) Instruments. Delivery to the Administrative Agent of any and all documents or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Administrative Agent) evidencing any Collateral;
     (iii) [Intentionally omitted];
     (iv) Lien Searches and UCC Termination Statements. Delivery to the Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to the Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);
     (v) UCC Financing Statements and Fixture Filings. Delivery to the Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents, including those listed on Exhibit K.
     G. Solvency Assurances. On the Closing Date, the Lenders shall have received a Financial Condition Certificate from the Borrowers dated the Closing Date, substantially in the form of Exhibit H hereto and with appropriate attachments and otherwise reasonably satisfactory to the Administrative Agent, in each case demonstrating that, after giving effect to the transactions contemplated by this Agreement including the borrowing of the full amount of

Commitments as contemplated hereunder, and the other Loan Documents, the Borrowers will be Solvent.
     H. Opinions of Counsel. The Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Loan Parties, and (ii) originally executed copies of one or more favorable written opinions of Lionel Sawyer & Collins, Nevada counsel for the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibits I-1 and I-2 hereto, respectively, and as to such other matters as the Administrative Agent may reasonably request. The Borrowers hereby acknowledge and confirm that they have requested such counsel to deliver such opinions to Lenders.
     I. Consummation of Transactions.
     (i) The Administrative Agent shall have received evidence satisfactory to it that all actions necessary to consummate the transactions contemplated hereby (including the making of the initial Loans on the Closing Date) shall have been taken in accordance with all Legal Requirements.
     (ii) The Bank Agents and Bank Lenders shall have provided all necessary consents and approvals for this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
     (iii) The following transactions (the “Transactions”) shall be consummated by the Borrowers concurrently with the initial Loan hereunder:
     (a) The Existing FF&E Note shall have been paid in full with the proceeds of the Term Funded Loans; and
     (b) Not less than Thirty Million ($30,000,000) of Term Delayed Draw Loans shall be advanced on the Closing Date;
and the terms and documentation of the foregoing Transactions shall be reasonably satisfactory in all respects to the Administrative Agent and its counsel.
     J. Intercreditor Agreement. The Administrative Agent shall have received, with counterparts for each Lender, the Intercreditor Agreement in the form attached hereto as Exhibit G, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, the Bank Administrative Agent and each other party thereto.
     K. Fees and Costs. The Borrowers shall have paid to Administrative Agent (i) for distribution (as appropriate) to Agents and Lenders, the fees payable on the Closing Date and (ii) to the extent that invoices therefor have been provided on or before the Closing Date, all costs and expenses of the Administrative Agent to the extent reimbursable by the Borrowers under Section 10.2.

     L. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by the Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
     M. Service of Process. The Administrative Agent shall have received a letter from Corporation Service Company, presently located at 80 State Street, Albany, New York 12207 or any other Person reasonably satisfactory to the Administrative Agent consenting to its appointment by each Loan Party in each case in form and substance acceptable to Administrative Agent, as each such Person’s agent to receive service of process in New York, New York.
     N. Litigation. There shall be no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrowers, threatened against or affecting Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     O. Investment in Phase II Project. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent that as of May 31, 2006 at least $500,000,000 of Cash has been invested by the Borrowers in the Phase II Project.
     P. Cash on Hand. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent that Borrowers and their Subsidiaries had Cash on hand (including restricted cash) as of May 31, 2006 of at least $500,000,000.
     Q. Insurance. The Borrowers shall have insurance complying with the requirement of subsection 6.4B in place and in full force and effect, and the Administrative Agent shall have received a certificate from the Borrowers’ insurance broker reasonably satisfactory to them (i) stating that such insurance is in place and in full force and effect, (ii) confirming that the Administrative Agent has been named, on behalf of itself and the Lenders, as an additional insured or, with respect to the Collateral, loss payee, as its interests may appear, and (iii) otherwise in form and substance reasonably satisfactory to the Administrative Agent.
     R. Financial Statements. The Administrative Agent shall have received all financial statements required to be delivered by the Borrowers and their Subsidiaries pursuant to clauses (i) and (ii) of subsection 5.3 of this Agreement.
     S. Consents and Approvals. All necessary material governmental, shareholder and third-party approvals and consents required to have been obtained by the Closing Date in connection with the Transactions shall have either (a) been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority, or (b) been received pending the expiration of any such applicable waiting period and shall be reasonably expected to be obtained upon the termination of such waiting period, and all further such approvals to be obtained between the Closing Date and the date upon which the Phase II Hotel/Casino and the Phase II Mall are expected to be substantially completed shall be obtainable without material difficulty prior to the time that it becomes required.
     T. Customary Closing Documents. All documents required to be delivered under and in connection with this Agreement, and other information including, without limitation, corporate records, documents from public officials and officers’ certificates and other information (including other information and documentation required by customer identification programs pursuant to the Patriot Act), shall have been delivered and shall be reasonably satisfactory to the Administrative Agent. The definitive documentation evidencing the Loans shall be in form and substance acceptable to the Administrative Agent and the Lenders.
     U. Transaction Documents. The Administrative Agent shall have received copies of the Bank Credit Agreement, the Bank Credit Facility Collateral Documents and all other material Bank Credit Facility Documents (including the Disbursement Agreement), the Mall Financing Agreement, the LVSC Notes Documents, the Cooperation Agreement, the HVAC Services Agreement, and the Phase II Mall Sale Agreement certified as true, correct and complete copies (as of the Closing Date and, if and to the extent requested by the Administrative Agent, as of the date hereof) by an Authorized Officer of the Borrower Representative.
     V. Real Estate. Administrative Agent shall have received copies of existing title insurance policies setting forth the name of the legal owner of, and a legal description for, each premises to which any fixtures to be financed or refinanced hereunder are, or are expected to be, affixed.
     W. Subordinated Indebtedness. Administrative Agent shall have received evidence that any Indebtedness of any Loan Party held by any other Loan Party, any Restricted Subsidiary, Affiliate or any Related Party, including any Shareholder Subordinated Indebtedness, and any other Permitted Subordinated Indebtedness, shall be subordinated to the Obligations and the documentation with respect thereto (including, without limitation, the maturity thereof, the interest rate applicable thereto, the required payments with respect thereto, and the covenants, events of default and subordination provisions with respect thereto) shall be in form and substance, satisfactory to Administrative Agent.
     X. Fee Letter. Duly executed originals of the Administrative Agent’s Fee Letter.
     Y. Officer’s Certificate. Administrative Agent shall have received duly executed originals of one or more certificates of an Authorized Officer of each Borrower, dated the Closing Date, stating (a) that, except as otherwise disclosed in writing to the Administrative Agent, since December 31, 2005, (i) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (ii) no litigation has been commenced which could reasonably be expected to have a Material Adverse Effect or challenges any of the transactions contemplated by the Agreement and the other Loan Documents; and (iii)

except for liabilities under the Bank Credit Agreement and as otherwise reflected in the financial statements delivered pursuant to this Agreement, there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower or any of its Restricted Subsidiaries; and (b) that the Loans under this Agreement are permitted to be incurred under the Bank Credit Agreement and the LVSC Notes Documents and the Liens securing the Obligations are permitted thereunder.
     Z. Landlord and Other Waivers. Administrative Agent, on behalf of Term Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Administrative Agent, in each case as required pursuant to subsection 6.15.
     AA. Construction Consultant Engagement Letter. Administrative Agent shall have received an engagement letter (or an amendment to the existing engagement letter) executed by the Construction Consultant, in form and substance reasonably satisfactory to Administrative Agent
     BB. Flow of Funds. Administrative Agent shall have received a flow of funds memorandum (including, payment direction authorization for the disbursement of the Term Loan proceeds to be advanced on the initial Funding Date) in form and substance reasonably satisfactory to Administrative Agent.
     CC. Project Certifications. The Borrowers shall have delivered to the Administrative Agent an Officers’ Certificate certifying that (i) the Phase II Project is In Balance on a pro forma basis after giving effect to the transactions contemplated on the Closing Date and (ii) Substantial Completion is expected to be completed on or before March 1, 2008.
     Each Lender by execution and delivery of a signature page hereto on the Closing Date confirms that it is satisfied that each of the conditions set forth above in this subsection 4.1 has been satisfied provided that neither such confirmation nor any extension of credit hereunder shall preclude any Agent or Lender from later asserting that (and enforcing any rights or remedies it may have if), any representation, warranty or certification made or deemed made by the Borrowers or any of their Affiliates in connection therewith was not true and accurate in all material respects when made.
     4.2 Additional Conditions to Loans on or after the Closing Date.
     The obligations of Lenders to make Loans on or after the Closing Date on any Funding Date are subject to the following further conditions precedent:
     A. Borrowing Notice; Borrowing Base Certificate; Construction Consultant Certificate; Collateral Schedules and Releases. Administrative Agent shall have received before that Funding Date, in accordance with the provisions hereof, the following in form and substance reasonably satisfactory to Administrative Agent:
     (i) an originally executed Borrowing Notice signed by an Authorized Officer of the Borrower Representative accompanied by, in the case of any Term Delayed Draw Loan, (A) a list identifying the units or items of Designated FF&E (or other equipment, fixtures, furniture, furnishings and goods reasonably acceptable to Administrative Agent) to be financed or refinanced with the proceeds of such Term Delayed Draw Loan (including the total cost thereof with separate breakouts of (i) the portion of such total cost which consists of Hard Costs, Related Soft Costs and any other cost elements and (ii) with respect to each unit or item, the Hard Costs thereof and, to the extent available to the Borrowers, the Related Soft Costs and any other cost elements thereof) and (B) copies of invoices, any documents of title, and any other documentation related to such units or items as required herein or as Administrative Agent may have otherwise reasonably requested,
     (ii) in the case of any Term Delayed Draw Loan, an originally executed Borrowing Base Certificate signed by an Authorized Officer of the Borrower Representative,
     (iii) in the case of any Term Delayed Draw Loan, a Construction Consultant Certificate with respect to such Loan duly executed by the Construction Consultant, and
     (iv) a Collateral Schedule to the Security Agreement duly executed by an Authorized Officer on behalf of each of the Borrowers that describes (a) in the case of the Term Funded Loan, all collateral securing the Existing FF&E Note and (b) in the case of any Term Delayed Draw Loan, the Eligible FF&E to be financed or refinanced by such Term Delayed Draw Loan, in each case (both clauses (a) and (b)), in a manner reasonably satisfactory to the Administrative Agent and accompanied by all UCC-3 or other financing statement release forms or other release documentation reasonably requested by Administrative Agent (including such forms and documentation duly executed by the Bank Administrative Agent).
     B. Representations and Certain Other Matters. As of such Funding Date:
     (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;
     (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Borrowing Notice that would constitute an Event of Default or a Potential Event of Default;
     (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;
     (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

     (v) The making of the Loans requested on such Funding Date shall not violate any law including, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and
     (vi) There shall not be pending or, to the knowledge of the Borrowers, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries that is required to be disclosed under, and has not been disclosed by the Borrowers in writing pursuant to, subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of the Administrative Agent, would have a Material Adverse Effect.
     C. Borrowing Availability. After giving effect to the funding of each Term Delayed Draw Loan, (i) the then outstanding principal amount of the Term Delayed Draw Loans shall not exceed the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate and (ii) the original principal amount of the Term Delayed Draw Loans advanced hereunder shall not exceed the aggregate amount of the Term Delayed Draw Loan Commitments of all Lenders.
     D. Disbursement Agreement Conditions. Without limiting any other provision hereof, all of the conditions precedent set forth in the Disbursement Agreement to any advance or disbursement thereunder have been satisfied or waived with respect to the most recent request for an advance or disbursement thereunder.
     E. Stop Funding Notice. No Stop Funding Notice has been issued and remains outstanding under the Disbursement Agreement
     F. Events of Default under Disbursement Agreement. No Event of Default shall have occurred under Section 7.1.2, 7.1.6(c) or 7.1.8(b) of the Disbursement Agreement (i) as in effect on the date hereof or (ii) as the same may be hereafter amended, supplemented or otherwise modified without giving effect to any waiver by the applicable parties to the Disbursement Agreement of any such Event of Default.
     Section 5. Borrowers’ Representations and Warranties.
     In order to induce Lenders to enter into this Agreement and to make Loans, the Borrowers represent and warrant to each Lender that, on the Closing Date and on each Funding Date, each of the following statements are true, correct and complete.
     5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.
     A. Organization and Powers. Each Loan Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1A annexed hereto. Each Loan Party has all requisite corporate or limited liability company power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the other Operative Documents to which it is a party and to carry out the transactions contemplated thereby.
     B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.
     C. Ownership of the Borrowers. The equity interests in each of the Borrowers are duly authorized, validly issued and (if applicable) fully paid and nonassessable and, as of the Closing Date, none of such equity interests constitute Margin Stock. Schedule 5.1C, as it may be supplemented from time to time, correctly sets forth the ownership of each Borrower.
     D. Subsidiaries. All of the Subsidiaries of the Borrowers are identified in Schedule 5.1D annexed hereto, as said Schedule 5.1D may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The equity interests of each of the Subsidiaries of the Borrowers identified in Schedule 5.1D annexed hereto (as so supplemented) are duly authorized, validly issued and (if applicable), fully paid and nonassessable and none of such equity interests constitutes Margin Stock. Each of the Subsidiaries of the Borrowers identified in Schedule 5.1D annexed hereto (as so supplemented) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite corporate or limited liability company power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and would not reasonably be expected to have a Material Adverse Effect. Schedule 5.1D annexed hereto (as so supplemented) correctly sets forth the percentage ownership interest of the Borrowers and each of their Subsidiaries in each of the Subsidiaries of the Borrowers identified therein. On the Closing Date, Grand Canal Shops Mall MM Subsidiary, Inc. has no material assets or liabilities. Schedule 5.1D correctly identifies as of the Closing Date whether each Subsidiary of a Borrower is a “Restricted Subsidiary”, a “Subsidiary Guarantor”, a “Non-Guarantor Restricted Subsidiary”, an “Excluded Subsidiary” and/or a “Supplier Joint Venture” hereunder.
     E. Rights to Acquire Equity. There are no options, warrants, convertible securities or other rights to acquire any equity interests in any Borrower or any of their Restricted Subsidiaries except as set forth as Schedule 5.1E.
     F. Conduct of Business. The Borrowers and their Restricted Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.
     5.2 Authorization of Borrowing, etc.

     A. Authorization of Documents. The execution, delivery and performance of the Loan Documents and the Project Documents have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.
     B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents, the Project Documents and the Resort Complex Operative Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents, the Project Documents and the Resort Complex Operative Documents do not and will not (i) violate any provision of (a) any Legal Requirement applicable to the Borrowers or any of their Subsidiaries, (b) the Certificate or Articles of Incorporation, Bylaws or operating agreements of the Borrowers or any of their Subsidiaries or (c) any order, judgment or decree of any Governmental Instrumentality binding on the Borrowers or any of their Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrowers or any of their Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrowers or any of their Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Administrative Agent on behalf of Lenders), or (iv) require any approval of any Person under any Contractual Obligation of the Borrowers or any of their Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for such violations, conflicts, approvals and consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
     C. Governmental Consents. Other than as set forth on Schedule 5.2, the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.
     D. Binding Obligation. Each of the Loan Documents, the Project Documents and the Resort Complex Operative Documents has been duly executed and delivered by Loan Parties that are parties hereto or thereto, as applicable, and is the legally valid and binding obligation of Loan Parties, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether brought in a proceeding in equity or at law.
     5.3 Financial Condition.
     The Borrowers have heretofore delivered to Lenders, at Lenders’ request, the following financial statements and information: (i) the audited consolidated balance sheets of LVSI and its Subsidiaries as at each of December 31, 2004, and December 31, 2005, and the related consolidated statements of income, stockholders’ or members’ equity and cash flows of LVSI and its Subsidiaries for the Fiscal Years then ended; and (ii) the unaudited consolidated balance sheets of LVSI and its Subsidiaries as at March 31, 2006, June 30, 2006 and September 30, 2006 and the related unaudited consolidated statements of income and cash flows of LVSI and its Subsidiaries for each such three-month period then ended. The Borrowers have heretofore delivered the quarterly report on Form 10-Q for the quarter ending September 30, 2006, of LVSC filed with the Securities and Exchange Commission which includes a condensed consolidating financial information note that contains a column covering the Borrowers and the Subsidiary Guarantors under the title “Guarantor Subsidiaries” set forth in the notes to the Financial Statements contained in LVSC’s quarterly report on Form 10-Q). All such statements and schedules were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, to the extent expressly provided hereinabove, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, to the extent expressly provided hereinabove, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the date hereof, except for obligations under the Operative Documents, and guarantees of the LVSC Notes, the Borrowers do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of the Borrowers and their Subsidiaries taken as a whole.
     5.4 No Material Adverse Change.
     Since December 31, 2005, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     5.5 Title to Properties; Liens; Real Property.
     A. Title to Properties; Liens. The Borrowers and their Subsidiaries have (i) good marketable and insurable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are held free and clear of Liens.
     B. Real Property. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all material real property owned by the Borrowers or any of their Restricted Subsidiaries and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting real estate or real properties owned by the Borrowers or any of their Restricted Subsidiaries (exclusive of any retail and restaurant leases) regardless of whether a Borrower or such Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrowers do not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable

Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles except to the extent that the failure of such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.
     5.6 Litigation; Adverse Facts.
     Except as set forth in Schedule 5.6, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrowers, threatened against or affecting Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Borrowers nor any of their Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     5.7 Payment of Taxes.
     Except to the extent permitted by subsection 6.3, all tax returns and reports of the Borrowers required to be filed by them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Borrowers and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrowers know of no proposed tax assessment against Borrowers or any of their Subsidiaries which is not being actively contested by the Borrowers or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts.
     A. None of the Borrowers nor any of their Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

     B. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, all such Material Contracts are, to the knowledge of the Borrowers, in full force and effect and no material defaults currently exist thereunder.
     5.9 Governmental Regulation.
     None of the Borrowers nor any of their Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness other than the Nevada Gaming Laws or which may otherwise render all or any portion of the Obligations unenforceable. Incurrence of the Obligations under the Loan Documents complies with all applicable provisions of the Nevada Gaming Laws.
     5.10 Securities Activities.
     A. None of the Borrowers nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
     B. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrowers and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that would cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations U of the Federal Reserve Board.
     5.11 Employee Benefit Plans.
     A. Borrowers, each of their Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified.
     B. No ERISA Event has occurred or is reasonably expected to occur which has resulted or would be reasonably likely to result in a liability in the aggregate amount of $1,000,000 or more.
     C. Except to the extent required under Section 4980B of the Code or as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

     D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.
     E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.
     5.12 Certain Fees.
     No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby (other than fees payable to Agents and Lenders under subsection 2.3), and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
     5.13 Environmental Protection.
     Except as set forth in Schedule 5.13 annexed hereto or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (i) none of the Borrowers nor any of their Subsidiaries nor any of their respective Facilities or operations relating to the Resort Complex, the Existing Site or the Site are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;
     (ii) none of the Borrowers nor any of their Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;
     (iii) there are, and to the Borrowers’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities on any of the Facilities which could reasonably be expected to form the basis of an Environmental Claim against Borrowers or any of their Subsidiaries;
     (iv) none of the Borrowers nor any of their Subsidiaries nor, to the Borrowers’ knowledge, any predecessor of the Borrowers or any of their Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrowers’ or any of their Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and
     (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.
     Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to the Borrowers or any of their Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 5.13 annexed hereto, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.
     5.14 Employee Matters.
     There is no strike or work stoppage in existence or threatened involving the Borrowers or their Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     5.15 Solvency.
     Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.
     5.16 Matters Relating to Collateral.
     A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Borrowers and their Restricted Subsidiaries, together with the actions taken on or prior to the Closing Date pursuant to subsection 4.1 are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Obligations, subject to the exceptions contained in the Security Agreement, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to the Administrative Agent for filing (but not yet filed), and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Administrative Agent. The fixture filings set forth on Schedule K hereto cover each premises to which any fixtures to be financed or refinanced hereunder are, or are expected to be, affixed and the name of the legal owner of, and the legal description of, each such premises is accurately set forth in the fixture filing therefor.
     B. Permits. No authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality is required for either (i) the pledge or grant by the Borrowers and their Restricted Subsidiaries of the Liens purported to be created in favor of the Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A or as set forth in Schedule 5.16B.
     C. Absence of Third-Party Filings. Except such as may have been filed in favor of the Administrative Agent as contemplated by subsection 5.16A, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.
     D. Information Regarding Collateral. All information supplied to the Administrative Agent by or on behalf of the Borrowers with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
     5.17 [Intentionally Omitted].
     5.18 Accuracy of Information. None of the factual information (other than projections and pro forma financial information as to which no representation is made under this subsection), taken as a whole, furnished by or on behalf of the Borrowers or any of other the Loan Parties in writing to the Arranger, the Administrative Agent or any Lender for inclusion in the confidential information memorandum delivered to the Lenders contains any untrue statement of a material fact or omitted to state any material fact necessary to make such information, taken as a whole, not misleading.
     5.19 Bank Credit Facility Documents; Advances under Disbursement Agreement. The Borrowers have delivered to the Administrative Agent complete and correct copies of the Bank Credit Agreement, the Bank Credit Facility Collateral Documents and the other material Bank Credit Facility Documents (including the Disbursement Agreement) as well as all exhibits and schedules thereto. No Potential Event of Default or Event of Default as defined in the Bank Credit Agreement has occurred and is continuing. The Disbursement Agreement is effective and all of the conditions precedent set forth in Section 3.1 of the Disbursement Agreement have been satisfied or permanently waived. The conditions precedent set forth in Sections 3.2, 3.3 and 3.4 of the Disbursement Agreement to the advances referred to in such Sections have been satisfied and such advances have been made.
     Section 6. Borrowers’ Affirmative Covenants.
     The Borrowers covenant and agree with each Lender and each Agent that, until the Termination Date, the Borrowers shall perform all covenants set forth in this Section 6.
     6.1 Financial Statements and Other Reports.
     The Borrowers will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Borrowers will deliver to the Administrative Agent (which will promptly deliver to the Lenders):
     (i) Monthly Financials: as soon as available and in any event within 45 days after the end of each month, the consolidated balance sheets of LVSI and its

Subsidiaries as at the end of such month and the related consolidated statements of income and cash flows of LVSI and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case, all in reasonable detail and certified by the chief financial officer or Senior Vice President – Finance of LVSC, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;
     (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter,
     (a) (x) the consolidated balance sheet of LVSI and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of LVSI and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail; (y) the quarterly report on Form 10-Q for such Fiscal Quarter of LVSC filed with the Securities and Exchange Commission which includes a condensed consolidating financial information note that contains a column covering the Borrowers and the Subsidiary Guarantors under the title “Guarantor Subsidiaries” contained in LVSC’s quarterly report on Form 10-Q so long as the LVSC Notes or any refinancing or replacement thereof are outstanding requiring such footnote disclosure under the rules and regulations of the Securities and Exchange Commission (or, alternatively, if such disclosure is no longer required by such rules and regulations, a separate schedule containing substantially the same information as would have been contained in such disclosure); and (z) the financial statements set forth in clause (x) shall be certified by the chief financial officer or Senior Vice President – Finance of of LVSI or LVSC, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;
     (b) [Intentionally Omitted];
     (c) a narrative report describing the operations of LVSI and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (which for avoidance of doubt shall be the Management’s Discussions and Analysis contained in LVSC’s quarterly report on Form 10-Q);
     (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year,
     (a) (x) the consolidated balance sheet of LVSI and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of LVSI and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail; (y) the annual report on Form 10-K for such Fiscal Year of LVSC filed with the Securities and Exchange Commission which includes a condensed consolidating financial information note that contains a column covering the Borrowers and the Subsidiary Guarantors under the title “Guarantor Subsidiaries” contained in LVSC’s annual report on Form 10-K so long as the LVSC Notes or any refinancing or replacement thereof are outstanding requiring such footnote disclosure under the rules and regulations of the Securities and Exchange Commission (or, alternatively, if such disclosure is no longer required by such rules and regulations, a separate schedule containing substantially the same information as would have been contained in such disclosure); and (z) the financial statements set forth in clause (x) shall be certified by the chief financial officer or Senior Vice President – Finance of LVSI or LVSC, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;
     (b) [Intentionally Omitted];
     (c) a narrative report describing the operations of LVSI and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year (which for avoidance of doubt shall be the Management’s Discussion and Analysis contained in LVSC’s annual report on Form 10-K); and
     (d) in the case of such consolidated financial statements specified in clause (a) above, a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by the Borrowers and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
     (iv) Officers’ and Compliance Certificates: together with each delivery of financial statements of LVSI and its Subsidiaries pursuant to clauses (ii) and (iii) above, (a) an Officers’ Certificate of LVSI stating that the signers, on behalf of LVSI, have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of LVSI and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers have taken, are taking and propose to take with respect thereto; and (b) a Compliance Certificate (in the form of Exhibit C hereto) demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;
     (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements delivered pursuant to clauses (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to clauses (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of LVSI and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements for LVSI and its Subsidiaries pursuant to clauses (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of LVSI setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;
     (vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to clause (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating, in connection with their audit examination, nothing has come to their attention that would lead them to believe that any condition or event that constitutes an Event of Default or Potential Event of Default insofar as it relates to accounting matters, exists and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable, directly or indirectly, by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to clause (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (iv)(b) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement insofar as they relate to accounting matters provided that such accountants shall not be liable directly or indirectly by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;
     (vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to the Borrowers by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of LVSI and its Subsidiaries made by such accountants, including (unless specifically restricted by such accountants or the terms of the letter) any comment letter submitted to management in connection with their annual audit;
     (viii) SEC Filings, Press Releases and Other Financial Reports: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrowers or any of their Subsidiaries to their security holders, (b) all material regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrowers or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Instrumentality, (c) all press releases and other statements made available generally by the Borrowers and any of their Restricted Subsidiaries to the public concerning material developments in the business of the Borrowers and their Subsidiaries and (d) to the extent prepared, any financial statements and reports concerning any Subsidiaries of the Borrowers not delivered pursuant to clauses (i), (ii) or (iii) above;
     (ix) Events of Default, etc.: promptly upon any officer of the Borrowers obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Borrowers and their Restricted Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by the Borrowers with the Securities and Exchange Commission on Form 8-K (Items 2.01, 4.01, 5.01, 7.01 and 8.01 of such Form as in effect on the Closing Date) if the Borrowers were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrowers have taken, are taking and propose to take with respect thereto;
     (x) Litigation or Other Proceedings: (a) promptly upon any officer of the Borrowers obtaining knowledge of (X) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrowers and their Restricted Subsidiaries, or any property of the Borrowers and their Restricted Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by the Borrowers to Lenders or (Y) any material development in any Proceeding that, in any case:
     (1) has a reasonable possibility of giving rise to a Material Adverse Effect; or

     (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;
written notice thereof together with such other information as may be reasonably available to the Borrowers to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Borrowers or any of their Subsidiaries equal to or greater than $10,000,000, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;
     (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrowers or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
     (xii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by the Borrowers or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
     (xiii) Financial Plans: as soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a plan and financial forecast for such Fiscal Year for LVSI, VCR and LCR (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated statement of income and cash flows of LVSI and VCR for such Fiscal Year, (b) a forecasted consolidated statement of income and cash flows of LCR for such Fiscal Year, and (c) such other information and projections for such Fiscal Year as any Lender may reasonably request;
     (xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrowers and their Restricted Subsidiaries and all material insurance coverage planned to be maintained by the Borrowers and their Restricted Subsidiaries in the immediately succeeding Fiscal Year;
     (xv) Board of Directors: with reasonable promptness, written notice of any change in the members of the Board of Directors of LVSI or LVSC;

     (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of any of the Borrowers (other than a Subsidiary of an Excluded Subsidiary, in which case (a) within 45 days of the close of the calendar quarter during which such event occurs if such event occurs during any of the first three calendar quarters of the given year or (b) within 90 days of the close of the fourth calendar quarter of the given year if such event occurs during the fourth calendar quarter of such year), a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of any of the Borrowers and (b) all of the data required to be set forth in Schedule 5.1D with respect to all Subsidiaries of any of the Borrowers (it being understood that such written notice shall be deemed to supplement Schedule 5.1D for all purposes of this Agreement);
     (xvii) Material Contracts: promptly, and in any event within ten Business Days after any Material Contract of the Borrowers or any of their Restricted Subsidiaries is terminated or amended in a manner that is materially adverse to the Borrowers or any of their Restricted Subsidiaries or any new Material Contract is entered into, or upon becoming aware of any material default by any party under a Material Contract, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;
     (xviii) [Intentionally Omitted];
     (xix) Notices under Operative Documents: promptly upon receipt, copies of all notices provided to the Borrowers or their Affiliates pursuant to any Operative Documents relating to material defaults or material delays and promptly upon execution and delivery thereof, copies of all amendments to any of the Operative Documents;
     (xx) Exception Reports: promptly upon receipt, copies of all exception reports provided to the Borrowers by the Nevada Gaming Authorities and the equivalent authorities in Macau or any other relevant jurisdiction;
     (xxi) Notices of Phase II Project Status/Delays/Overruns: promptly after Senior Management of any of the Borrowers has determined that it is probable that any of the events described in (i)-(v) below will occur, a written notice of any such event or circumstance: (i) the extension of the Outside Completion Deadline beyond March 1, 2008, (ii) the Substantial Completion Date being unlikely to occur on or before the Outside Completion Deadline, (iii) the Phase II Project being unlikely to commence operations and open to the general public within seventy-five (75) days after the Outside Completion Deadline, (iv) Phase II Mall Substantial Completion being unlikely to occur on or before the Phase II Mall Outside Substantial Completion Date, or (v) the Phase II Project not being In Balance;
     (xxii) Collateral Reports: (A) upon Administrative Agent’s request (and in any event no less frequently than fifteen (15) Business Days after the end of each Fiscal Quarter and prepared by the Borrowers as of the last day of the immediately preceding Fiscal Quarter), with respect to each Borrower, a summary of Collateral by location and type, in each case in form and substance reasonably acceptable to Administrative Agent and accompanied by such supporting detail and documentation as shall be reasonably requested by Administrative Agent; (B) to the extent available to the Borrowers, such certificates and reports from the Construction Consultant as may be contemplated hereby or otherwise be requested by Administrative Agent in its reasonable discretion from time to time; and (C) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral as Administrative Agent shall from time to time request in its reasonable discretion; and
     (xxiii) Other Information: with reasonable promptness, such other information and data with respect to the Borrowers or any of their Subsidiaries as from time to time may be reasonably requested by any Lender.
     6.2 Corporate Existence, etc.
     The Borrowers will, and will cause each of their Restricted Subsidiaries to, at all times preserve and keep in full force and effect their corporate or limited liability company existence and all rights and franchises material to its business; provided, however that the Borrowers and their Restricted Subsidiaries may merge, consolidate or convert as permitted pursuant to subsection 7.7 of this Agreement and provided, further, that no Borrower nor any such Restricted Subsidiary shall be required to preserve any such right or franchise if the Board of Directors of the applicable Borrower or Restricted Subsidiary (or the managing member thereof, if applicable) shall determine (and shall so notify the Administrative Agent), that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrowers and their Restricted Subsidiaries or Lenders.
     6.3 Payment of Taxes and Claims; Tax Consolidation.
     A. The Borrowers will, and will cause each of their Restricted Subsidiaries to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale or other disposition of any portion of the Collateral to satisfy such charge or claim.
     B. The Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrowers or any of their Restricted Subsidiaries) unless the Borrowers and their Restricted Subsidiaries shall have entered into the Tax Sharing Agreement or another tax sharing agreement with such Person, in form and substance satisfactory to the Administrative Agent.

     C. If and to the extent that any Borrower or Restricted Subsidiary makes a payment or distribution to any direct or indirect shareholder or member other than a Borrower or Restricted Subsidiary with respect to Taxes that are attributable to either Phase II Mall Borrower or any Subsidiary of either Phase II Mall Borrower (including in connection with the Phase II Mall Sale) (“Phase II Mall Borrower Taxes”), then the Borrowers will promptly cause (i) such Phase II Mall Borrower or Subsidiary thereof, (ii) any other Excluded Subsidiary, or (iii) LVSC to reimburse such Borrower or Restricted Subsidiary for such Phase II Mall Borrower Taxes; provided, however, that such reimbursement shall not be required to the extent that the amount of such reimbursement is treated as an Investment permitted under subsections 7.3 (vii), (viii), (xiii), (xiv), (xv) or (xvi).
     6.4 Maintenance of Properties; Insurance; Application of Net Loss Proceeds.
     A. Maintenance of Properties. The Borrowers will, and will cause each of their Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, the Collateral and all other material properties used or useful in the business of the Borrowers and their Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that the Borrowers determine in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to the Borrowers and their Restricted Subsidiaries or the Lenders. The Borrowers will operate the Existing Facility and, upon Substantial Completion, the Phase II Project, at standards of operation at least equivalent to the standards of operation of the Existing Facility on the Closing Date.
     B. Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers, and their Restricted Subsidiaries as may from time to time customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry; provided that the amounts described in the proviso to the next sentence of this subsection 6.4B shall be deemed satisfactory to fulfill the requirements of this sentence as to the types of insurance described in such proviso, and deductibles in accordance with the Cooperation Agreement shall be deemed customary for purposes of this sentence. Without limiting the generality of the foregoing, the Borrowers will maintain or cause to be maintained with regard to the Phase II Project prior to the amendment to the Cooperation Agreement contemplated by Section 3.4.3 of the Disbursement Agreement, the insurance coverages set forth on Exhibit J, and with regard to the Existing Facility, and after such amendment to the Cooperation Agreement, with regard to the Phase II Project, the insurance coverage required to be maintained under the Cooperation Agreement, such insurance coverage to be provided by such insurance provider, in such amounts with such deductibles and covering such risks as are at all times required under the Cooperation Agreement and to include, if the Bank Mortgaged Property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards, flood insurance in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System; provided that, notwithstanding the provisions of the Cooperation Agreement, (i) the Borrowers will maintain or cause to be maintained with respect to the Existing Facility, and after the amendment to the Cooperation Agreement, with regard to the Phase II Project, (x) “all-risk” property insurance, as such term is used in the insurance industry, on a loss-limit basis in a minimum amount not less than $1,000,000,000 (provided that such insurance may include coverage of the SECC and the retail portion of the Existing Facility within said loss limit), (y) flood and earthquake property insurance with a sub-limit for catastrophic perils in a minimum amount not less than $250,000,000 per event (provided that such insurance coverage may include coverage of the SECC and the retail portion of the Existing Facility within said sub-limit), and (z) unless the Borrowers provide evidence reasonably satisfactory to the Administrative Agent that an independent third-party insurance consultant has confirmed such insurance is not available to the Borrowers on commercially reasonable terms at such time, property insurance covering terrorism and non-terrorist acts with no sub-limit for certified terrorist acts and a sub-limit for non-certified terrorist acts in a minimum amount not less than $200,000,000, and (ii) the Borrowers will use commercially reasonable efforts to acquire and maintain or cause to be maintained, to the extent available at commercially reasonable rates, with respect to the Existing Facility, and after the amendment to the Cooperation Agreement, the Phase II Project, excess liability insurance that specifically does not exclude terrorism for losses that exceed $45,000,000 per event (it being understood that the Borrowers do not have, and are not required to have, such insurance on the Closing Date). Notwithstanding anything to the contrary contained herein, the parties agree that the insurance requirements with respect to each of the Existing Facility and the Phase II Project in the aforementioned amendment to the Cooperation Agreement will be substantially similar to those set forth for the Existing Facility in the Cooperation Agreement as of the date hereof. Such insurance shall name the Administrative Agent on behalf of the Lenders as an additional insured or, with respect to the Collateral, loss payee, as its interests may appear, on terms reasonably satisfactory to the Administrative Agent.
     C. Application of Net Loss Proceeds from Property Other than Collateral. The Borrowers shall (i) subject to the terms of the Disbursement Agreement and the Bank Credit Agreement, apply Net Loss Proceeds from property and assets other than Collateral to restore, replace or rebuild the Resort Complex in accordance with the Cooperation Agreement and (ii) otherwise apply any such Net Loss Proceeds to prepay the Bank Loans.
     D. Reinvestment of Net Loss Proceeds from Collateral.
     Notwithstanding the provisions of subsection 2.4B(iii)(b), the Borrowers may elect not to apply Net Loss Proceeds resulting from an Event of Loss with respect to any of the Collateral to the prepayment of the Obligations to the extent that:
     (i) the Borrowers intend to apply such Net Loss Proceeds within the earlier of (A) 365 days following receipt of such Net Loss Proceeds or (B) 910 days following such Event of Loss to repair or restore the affected Collateral substantially to the condition that existed immediately prior to the Event of Loss or replace the affected Collateral (with items of substantially the same function and condition that existed immediately prior to such Event of Loss) for use in connection with the Existing Facility and/or Phase II Hotel/Casino (as the case may be) and the

Administrative Agent will have a First Priority perfected security interest for the benefit of the Secured Parties in such Collateral (including any replacements thereof);
     (ii) if there has also been an Event of Loss which materially and adversely affects the operations of the Existing Facility or Phase II Project (as the case may be), the Borrowers intend to repair, restore or rebuild the affected portions of the Existing Facility or Phase II Project (as the case may be) within the earlier of (A) 700 days following receipt of the insurance proceeds relating to such Event of Loss or (B) 910 days following such Event of Loss;
     (iii) if the Net Loss Proceeds which pertain to the affected Collateral at any time exceed $3,000,000 in the aggregate, such Net Loss Proceeds in excess of $3,000,000 shall be deposited, promptly (and in any event within five Business Days) after received in a separate and segregated interest-bearing cash collateral account maintained by the Administrative Agent and under its exclusive dominion and control, subject to a First Priority perfected security interest in favor of Administrative Agent for the benefit of itself and the other Secured Parties (or, on or after the Insurance Modification Date, any such account maintained by another party reasonably acceptable to Administrative Agent or, prior to the Insurance Modification Date, any such account maintained by the Bank Agent as trustee for the Administrative Agent in accordance with the Cooperation Agreement) and, in any event, an amount not less than the full replacement value of all such Collateral has been deposited into such cash collateral account within 545 days following the Event of Loss to the extent (but only to the extent) in excess of $3,000,000;
     (iv) there has not occurred any Event of Default or Potential Event of Default which is then continuing; and
     (v) within 90 days after the Event of Loss the Borrowers have furnished to the Administrative Agent a certificate of an Authorized Officer of the Borrower Representative to the foregoing effect.
     In such event, the Administrative Agent shall, so long as the Borrowers have provided a certificate evidencing compliance with the requirements of clause (v) of the preceding sentence, hold all such Net Loss Proceeds with respect to the Collateral paid to the Administrative Agent on behalf of the Borrowers, and turn over such proceeds to the Borrowers when requested by the Borrowers from time to time to enable the Borrowers to rebuild, restore or replace such Collateral; provided that, (i) to the extent required under clause (iii) of the immediately preceding sentence, amounts of Net Loss Proceeds in excess of $3,000,000 (and the income and proceeds thereof) shall be held by the Administrative Agent in a cash collateral account until delivered to the Borrower as provided in this sentence, (ii) the Administrative Agent shall not be required to turn over any such proceeds unless it has, or will have contemporaneously with the use of such proceeds, for the benefit of itself and of the Secured Parties a First Priority Perfected security interest in any rebuilt, restored or Replacement Collateral (as defined below), and (iii) Borrowers at the time of any such turn over of proceeds would have satisfied the conditions set forth in Sections 4.2B, 4.2D, 4.2E and 4.2F.
     In addition, within 270 days after the date of any Event of Loss with respect to any Collateral, the Borrower Representative shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower Representative specifying that the Borrowers either:

     (A) have (i) determined to replace the affected Collateral or to repair or restore such Collateral, (ii) obtained, or expect to obtain in a timely manner, all required consents and approvals of all Existing Facility and/or Phase II Project (as the case may be) lenders, and all required Permits of Governmental Authorities, necessary to replace, repair or restore the affected Collateral within 910 days following such Event of Loss and (iii) received from their insurance, restoration and/or construction consultants (to the extent applicable) reasonable assurances concerning the feasibility of the replacement, repair or restoration of the Collateral in such time period; or
     (B) have elected not to replace, repair, restore or rebuild the Collateral (as the case may be);
     provided, however, that if the total cost of replacing the Collateral or repairing or restoring the damage or loss to the Collateral produced by the Event of Loss is neither in excess of $6,000,000 nor, when added to the corresponding costs with respect to all other Events of Loss relating to Collateral occurring during the preceding twelve months, in excess of $12,000,000 in the aggregate, then in lieu of including in such officers’ certificate evidence of compliance with the requirements specified in subclauses (i), (ii) and (iii) of clause (A) of this sentence, the Borrower Representative may in the officers’ certificate delivered pursuant to such clause (A) set forth the evidence necessary to demonstrate that such costs are within such dollar limits. If the Borrowers shall either (I) deliver an officers’ certificate to the effect set forth in clause (B) of the immediately preceding sentence, or (II) fail to deliver the officers’ certificate otherwise required under clause (A) of the immediately preceding sentence within the 270-day time period referred to in the preceding sentence, the Administrative Agent promptly thereafter shall apply the balance in the cash collateral account referred to above to the prepayment of the Obligations in the manner specified in subsection 2.4B(iii)(b).
     In connection with the replacement of any Collateral, the Borrowers shall have delivered to the Administrative Agent a list of replacement units and items of equipment, fixtures, furniture, furnishings and goods (of good quality, substantially equal aggregate value with the aggregate value of the units and items damaged or destroyed in the Event of Loss and otherwise reasonably satisfactory to the Administrative Agent as collateral (collectively, the “Replacement Collateral”).
     Upon the earlier of (i) the failure of the Borrower to apply the Net Loss Proceeds to the replacement, repair or reconstruction of affected Collateral (x) 365 days following receipt of such Net Loss Proceeds or (y) 910 days following the related Event of Loss, (ii) the occurrence and continuation of any Event of Default, (iii) completion of the repair, restoration or replacement of all affected Collateral, or (iv) any failure to comply in any material respect with the requirements of this subsection 6.4D, all amounts, if any, remaining in the cash collateral account shall be applied to the prepayment of the Obligations in the manner specified in subsection 2.4B(iii)(b).
     Notwithstanding anything to the contrary contained herein (including the immediately preceding sentence), the Borrowers shall apply the proceeds resulting from an Event of Loss with respect to Collateral to repair, replace or restore the affected Collateral to the extent required by the Cooperation Agreement.
     6.5 Inspection; Lender Meeting.
     A. Inspection Rights.
     (i) The Borrowers shall, and shall cause each of their Restricted Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Borrowers and their Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by the Administrative Agent (provided that any designated representatives of the Borrowers may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     (ii) The Borrowers shall, and shall cause each of their Restricted Subsidiaries to, permit any authorized representatives designated by a Term Lender to visit and inspect any of the properties of the Borrowers and their Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by such Term Lender (provided that any designated representatives of the Borrowers may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours, provided that (i) any such Term Lender shall be responsible for all of the expenses it incurs as a result of such visit and inspection and (ii) so long as no Default or Event of Default exists, no more than two (2) such visits and inspections by the Term Lenders (other than the Administrative Agent) may occur in any calendar quarter.
     B. Lender Meeting. The Borrowers will, upon the request of the Administrative Agent or Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at Borrowers’ corporate offices (or at such other location as may be agreed to by the Borrowers and the Administrative Agent) at such time as may be agreed to by the Borrowers and the Administrative Agent.
     6.6 Compliance with Laws, etc.; Permits.
     A. The Borrowers shall and shall cause each of their Restricted Subsidiaries and all other Persons on or occupying any Facilities to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. In addition, the Borrowers shall and shall cause each of their Restricted Subsidiaries to (i) ensure that no person who, directly or indirectly, owns a controlling interest in, or otherwise controls, any Borrower or any of their Subsidiaries is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (B) a person designated under Sections 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) comply in all material respects with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.
     B. The Borrowers shall, and shall cause each of their Restricted Subsidiaries to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
     6.7 Environmental Covenant.
     A. Environmental Review and Investigation. The Borrowers agree that the Administrative Agent may, from time to time and in its reasonable discretion, (i) retain, at Borrowers’ expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials in respect of the Existing Site, the Site, the Existing Facility and the Phase II Project prepared by or for Borrowers and (ii) conduct their own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by the Borrowers or any of their Subsidiaries, the Borrowers shall only be obligated to use their best efforts to obtain permission for the Administrative Agent’s professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, the Borrowers hereby grant to the Administrative Agent and their respective agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by the Borrowers or any of their Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by the Borrowers and the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. The Borrowers and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by the Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests created by the Loan Documents. The Administrative Agent agrees to deliver a copy of any such report to the Borrowers with the understanding that the Borrowers acknowledge and agree that (x) they will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to the Borrowers’ use of or reliance on such report, (y) none of the Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to the Borrowers, none of the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.
     B. Environmental Disclosure. The Borrowers will deliver to the Administrative Agent and Lenders:
     (i) Certain Pre-Closing and Post-Closing Deliveries. On or before the Closing Date, a letter or letters from Converse Consultants in form and substance reasonably satisfactory to the Administrative Agent, describing the history and current status of the investigation, collection and treatment of soil and ground water contaminated by Hazardous Materials at the Phase II Hotel/Casino. After the Closing Date, within thirty (30) days of the Final Completion Date of the Phase II Hotel/Casino, a Phase One environmental site assessment (conforming to the standard E-1527-00 of the American Society for Testing and Materials) of the Phase II Hotel/Casino, in form and substance reasonably satisfactory to the Administrative Agent.
     (ii) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrowers or any of their Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;
     (iii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by the Borrowers or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect.
     (iv) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by the Borrowers or any of their Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Borrowers or any of their Subsidiaries may be potentially responsible for any Hazardous Materials Activity.
     (v) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by the Borrowers or any of their Subsidiaries that could reasonably be expected to (1) expose Borrowers or any of their Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Borrowers or any of their Subsidiaries to maintain full force and effect all material Permits required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by the Borrowers or any of their Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrowers or any of their Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (vi) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.
     C. Borrowers’ Actions Regarding Environmental Laws.
     (i) Remedial Actions Relating to Hazardous Materials Activities. The Borrowers shall promptly undertake, and shall cause each of their Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim (including implementation of the recommendations set forth in the two Converse Consultants reports dated February 17, 2004). In the event Borrowers or any of their Subsidiaries undertake any such action with respect to any Hazardous Materials, the Borrowers or such Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all Governmental Instrumentality except when, and only to the extent that, the Borrowers’ or such Subsidiary’s liability with respect to such Hazardous Materials Activity is being contested in good faith by the Borrowers or such Subsidiary.
     (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. The Borrowers shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all actions necessary to (a) cure any material violation of applicable Environmental Laws by the Borrowers or their Subsidiaries and (b) make an appropriate response to any Environmental Claim against Borrowers or any of their Subsidiaries and discharge any obligations it may have to any Person thereunder.
     6.8 Compliance with Material Contracts.
     The Borrowers shall, and shall cause each of their Restricted Subsidiaries to, comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under all Material Contracts and all Operative Documents except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
     6.9 Discharge of Liens.

     A. Removal by the Borrowers. In the event that, notwithstanding the covenants contained in subsection 7.2, a Lien which is not a Permitted Lien may encumber any Collateral or any portion thereof, the Borrowers shall promptly discharge or cause to be discharged by payment to the lienor or Lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of Lien filed or otherwise asserted against such Collateral or any portion thereof within 60 days after the date of notice thereof; provided that, compliance with the provisions of this subsection 6.9 shall not be deemed to constitute a waiver of the provisions of subsection 7.2. The Borrowers shall exhibit to the Administrative Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of taxes, assessments, Liens or any other item which may cause any such Lien to be filed against any Collateral. Each Borrower and each of its Restricted Subsidiaries shall fully preserve the Lien and the priority of each Collateral Document without cost or expense to the Administrative Agent or the Lenders.
     B. Removal by the Agent. If any Borrower or any of its Restricted Subsidiaries fails to promptly discharge, remove or bond off any such Lien or mechanics’ or materialmen’s claim of Lien as described above, which is not being contested by any Borrower or any of its Restricted Subsidiaries in good faith by appropriate proceedings promptly instituted and diligently conducted, within 30 days after the receipt of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics’ or materialmen’s claim of Lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or Lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien. The Borrowers agree that all costs and expenses expended or otherwise incurred pursuant to this subsection 6.9 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrowers in accordance with the terms hereof.
     6.10 Further Assurances.
     A. Assurances. Without expense or cost to the Administrative Agent or the Lenders, each Borrower shall, and shall cause each Subsidiary Guarantor to, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto the Administrative Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any Loan Party may be or may hereafter become bound to convey or to assign to the Administrative Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Loan Documents or for filing, registering or recording this Agreement or any other Loan Documents. Promptly upon a reasonable request each Borrower shall, and shall cause each Subsidiary Guarantor to, execute and deliver, and hereby authorizes the Administrative Agent to execute and file in the name of such Loan Party, to the extent the Administrative Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral.
     B. Filing and Recording Obligations. The Borrowers shall pay or cause to be paid all filing, registration and recording fees and all expenses incident to the execution and acknowledgment of any Loan Document, including any instrument of further assurance described in subsection 6.10A, and shall pay or cause to be paid all transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Collateral Document or any other Loan Document (or any amendments thereto), including any instrument of further assurance described in subsection 6.10A, or by reason of its interest in, or measured by amounts payable under, the Notes, any Collateral Document or any other Loan Document, including any instrument of further assurance described in subsection 6.10A, and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document, but excluding in the case of each Lender and the Administrative Agent, Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lender office for funding or booking its Loans hereunder is located. If any Borrower fails to make or cause to be made any of the payments described in the preceding sentence within 15 days after notice thereof from the Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Administrative Agent, in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Administrative Agent may (but shall not be obligated to) pay the amount due and such Borrower shall reimburse all amounts in accordance with the terms hereof.
     C. Costs of Defending and Upholding the Lien. The Administrative Agent may, upon at least five days’ prior notice to the Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of the Administrative Agent or the Lenders in which the Administrative Agent or any Lender is named or which the Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Collateral, any Collateral Document, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Administrative Agent reasonably determines should be instituted to protect the interest or rights of the Administrative Agent and the Lenders in the Collateral or under any Loan Document. The Borrowers agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrowers or reimbursed to the Administrative Agent, as the case may be, promptly after demand.
     D. Costs of Enforcement. The Borrowers agree to bear and shall pay or reimburse the Administrative Agent and the Lenders in accordance with the terms of subsection 10.2 for all reasonable sums, costs and expenses incurred by the Administrative Agent and the Lenders

(including reasonable attorneys’ fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or transfer in lieu of foreclosure) of this Agreement, any Collateral Document or any other Loan Document or any sale of all or any portion of the Collateral.
     6.11 Future Subsidiaries or Restricted Subsidiaries.
     A. Execution of Subsidiary Guaranty and Collateral Documents. In the event that on or after the Closing Date any Person becomes a Subsidiary, the Borrowers will promptly notify Administrative Agent of that fact (provided that if such Person is an Excluded Subsidiary, then Borrowers are required to notify the Administrative Agent of such fact as follows: (a) if such fact occurs during any of the first three calendar quarters of any given year, within 45 days of the close of the calendar quarter during which such fact occurs; or (b) if such fact occurs during the last calendar quarter of any given year, within 90 days of the close of such calendar quarter), and (i) in such event (provided such Subsidiary is not an Excluded Subsidiary or a Non-Guarantor Restricted Subsidiary) or (ii) in the event that any Excluded Subsidiary or Non-Guarantor Restricted Subsidiary becomes a Subsidiary Guarantor, the Borrowers will cause such Restricted Subsidiary to execute and deliver to the Administrative Agent a supplement to the Subsidiary Guaranty.
     B. Subsidiary Charter Documents, Legal Opinions, Etc. The Borrowers shall deliver to the Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary Guarantor’s Certificate or Articles of Incorporation or equivalent limited liability company documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to the Administrative Agent, (ii) a copy of such Subsidiary Guarantor’s bylaws or operating agreement, certified by its corporate secretary or an assistant secretary (or their equivalent) as of a recent date prior to their delivery to the Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary Guarantor as to (a) the fact that the attached resolutions of the Board of Directors or managing member of such Subsidiary Guarantor approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary Guarantor executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary Guarantor, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary Guarantor, (b) the due authorization, execution and delivery by such Subsidiary Guarantor of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary Guarantor, (d) such other matters as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
     C. Non-Material Subsidiaries. If at any time after the Closing Date Grand Canal Shops Mall MM Subsidiary, Inc. acquires any material assets, the Borrowers will cause such

Non-Guarantor Restricted Subsidiary to become a Subsidiary Guarantor pursuant to the terms of subsections 6.11A and 6.11B.
     6.12 [Intentionally Omitted].
     6.13 Interest Rate Protection. The Borrowers shall enter into and maintain in effect one or more interest rate protection agreements for a term of not less than the lesser of (a) three years or (b) the remaining life to maturity of the Term Loans, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, with respect to a notational amount of Indebtedness such that not less than 50% of the sum of (x) the total Indebtedness of the Borrowers and their (other than Macau Excluded Subsidiaries) and (y) the LVSC Notes and LVSC Permitted Indebtedness guaranteed by the Borrowers, in each case outstanding at any time shall be either (i) subject to such interest rate protection agreements for a period of not less than three years, or if shorter, the remaining term of the Loans, or (ii) fixed rate Indebtedness.
     6.14 [Intentionally Omitted].
     6.15 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. (a) If there are any mortgaged premises, leased premises or bailment arrangements in existence on the Closing Date (other than any mortgage or deed of trust to secure the obligations in connection with the Bank Credit Facility existing on the Closing Date) with respect to the location or expected location of any Collateral, each Borrower shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent a duly executed mortgagee agreement, landlord’s agreement or bailee letter (as the case may be) from the relevant mortgagee, landlord or bailee (as the case may be) which agreement or letter shall contain a waiver or subordination of all Liens or claims that the mortgagee, landlord or bailee may assert against the Collateral (at that location), shall afford the Administrative Agent with reasonable access to the Collateral (at that location) and shall be otherwise be reasonably satisfactory in form and substance to Administrative Agent. If the Administrative Agent has not received any such mortgagee agreement, landlord’s agreement or bailee letter, the affected Collateral (at that location) may, in Administrative Agent’s discretion, be excluded from the Borrowing Base or be subject to such Reserves as the Administrative Agent may be deem necessary or appropriate in its reasonable credit judgment. (b) After the Closing Date, no real property where any of the Collateral is (or is expected to be) located shall be mortgaged (other than any mortgage or deed of trust to secure obligations in connection with the Bank Credit Facility existing on the Closing Date) or leased, and no Collateral shall be the subject of any bailment, by any Borrower unless and until such Borrower obtains and delivers to the Administrative Agent a duly executed mortgagee agreement, landlord’s agreement or bailee letter (as the case may be) from the relevant mortgagee, landlord or bailee (as the case may be) in the form contemplated in clause (a) above or, in connection with any refinancing of the Bank Credit Facility, in a form substantially similar to the provisions in paragraph 3(f) of the Intercreditor Agreement.
     6.16 Modification of Certain Agreements. On or prior to September 30, 2007, Borrowers shall use their best efforts to amend the Cooperation Agreement (the date that is the last date of such amendment, the “Insurance Modification Date”), to allow proceeds resulting from an Event of Loss with respect to any of the Collateral to be paid directly to Administrative

Agent or otherwise to provide for the allocation of such proceeds in a manner reasonably acceptable to the Administrative Agent. The parties hereto agree and acknowledge that the preceding sentence (i) does not require the Borrowers to pay any amounts (other than reasonable expenses in the ordinary course) in order to effect such amendment to the Cooperation Agreement and (ii) does not require Borrowers to make any material contractual concessions relating to the Cooperation Agreement or any other agreements in order to obtain such amendment to the Cooperation Agreement.
     Section 7. Borrowers’ Negative Covenants.
     The Borrowers covenant and agree with each Lender and each Agent that until the Termination Date, the Borrowers shall perform all of the covenants set forth in this Section 7.
     7.1 Indebtedness.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
     (i) Indebtedness in respect of the Obligations;
     (ii) Indebtedness existing on the Closing Date and set forth on Schedule 7.1 and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such principal amount has been permanently reduced following the Closing Date)(plus Refinancing Fees);
     (iii) Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;
     (iv) the Borrowers and the Subsidiary Guarantors may become and remain liable for Indebtedness represented by a Bank Credit Facility;
     (v) any Loan Party may become and remain liable with respect to Indebtedness owed to any Borrower or any Restricted Subsidiary; provided that all such intercompany Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations in a manner reasonable acceptable to Administrative Agent pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement;
     (vi) Non-Guarantor Restricted Subsidiaries may become liable for Indebtedness owing to any Loan Party in an aggregate principal amount not to exceed $12,000,000 at any time outstanding, and any Non-Guarantor Restricted Subsidiary may become and remain liable with respect to Indebtedness owing to any other Non-Guarantor Restricted Subsidiary;

     (vii) the Borrowers and their Restricted Subsidiaries may become and remain liable for Non-Recourse Financing used to finance the construction, installation, purchase or lease of personal or real property (including Specified FF&E) for use in the business of a Borrower or one of its Restricted Subsidiaries provided that the Indebtedness incurred pursuant to this clause (vii) (and any refinancings of such Indebtedness) shall not exceed $75,000,000 (plus Refinancing Fees) outstanding at any time;
     (viii) to the extent that such incurrence does not result in the incurrence by the Borrowers or any of their Restricted Subsidiaries of any obligation for the payment of borrowed money of others, Indebtedness of the Borrowers or a Restricted Subsidiary incurred solely in respect of (x) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds, statutory claims of lessors, licensees, contractors, franchisees or customers, bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding, provided, that such Indebtedness was incurred in the ordinary course of business of the Borrowers or any of their Restricted Subsidiaries and in an aggregate principal amount outstanding under this clause (x) at any one time of less than $55,000,000 and (y) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding, to the extent that such Indebtedness is in an aggregate principal amount outstanding under this clause (y) at any one time of less than $45,000,000;
     (ix) the Borrowers or any Subsidiary Guarantor may become and remain liable for Indebtedness to employees, former employees, directors or former directors of the Borrowers or permitted transferees of such individuals (“Employee Repurchase Notes”) incurred in connection with any repurchase of employee options or stock upon death, disability, termination or exercise of any redemption or put of such option or stock of such employee in accordance with employment agreements or option plans or agreements as in effect on the Closing Date or approved by the Board of Directors of LVSI (“Permitted Employee Repurchases”); provided that such Indebtedness shall be unsecured and subordinated to the Obligations in a manner reasonable acceptable to Administrative Agent and shall expressly provide that payments thereon shall be required only to the extent not restricted by this Agreement;
     (x) the Borrowers and their Restricted Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed, at any time outstanding $60,000,000;
     (xi) the incurrence by the Borrowers or any Restricted Subsidiary of (a) Indebtedness (which may include Capital Lease obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation and/or improvement of property, plant or equipment used in the business of the Borrowers or the construction, installation, purchase or lease of real or personal property or equipment (including Specified FF&E) (including any refinancings thereof), in an aggregate principal amount not to exceed, at any time outstanding, $50,000,000 (plus any Refinancing Fees) and (b) Capital Lease obligations incurred in connection with the leasing of gaming equipment (including Specified FF&E) to be used in connection with the casino located at the Phase II Project in the aggregate amount at any time outstanding (and any refinancing of such Capital Lease obligations) not to exceed $15,000,000 (plus any Refinancing Fees);
     (xii) Indebtedness arising from any agreement entered into by any of the Borrowers or any of their Restricted Subsidiaries providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale;
     (xiii) Indebtedness incurred to fund Investments in Excluded Subsidiaries such that the aggregate amount of such Indebtedness incurred (including any refinancings thereof) does not exceed $125,000,000 (plus any Refinancing Fees) under this clause at any time outstanding;
     (xiv) to the extent it constitutes Indebtedness, obligations under Hedging Agreements that are incurred (a) with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (c) for the purpose of fixing or hedging commodities risk in connection with commodities to which a Borrower or a Restricted Subsidiary has actual exposure in connection with Phase II Project Costs and not for speculative purposes;
     (xv) so long as no Potential Event of Default (other than any such Potential Event of Default that would be cured by the incurrence thereof) or Event of Default has occurred and is continuing or would result therefrom, the Borrowers or any Subsidiary Guarantor may incur Permitted Subordinated Indebtedness;
     (xvi) so long as no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom, Permitted Subordinated Indebtedness or other Indebtedness; provided that at the time of incurrence, (a) the Borrowers’ Consolidated Senior Leverage Ratio does not exceed 2.25:1.0 on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds from such Indebtedness, (b) the Borrowers use the proceeds of such Indebtedness to finance Investments permitted hereunder in Excluded Subsidiaries or Non-Guarantor Restricted Subsidiaries and (c) such Indebtedness is not secured by a Lien on any of the Collateral;
     (xvii) Indebtedness owed by any Restricted Subsidiary to any Borrower or Restricted Subsidiary constituting an Investment permitted under subsections 7.3 (xiii), (xiv) or (xx); provided that all such intercompany Indebtedness due from any Loan Party shall be subordinated in right of payment, in a manner reasonably satisfactory to Administrative Agent, to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement; and

     (xviii) the incurrence by the Borrowers or any Restricted Subsidiary of Indebtedness incurred to finance the Borrowers’ or such Restricted Subsidiary’s obligations under the HVAC Services Agreements or to expand, add to or extend the Borrowers’ or any Restricted Subsidiary’s heating, ventilation, air conditioning or energy systems (including the Specified FF&E), in an aggregate amount at any time outstanding (including any refinancings thereof), not to exceed $15,000,000 (plus any Refinancing Fees).
     7.2 Liens and Related Matters.
     A. Prohibition on Liens. The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Borrower or Restricted Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except Permitted Liens.
     B. [Intentionally Omitted.]
     C. No Further Negative Pledges. Except with respect to capital stock of any Macau Excluded Subsidiaries or specific property encumbered to secure payment of particular Indebtedness or leases or to be sold pursuant to an executed agreement with respect to an Asset Sale, none of the Borrowers nor any of their Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than (i) as provided herein or in the other Loan Documents, (ii) as provided in the Bank Credit Facility Documents, the LVSC Note Documents, an Other FF&E Facility and the guarantees and collateral documents relating thereto, or in any agreement relating to any LVSC Permitted Indebtedness or to any other Indebtedness permitted to be secured by Permitted Liens other than Indebtedness permitted to be incurred pursuant to subsections 7.1 (v), (vi) or (xvii) including any refinancing thereof permitted hereunder provided that the provisions regarding the creation or assumption of Liens is not less favorable to the Borrowers, such Restricted Subsidiary or the lenders than those set forth in the documents evidencing the Indebtedness being refinanced, or (iii) as required by applicable law or any applicable rule or order of any Gaming Authority.
     D. No Restrictions on Subsidiary Distributions to the Borrowers or Other Subsidiaries. The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of their Restricted Subsidiaries to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s capital stock owned by the Borrowers or any other Restricted Subsidiary of the Borrowers, (ii) repay or prepay any Indebtedness owed by any such Restricted Subsidiaries to the Borrowers, (iii) make loans or advances to the Borrowers, or (iv) transfer any of its property or assets to the Borrowers other than (a) as provided herein or in the other Loan Documents, (b) as provided in the Bank Credit Facility Documents or Other FF&E Facility (including any permitted refinancing thereof) and any related collateral documents and guarantees, or in any agreement relating to Permitted Subordinated Indebtedness or any other Indebtedness permitted to be incurred pursuant to subsection 7.1(ii), (vii), (xi) or (xvii) including any refinancing thereof permitted hereunder provided that the provisions regarding dividends, distributions, repayments of Indebtedness, loans and advances and transfers of assets are not less favorable to the Borrowers, such Restricted Subsidiary or the lenders than those set forth in the documents evidencing the Indebtedness being refinanced, (c) by reason of customary non-assignment provisions in leases entered into the ordinary course of business and consistent with past practices and any leases permitted hereunder, (d) purchase money obligations for property or Capital Lease obligations for property or equipment, including Specified FF&E, acquired or leased in the ordinary course of business that impose restrictions of the nature set forth in clause (iv) above on the property so acquired, (e) any instrument governing Indebtedness or Securities of any Person that is an Excluded Subsidiary as in effect on the day that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person and its Restricted Subsidiaries or the property or assets of the Person and its Restricted Subsidiaries, (f) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of such Joint Ventures or covered by such joint venture agreements, (g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (h) any instrument governing Indebtedness or equity Securities of a Person acquired by the Borrowers or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (i) customary restrictions imposed by asset sale or stock purchase agreements relating to the sale of assets or by the Borrowers or any Restricted Subsidiary, (j) with respect to restrictions of the type set forth in clause (iv) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens other than Indebtedness permitted to be incurred pursuant to subsections 7.1 (v) or (xvii) so long as such restrictions only extend to the assets secured by such Permitted Liens, (k) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions, refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (a) through (j) above (provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of LVSI’s Board of Directors, no more restrictive with respect to such dividend and other payments restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing), or (l) as required by applicable law or any applicable rule or order of any Gaming Authority.
     7.3 Investments; Joint Ventures; Formation of Subsidiaries.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture or otherwise form or create any Restricted Subsidiary, except:

     (i) the Borrowers and their Restricted Subsidiaries may make and own Investments in Cash Equivalents;
     (ii) Investments existing on the Closing Date and described in Schedule 7.3;
     (iii) Investments (including the formation or creation of a Subsidiary) by any Borrower in another Borrower or in any Restricted Subsidiaries or by any Restricted Subsidiary in the Borrowers or other Restricted Subsidiaries; provided, that the aggregate amount of such Investments made by any Loan Party in or to Non-Guarantor Restricted Subsidiaries shall not exceed $12,000,000 at any time;
     (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;
     (v) receivables owing to the Borrowers or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrowers or any such Restricted Subsidiary deems reasonable under the circumstances;
     (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (vii) the Borrowers and their Restricted Subsidiaries may invest in any Non-Guarantor Restricted Subsidiary, in any Excluded Subsidiary or in any Joint Venture any cash or other property contributed to the Borrowers either (x) in exchange for common equity or (y) in the form of Shareholder Subordinated Indebtedness, by Adelson or any of his Affiliates or Related Persons for such purpose;
     (viii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers or any of their Restricted Subsidiaries may form and make Investments in new or existing Non-Guarantor Restricted Subsidiaries, Excluded Subsidiaries and in Joint Ventures; provided that (a) the aggregate amount of all such Investments (exclusive of any such Investments existing on the Closing Date and described in Schedule 7.3) shall not at any time exceed $25,000,000, (b) no Supplier Joint Venture shall own or operate or possess any material license, franchise or right used in connection with the ownership or operation of the Resort Complex or any material Project assets, (c) in the case of any Investment in a Supplier Joint Venture, LVSI shall have delivered an Officers’ Certificate which certifies that in the reasonable judgment of such officer the Investment in such Supplier Joint Venture will result in an economic benefit to the Borrowers (taking into account such Investment) as a result of a reduction in the cost of the goods or services being acquired from the Supplier Joint Venture over the life of the Investment and (d) in the case of an Excluded Subsidiary or Joint Venture, unless otherwise permitted by subsection 7.4, none of the Borrowers, nor any other Restricted Subsidiary of the Borrowers shall incur any liabilities or Contingent Obligations in respect of the obligations of such Excluded Subsidiary or Joint Venture;
     (ix) the Borrowers or any of their Restricted Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.14;
     (x) the Borrowers or any of their Restricted Subsidiaries may make loans or advances to their employees or directors or former employees or directors (a) to fund the exercise price of options granted under the Borrowers’ stock option plans or agreements or employment agreements, in each case, as approved by LVSI’s Board of Directors or (b) for other purposes in an amount not to exceed $2,000,000 in the aggregate outstanding at any time;
     (xi) the Borrowers and their Restricted Subsidiaries may hold investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to the Borrowers or any Restricted Subsidiary or in satisfaction of judgments;
     (xii) the Borrowers and their Restricted Subsidiaries may (x) create one or more Subsidiaries for the purpose of establishing foreign or domestic offices for marketing or to otherwise further the business of the Borrowers as described in subsection 7.12 hereof (at their election, the Borrowers may designate any such Subsidiary to be an Excluded Subsidiary) and (y) make Investments in any or all of such Subsidiaries in an aggregate amount not to exceed at any time $15,000,000;
     (xiii) the Borrowers and the Restricted Subsidiaries may make any Investments in any of the Excluded Subsidiaries, Non-Guarantor Restricted Subsidiaries or Joint Ventures, not to exceed at any time (a) $100,000,000 in the aggregate for Cash and Cash Equivalents and (b) $200,000,000 in the aggregate for any guarantee of Indebtedness of, or performance by, any Excluded Subsidiaries or Non-Guarantor Restricted Subsidiaries by the Borrowers or any of their Restricted Subsidiaries, which Contingent Obligation is permitted under subsection 7.4; provided that, notwithstanding the foregoing, Borrowers and the Restricted Subsidiaries may not make Investments in Joint Ventures in excess of $50,000,000 in the aggregate.
     (xiv) the Borrowers and any of their Restricted Subsidiaries may make Investments in any of the Excluded Subsidiaries or Non-Guarantor Restricted Subsidiaries in an amount equal to the sum of (1) 50% of (A) the Consolidated Net Income of the Borrowers and their Restricted Subsidiaries for the period (taken as one accounting period) from July 1, 2004 to the end of the LVSI’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (B) the amount paid or to be paid in respect of such period pursuant to subsection 7.5(v) to shareholders or members other than the Borrowers, plus (2) without duplication, 100% of the aggregate net cash proceeds received by the Borrowers since July 1, 2004 from capital contributions (other than: (i) cash equity contributions made by Adelson or any of his Affiliates to be included in Consolidated Adjusted EBITDA to meet the financial covenants set forth in subsection 7.6 or (ii) cash equity contributions funded from Indebtedness issued by LVSC which Indebtedness has been guaranteed by Borrowers or any of their respective Restricted Subsidiaries) or the issue or sale of equity Securities or debt Securities of the Borrowers that have been converted into or exchanged for such equity Securities of the Borrowers (other than equity Securities or such debt Securities of the Borrowers sold to a Restricted Subsidiary of the Borrowers), plus (3) the Appraised Value of the SECC if contributed, distributed or transferred without consideration (other than the assumption of liability taken into consideration in calculating the amount under this clause) to the Borrowers or any Subsidiary Guarantor, minus the amount of any liability assumed in connection with the contribution, distribution or transfer of such assets (which contribution, distribution or transfer may be in the form of all of the Capital Stock of an entity whose only material assets consist of the SECC) plus (4) to the extent not otherwise included in the Borrowers and their Restricted Subsidiaries’ Consolidated Net Income, 100% of the cash dividends or distributions or the amount of the cash principal and interest payments received since July 1, 2004, by the Borrowers or any Restricted Subsidiary from any Excluded Subsidiary or in respect of any Joint Venture (other than dividends or distributions to pay obligations of or with respect to such Excluded Subsidiary such as income taxes) until the entire amount of the Investment in such Excluded Subsidiary has been received or the entire amount of such Investment in a Joint Venture has been returned, as the case may be, and 50% of such amounts thereafter; provided, however that in the event that the Borrowers convert an Excluded Subsidiary to a Restricted Subsidiary, the Borrowers may add back to this clause the aggregate amount of any Investment in such Subsidiary that was an Investment made pursuant to subsection 7.3(ix) at the time of such Investment;
     (xv) the Borrowers and any of their Restricted Subsidiaries may make Investments out of the proceeds of the substantially concurrent sale or issuance of equity Securities of the Borrowers (or, to the extent the proceeds of such issuance are contributed to the Borrowers or their Restricted Subsidiaries, LVSC); provided that the amount of any net cash proceeds from the sale of such equity Securities shall be excluded from clause (xiv)(2) above;
     (xvi) the Borrowers and their Restricted Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $30,000,000; and
     (xvii) the Borrowers and their Restricted Subsidiaries may incur any Contingent Obligation permitted under subsection 7.4 to the extent such Contingent Obligation constitutes an Investment; and
     (xviii) Venetian may own Investments in the Phase II Mall Subsidiary in the form of the Intercompany Mall Note.
Notwithstanding anything to the contrary in this subsection 7.3, any cash Investments made in either Phase II Mall Borrower shall be made in the form of intercompany loans from Venetian to the Phase II Mall Subsidiary and shall increase the principal amount of the Intercompany Mall Note by the amount of such Investment.

     7.4 Contingent Obligations.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:
     (i) the Borrowers and the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations under “Rate Protection Agreements” (as defined in the Bank Credit Agreement as in effect on the date hereof or, at a Borrower’s request, with the consent of the Administrative Agent, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified with respect to such defined term) or other Hedging Agreements;
     (ii) the Borrowers and their Restricted Subsidiaries may become and remain liable with respect to the Contingent Obligations (a) for Indebtedness permitted under subsection 7.1 to the extent a Borrower or a Restricted Subsidiary is permitted to incur such Indebtedness under subsection 7.1 or (b) for other obligations of wholly-owned Restricted Subsidiaries;
     (iii) the Loan Parties may become and remain liable for customary indemnities under the Project Documents;
     (iv) the Borrowers and their Restricted Subsidiaries may become and remain liable with respect to other Contingent Obligations, provided that the maximum aggregate liability, contingent or otherwise, of the Borrowers and their Restricted Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $12,500,000;
     (v) the Borrowers and their Restricted Subsidiaries may become liable for Contingent Obligations made on behalf of Excluded Subsidiaries, Non-Guarantor Restricted Subsidiaries, Joint Ventures or LVSC (with respect to LVSC Permitted Indebtedness, in which event the Contingent Obligations shall be unsecured) in an amount, when aggregated (without duplication) with the amount of Investments made in Cash and Cash Equivalents pursuant to subsection 7.3(xiii) and Contingent Obligations incurred pursuant to this clause, not to exceed $300,000,000 at any time, so long as both before and after giving effect to the incurrence of such Contingent Obligations, no Potential Event of Default or Event of Default has occurred or is continuing; provided that, notwithstanding the foregoing, Borrowers and the Restricted Subsidiaries may not become liable for Contingent Obligations made on behalf of Joint Ventures in excess of $50,000,000 in the aggregate;
     (vi) the Borrowers and their Restricted Subsidiaries may become liable for unsecured Contingent Obligations made on behalf of LVSC with respect to LVSC Permitted Indebtedness in a principal amount, which, when aggregated together (without duplication) with the amount of Investments made pursuant to subsections 7.3(viii), (xiv) and (xvi), shall not exceed the aggregate amount of Investments that are permitted under subsections 7.3(viii), (xiv) and (xvi), so long as both before and after giving effect to the incurrence of such Contingent Obligations, no Potential Event of Default or Event of Default has occurred or is continuing;
     (vii) the Borrowers and their Restricted Subsidiaries may become liable for unsecured Contingent Obligations made on behalf of LVSC with respect to the LVSC Permitted Credit Facility Refinancing Indebtedness, so long as both before and after giving effect to the incurrence of such Contingent Obligations, no Potential Event of Default or Event of Default has occurred or is continuing;
     (viii) the Borrowers and their Restricted Subsidiaries may become liable for unsecured Contingent Obligations made on behalf of LVSC with respect to LVSC Permitted Indebtedness so long as: (a) the Consolidated Leverage Ratio on the date that such Contingent Obligations are incurred (after giving effect to such guaranteed Indebtedness) is no greater than 3.0:1.0 and (b) so long as both before and after giving effect to the incurrence of such Contingent Obligation, no Potential Event of Default or Event of Default has occurred or is continuing;
     (ix) Investments permitted under subsection 7.3 to the extent they constitute Contingent Obligations; and
     (x) the Borrowers and the Restricted Subsidiaries may become and remain liable with respect to unsecured Contingent Obligations made on behalf of LVSC in respect of the LVSC Notes.
     7.5 Restricted Payments.
     Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except:
     (i) the Borrowers may make regularly scheduled or required payments of principal and interest in respect of any Other Indebtedness or Permitted Subordinated Indebtedness of the Borrowers in accordance with the terms of, and only to the extent required by the agreement pursuant to which such Other Indebtedness or Permitted Subordinated Indebtedness was issued provided that (a) any such payments in respect of any Employee Repurchase Note or Permitted Subordinated Indebtedness may be made only to the extent no Event of Default or Potential Event of Default shall then exist and be continuing or would result therefrom and (b) any such payments in respect of any Employee Repurchase Note may be made only to the extent that the Consolidated Interest Coverage Ratio without giving effect to any Conforming Adelson L/C or substitute cash equity contribution by Adelson or his Affiliates pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA for the four Fiscal Quarter period ended on the most recent Quarterly Date preceding such payment or such shorter period tested on such Quarterly Date under subsection 7.6A (determined on a pro forma basis as though such payment on the Employee Repurchase Note had been made during the period tested as of such Quarterly Date under subsection 7.6A) would have been in compliance with the requirements of subsection 7.6A as certified to the Administrative Agent by the chief financial officer of the Borrowers, on behalf of the Borrowers, at the time of such payment;
     (ii) [Intentionally omitted];
     (iii) [Intentionally omitted];
     (iv) the Borrowers and their Subsidiaries may redeem or purchase any equity interests in the Borrowers or their Subsidiaries or any Indebtedness of the Borrowers or their Subsidiaries to the extent required by any Nevada Gaming Authority or any other applicable gaming authority in order to preserve a material Gaming License, provided that so long as such efforts do not jeopardize any material Gaming License, the Borrowers shall have diligently tried to find a third-party purchaser for such equity interests or Indebtedness and no third-party purchaser acceptable to the Nevada Gaming Authority is willing to purchase such equity interests or Indebtedness within a time period acceptable to the Nevada Gaming Authority;
     (v) “catch up” cash distributions in an amount not to exceed $15,000,000 to LVSC pursuant to subsection 7.5(v) of the Bank Credit Agreement in effect on the date hereof relating to LVSC’s 2006 tax year;
     (vi) (a) the Loan Parties may make Restricted Payments to other Loan Parties, (b) any Non-Guarantor Restricted Subsidiary may make Restricted Payments to Loan Parties, and (c) any Non-Guarantor Restricted Subsidiary may make Restricted Payments to any other Non-Guarantor Restricted Subsidiary;
     (vii) the Borrowers may make Permitted Employee Repurchases so long as (a) no Event of Default or Potential Event of Default shall exist and be continuing or would result therefrom and (b) the Consolidated Interest Coverage Ratio (without giving effect to any Conforming Adelson L/C or substitute cash equity contribution by Adelson or his Affiliates pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA) for the four Fiscal Quarter period ended as of the most recent Quarterly Date prior to such repurchase or such shorter period tested on such immediately preceding Quarterly Date under subsection 7.6A (determined on a pro forma basis as though such Permitted Employee Repurchase had been made during the period tested as of such Quarterly Date under subsection 7.6A) would have been in compliance with the requirements of subsection 7.6A as certified to the Administrative Agent by the chief financial officer of the Borrowers, on behalf of the Borrowers, at the time of such payment;
     (viii) the Borrowers may make repurchases of capital stock of any of the Borrowers deemed to occur upon exercise of stock options to the extent such capital stock represents a portion of the exercise price of such options;
     (ix) [Intentionally omitted];
     (x) the Borrowers and their Restricted Subsidiaries may make cash Restricted Payments to LVSC to enable LVSC (A) to pay franchise taxes, accounting,

legal and other fees required to maintain its corporate existence and to provide for any other reasonable and customary operating costs, and (B) to enable LVSC to pay customary and reasonable costs and expenses of a proposed offering of securities or incurrence of Indebtedness of LVSC that is not consummated;
     (xi) the Borrowers and their Restricted Subsidiaries shall be entitled to make payments to LVSC pursuant to a tax sharing agreement described in subsection 7.10;
     (xii) LVSI may make cash distributions to LVSC to enable LVSC to pay dividends on its common stock; provided that (a) the Substantial Completion Date has occurred, and (b) the Consolidated Leverage Ratio on the date of such payment is no greater than 4.0:1.0; provided further that such payments shall not exceed $25,000,000 in any twelve-month period unless the Consolidated Leverage Ratio on each Quarterly Date and date of such payment occurring during such twelve-month period is no greater than 3.0:1.0, in which case such payments shall not exceed $50,000,000; provided further that, at any time when (1) the Bank Credit Facilities are rated at least Baa3 (with at least a stable outlook) from Moody’s and BBB- (with at least a stable outlook) from S&P (or any equivalent rating by Moody’s or S&P), (2) the Consolidated Leverage Ratio is no greater than 3.0:1.0, and (3) the Consolidated Interest Coverage Ratio is at least 2.5:1.0, the foregoing restrictions on the amount of any such dividends or distributions shall not apply;
     (xiii) the Borrowers may make other Restricted Payments in an amount not to exceed $20,000,000; and
     (xiv) the Borrowers may pay dividends or make distributions to LVSC to allow LVSC to make scheduled interest payments and pay liquidated damages on (a) any LVSC Permitted Indebtedness guaranteed by the Borrowers and/or their Restricted Subsidiaries in compliance with subsection 7.4(iv), (v), (vi), (vii) or (viii), and (b) the LVSC Notes.
     7.6 Financial Covenants.
     A. Minimum Consolidated Interest Coverage Ratio. The Borrowers will not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Minimum
Consolidated
Interest
Period	Coverage Ratio
From the Closing Date through (and including) the last day of the Fiscal Quarter in which the Substantial Completion Date occurs	1.4:1.0

The first Fiscal Quarter after the Fiscal Quarter in which the Substantial Completion Date occurs and thereafter	1.6:1.0

     B. Maximum Consolidated Leverage Ratio. The Borrowers shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Maximum
Consolidated
Period	Leverage Ratio
From the Closing Date through (and including) the last day of the Fiscal Quarter in which the Substantial Completion Date occurs	7.25:1.0

The first two Fiscal Quarters after the Fiscal Quarter in which the Substantial Completion Date occurs	6.75:1.0

The third and fourth Fiscal Quarters after the Fiscal Quarter in which the Substantial Completion Date occurs	6.25:1.0

The fifth and sixth Fiscal Quarters after the Fiscal Quarter in which the Substantial Completion Date occurs	5.75:1.0

The seventh Fiscal Quarter after the Fiscal Quarter in which the Substantial Completion Date occurs and thereafter	5.0:1.0
     C. [Intentionally Omitted.]
     7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, alter the corporate, capital or legal structure (except with respect to changes in capital structure to the extent a Change of Control does not occur as a result thereof) of any Borrower, or any of its Restricted Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (other than inventory in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:
     (i) as permitted under the terms of this Agreement or any other Loan Document;
     (ii) the Borrowers and their Restricted Subsidiaries may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Borrowers and their Restricted Subsidiaries in each case to the extent in the ordinary course of business, provided that either (A) such disposal does not materially adversely affect the total value of either the Collateral or the other assets of the Borrowers and Subsidiary Guarantors or (B) prior to or promptly following such disposal any such property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Permitted Liens;
     (iii) the Borrowers and their Restricted Subsidiaries may sell or otherwise dispose of (A) assets (which are not Collateral) in transactions that do not constitute Asset Sales and (B) Collateral in transactions that do not constitute Collateral Sales;
     (iv) the Borrowers and their Restricted Subsidiaries may make Asset Sales of assets (other than Collateral) having a fair market value not in excess of $20,000,000; provided in each case that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof in the judgment of the Board of Directors of LVSI; (2) at least 75% of the consideration received shall be cash or Cash Equivalents; and (3) the proceeds of such Asset Sales shall be applied as required by the Bank Credit Agreement;
     (v) the Borrowers and their Restricted Subsidiaries may have an Event of Loss;
     (vi) the Restricted Subsidiaries may issue equity Securities to any Borrower or to any other Restricted Subsidiary or the Borrowers may issue equity Securities to each other;
     (vii) the Borrowers and their Restricted Subsidiaries may (a) enter into any leases with respect to any space on or within the Existing Facility or the Phase II Project (including the Phase II Mall Lease (which Phase II Mall Lease may be terminated in accordance with its terms upon conveyance of the parcels covered thereby by LCR to Phase II Mall Subsidiary) and the Master Lease), (b) be a party to any lease in effect on the Closing Date, each of which lease of real property is set forth on Schedule 7.7 hereto (as such lease may be amended, modified or supplemented in accordance with the terms of this Agreement) or (c) enter into any other lease (other than a lease of Collateral) in connection with the business of the Borrowers and their Restricted Subsidiaries as may be permitted under subsection 7.12;
     (viii) (a) any Borrower may be merged with (or liquidated into) another Borrower and any Subsidiary Guarantor may be merged with (or liquidated into) any other Subsidiary Guarantor or any Borrower and (b) any Non-Guarantor Restricted Subsidiary may be merged with (or liquidated into) any Restricted Subsidiary;
     (ix) [Intentionally Omitted];
     (x) (a) any Borrower may sell, lease or otherwise transfer assets to another Borrower or, except with respect to Collateral, to a wholly-owned Subsidiary Guarantor and any wholly-owned Subsidiary Guarantor may sell, lease or otherwise transfer assets to any other wholly-owned Subsidiary Guarantor or to a Borrower, and (b) the Borrowers and their Restricted Subsidiaries may sell, lease or otherwise transfer assets (other than Collateral) to Excluded Subsidiaries, Non-Guarantor Restricted Subsidiaries and Joint Ventures to the extent constituting Investments permitted by subsection 7.3;
     (xi) the Borrowers may dedicate space for the purpose of constructing (i) a mass transit system, (ii) a pedestrian bridge over Las Vegas Boulevard and Sands Avenue or similar structures to facilitate pedestrians or traffic, (iii) a right turn lane or other roadway dedication at or near the Resort Complex and (iv) other improvements reasonably requested by a Governmental Instrumentality; provided in each case that such dedication does not materially impair the use or operations of any portion of the Resort Complex;
     (xii) the Borrowers may license trademarks and trade names in the ordinary course of business;
     (xiii) the Borrowers and their Restricted Subsidiaries may transfer any assets leased or acquired with proceeds of a Non-Recourse Financing permitted under subsection 7.1 or any other financing permitted under subsection 7.1 and secured by a Permitted Lien to the lender providing such financing upon default, expiration or termination of such Non-Recourse Financing or other financing;
     (xiv) the Borrowers may sell receivables for fair market value in the ordinary course of business;
     (xv) any Borrower may merge into a holding company in order to create a new holding company parent, to change its place of organization or to convert LVSI into a “C corporation” or a limited liability company or partnership, and LVSI may convert into a limited liability company or partnership so long as it gives the Administrative Agent at least forty five days’ notice (or thirty days’ notice in the case of a conversion of LVSI into a limited liability company or partnership) before it changes its name, identity or corporate structure and shall execute and deliver such instruments and documents as may reasonably be required by the Administrative Agent to maintain a prior perfected security interest in the Collateral;
     (xvi) the Borrowers and their Restricted Subsidiaries may incur Liens permitted under subsection 7.2;

     (xvii) the consummation of the Refinancing and the Transactions no later than the Closing Date, and any other transactions contemplated thereby;
     (xviii) [Intentionally Omitted];
     (xix) the Borrowers may transfer two certain parcels of land, one located on Sands Avenue and part of the Central Park West site and a second located along Las Vegas Boulevard to Clark County, in exchange for a parcel of land located at approximately the southeast corner of Las Vegas Boulevard and Sands Avenue;
     (xx) the Borrowers may be a party to the HVAC Ground Lease;
     (xxi) LVSI may lease the casino within the Existing Facility from Venetian pursuant to the Casino Lease;
     (xxii) [Intentionally Omitted];
     (xxiii) the consummation of one or more public offerings of the equity Securities of LVSC;
     (xxiv) the transfer, exchange, subdivision or similar transaction with respect to the Central Park West Site with an adjoining, adjacent or nearby property owner under which a substantially equivalent amount (or more valuable parcel) of land as comprises the Central Part West Site would be obtained or retained, as the case may be, by a Borrower or a Restricted Subsidiary, which substantially equivalent (or more valuable) property to be obtained or retained by such Borrower or Restricted Subsidiary occupies a more favorable location with respect to the Existing Site and the SECC; and
     (xxv) LVSI may lease the casino within the Phase II Project pursuant to a lease with LCR in substantially the form of the Casino Lease or as otherwise reasonably acceptable to the Administrative Agent.
     Notwithstanding the foregoing provisions of this subsection 7.7, clause (vii) shall be subject to the additional provisos that: (a) no Event of Default or Potential Event of Default shall exist and be continuing at the time of such transaction or lease or would occur after or as a result of entering into such transaction or lease (or immediately after any renewal or extension thereof at the option of the Borrowers or one of their Restricted Subsidiaries), (b) such transaction or lease will not materially interfere with, impair or detract from the operation of the business of the Borrowers and their Restricted Subsidiaries, (c) such transaction or lease is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease, taken as a whole, is commercially reasonable and fair to the Borrowers and their Restricted Subsidiaries in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions or shopping venues or other applicable venues, (d) no gaming or casino operations (other than the operation of arcades and games for children) may be conducted on any space that is subject to such transaction or lease other than by the Borrowers and their Restricted Subsidiaries, (e) no lease may provide that the Borrowers or any of their Restricted Subsidiaries may subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee (except as provided in the Casino Level Mall Lease), and (f) with respect to the Collateral, the tenant under such lease shall provide Administrative Agent on behalf of the Lenders with a subordination and access agreement in form and substance reasonably satisfactory to Administrative Agent.
     Further notwithstanding the foregoing provisions of this subsection 7.7, any sale, transfer, conveyance, assignment or other voluntary disposition of any Collateral (other than in connection with sales or other dispositions that do not constitute Collateral Sales) shall be subject to the further conditions that (a) no Event of Default shall exist and be continuing at the time thereof, (b) the consideration received for such sale, transfer, conveyance, assignment or other disposition shall be in an amount at least equal to the fair market value thereof in the judgment of the Senior Management of LVSI, (c) except as permitted by subsections 7.7(ii), (v), (x) and (xvi), not less than 75% of the consideration therefor shall be cash or Cash Equivalents and paid in full upon such sale, transfer, conveyance, assignment or other disposition, (d) the Net Collateral Sale Proceeds derived therefrom shall be applied as required by subsection 2.4B(iii)(a), and (e) nothing herein shall permit any lease, licensing or similar transaction by any Borrower as landlord, lessor, licensor or similar party with respect to all or any part of the Collateral.
     7.8 Sales and Lease-Backs.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Borrowers or any of their Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) which Borrowers or any of their Restricted Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrowers or any of their Restricted Subsidiaries to any Person in connection with such lease, except that (a) the Borrowers and their Restricted Subsidiaries may enter into sale-leaseback transactions in connection with any Non-Recourse Financing permitted hereunder to the extent that the assets subject to such sale-leaseback are acquired contemporaneously with, or within 180 days prior to, such Non-Recourse Financing or such other financings and with the proceeds thereof and no Borrower nor any of its Restricted Subsidiaries theretofore held any interest in such asset, and (b) LCR may enter into and remain liable under the Master Lease and Venetian may remain liable under the Phase I Mall Operative Documents.
     7.9 Sale or Discount of Receivables.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.
     7.10 Transactions with Shareholders and Affiliates.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale,

lease or exchange of any property or the rendering of any service) with any Borrower or with any Affiliate of a Borrower, except, that the Borrowers and their Restricted Subsidiaries may enter into and permit to exist:
     (i) transactions that are on terms that are not less favorable to that Borrower or Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate if (a) Borrowers have delivered to the Administrative Agent (1) with respect to any transaction involving an amount in excess of $1,000,000, an Officers Certificate certifying that such transaction complies with this subsection 7.10, (2) with respect to any transaction involving an amount in excess of $2,000,000, a resolution adopted by a majority of the disinterested non-employee directors of the applicable Borrower or Restricted Subsidiary approving such transaction and an Officers Certificate certifying that such transaction complies with this subsection 7.10, at the time such transaction is entered into and (c) with respect to any such transaction that involves aggregate payments in excess of $15,000,000 or that is a loan transaction involving a principal amount in excess of $15,000,000, an opinion as to the fairness of the financial terms to the applicable Borrower or Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor at the time such transaction is entered into,
     (ii) the Services Agreement, the LVSC Corporate Services Agreement and the Procurement Services Agreement;
     (iii) purchases of materials or services from a Supplier Joint Venture by the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business on arm’s length terms;
     (iv) any employment, compensation, indemnification, noncompetition or confidentiality agreement or arrangement entered into by the Borrowers or any of their Restricted Subsidiaries with their employees or directors or directors of LVSC in the ordinary course of business or as approved by a majority of the independent members of the board of directors of the Borrowers or any of their Restricted Subsidiaries (or by a committee of such board, the majority of which consists of independent directors) in its reasonable determination, including the employment agreements referred to in subsection 6.14;
     (v) loans or advances to employees of the Borrowers or their Restricted Subsidiaries permitted under subsection 7.3(vi) or (x);
     (vi) the payment of reasonable fees to directors of the Borrowers and their Restricted Subsidiaries who are not employees of the Borrowers or their Restricted Subsidiaries;
     (vii) the grant of restricted stock, stock options, performance based incentive awards or similar rights to employees and directors of any of the Borrowers or directors of LVSC pursuant to agreements or plans approved by the Board of Directors of

LVSI and any repurchases of stock or options of the Borrowers from such employees or directors to the extent permitted by subsection 7.5;
     (viii) transactions between or among Borrowers and any of their wholly-owned Restricted Subsidiaries;
     (ix) the transactions contemplated by each Project Document;
     (x) the transactions contemplated by the Cooperation Agreement;
     (xi) the transactions contemplated by the HVAC Services Agreements;
     (xii) the use of the Congress Center or the meeting space in the Existing Facility by Interface; provided that Venetian receives fair market value for the use of such property;
     (xiii) employees of Interface may participate in LVSI’s 401(k) Retirement Plan if Interface reimburses the Borrowers for a pro rata portion of the administrative expenses of such plan based on the number of employees of each of Interface and LVSI participating in such plan;
     (xiv) the Borrowers may reimburse Yona Aviation Services, Inc., or its successors for its operating and lease costs related to the use of its aircraft by the Borrower’s employees (based on allocated costs);
     (xv) the preferred reservation system agreement, one or more meeting services agreements, one or more agreements for the use of any space in the SECC, and one or more management or operating agreements with respect to the SECC;
     (xvi) (i) license agreements with a Macau Excluded Subsidiary and (ii) any other agreements with a Macau Excluded Subsidiary, provided the terms of such other agreement under clause (ii) or any amendment to such agreement are no less favorable to the Borrowers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrowers or such Restricted Subsidiary with an unrelated Person;
     (xvii) [Intentionally omitted]; (xviii) Shareholder Subordinated Indebtedness; (xix) issuances of Securities by the Borrowers;
     (xx) Investments in, and licenses and other agreements with, Joint Ventures permitted hereunder;
     (xxi) the Master Lease, the Phase II Mall Lease, the Reimbursement Agreement, the Intercompany Mall Note, the Disbursement Agreement and the

transactions contemplated thereunder, and the transfer of the Phase II Air Parcel to the Phase II Mall Subsidiary;
     (xxii) any agreement by an Excluded Subsidiary to pay Management Fees to the Borrowers or a Restricted Subsidiary directly or indirectly;
     (xxiii) any registration rights agreement to provide for the registration under the Securities Act of the capital stock interests held by Affiliates;
     (xxiv) transactions contemplated by the Casino Lease;
     (xxv) Investments permitted by subsection 7.3 and Restricted Payments permitted by Subsection 7.5;
     (xxvi) transactions consummated on or prior to the Closing Date in connection with the Refinancing, the Prior Transactions and the Transactions;
     (xxvii) [Intentionally Omitted];
     (xxviii) transactions permitted by subsection 7.7;
     (xxix) transactions contemplated by the Tax Sharing Agreement or another tax sharing agreement with LVSC in form and substance reasonably satisfactory to the Administrative Agent;
     (xxx) an agreement with Interface to provide audio visual, telecommunications, electrical, janitorial and other related services to group customers of the Existing Facility;
     (xxxi) transactions and agreements set forth on Schedule 7.10;
     (xxxii) one or more management or services agreements among the Borrowers, LVSC and/or IEL providing for certain corporate, managerial, aviation and/or hotel services and any amendments, modifications or supplements thereto, and the transactions contemplated thereby, provided that such amendments or modifications are approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed (it being agreed that any increase or decrease to the allocation of indirect costs to LVSI of less than 10% shall be deemed to be reasonable and shall not require any approval);
     (xxxiii) one or more leases by the Borrowers on fair market terms (as reasonably determined by management of the Borrowers) of space in the Phase II Mall prior to the sale of the Phase II Mall to GGP; and
     (xxxiv) the use of the SECC by the Borrowers; provided that the Borrowers pay a fair market rate (as reasonably determined by management of the Borrowers) for the use of such property.

     7.11 Disposal of Subsidiary Stock.
     Except in connection with (i) a Restricted Payment permitted by subsection 7.5 (xiii) or (xv) or (ii) a transaction (including a liquidation, dissolution, conveyance, sale, lease, transfer or other disposition) permitted by subsection 7.7 (iii), (iv), (viii), (ix), (x) or (xvii), the Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of Venetian or any of the Restricted Subsidiaries, except (i) to qualify directors if required by applicable law and (ii) to the extent required by any Nevada Gaming Authority or any other gaming authority in order to preserve a material Gaming License; provided however, that the valuation of such Restricted Subsidiary for purposes of determining whether such sale, assignment, pledge or disposition is permitted under subsection 7.5(xiii) or subsection 7.7 (iii), (iv) or (x) as the case may be, shall be the fair market value of such Restricted Subsidiary as a going concern, as determined by the board of directors of LVSC.
     7.12 Conduct of Business.
     The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, engage in any business activity except those business activities engaged in on the Closing Date and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, retail sales, or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Borrowers and their Restricted Subsidiaries.
     7.13 Certain Restrictions on Changes to Certain Documents.
     A. Modifications of Certain Operative Documents and Permits; New Material Contracts or Permits. The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, agree to any material amendment to, or waive any of its material rights under, any Permit or Material Contract or enter into new Material Contracts (other than Project Documents permitted by, and in accordance with the terms of, the Disbursement Agreement and the Cooperation Agreement) or Permits (it being understood that any Material Contracts which are covered by clause B or C below shall also be subject to the restrictions set forth therein) without in each case obtaining the prior written consent of Requisite Lenders if in any such case, such amendment or waiver or new Material Contract or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect Lenders in any material respect.
     B. Amendments of Documents Relating to Preferred Equity and Other Indebtedness. Except in connection with the termination of the preferred equity interests of any Borrower, the Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, amend or otherwise change the terms of any preferred equity interests of any Borrower (for so long as any such preferred equity interests are outstanding) or any such Restricted Subsidiary or documents governing Permitted Subordinated Indebtedness (except in connection with a defeasance or permitted refinancing thereof) or permit the termination thereof (other than in accordance with the terms thereof), or make any payment consistent with an amendment thereof or change thereto (except in connection with a defeasance or permitted refinancing thereof), if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Indebtedness or obligations evidenced thereby (or a trustee or other representative on their behalf) which would be materially adverse to the Borrowers, such Restricted Subsidiary or the Lenders.
     C. Certain Other Restrictions on Amendments. The Borrowers shall not, and shall not permit any of their Subsidiaries to, agree to any material amendment to, or waive any of its material rights under the Resort Complex Operative Documents which would adversely affect the Lenders in connection with this Agreement or the transactions contemplated hereby, including any material amendment to, or any waiver of material rights under Article III, Sections 1 and 3, Article IV, Section A, Article IX(b)-(e), Articles X-XII and Article XIV, Sections 1, 3, 5, 7, 8, 9, 15 and 27 of the Cooperation Agreement, without obtaining the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, however, that no consent of the Administrative Agent or any Lender shall be required to amend in a commercially reasonable manner the Cooperation Agreement solely in respect of the matters described on Schedule 7.13C hereto pursuant to the Fourth Amended and Restated REA (as defined in the Cooperation Agreement on the date hereof).
     D. Consent to Certain Agreements. Notwithstanding the foregoing provisions of this subsection 7.13, on or after the Closing Date, the Borrowers may enter into amendments to the HVAC Services Agreement (to provide for the provision of heating, ventilation and air conditioning to the Phase II Project) and the Cooperation Agreement (to (i) cover the relationship between the Existing Facility and the Phase II Project and/or the relationship between the Phase II Project and the Phase II Mall, and to otherwise reflect the fact that the integrated complex includes, or will include, the Existing Facility and the Phase II Project, and (ii) replace the reference to “one (1) year” in the second sentence of Section 13 of Article X with a reference to “three (3) years”), in each case, pursuant to the terms of Section 6.1 of the Disbursement Agreement (while still in effect), and in each case in form and substance reasonably satisfactory to the Administrative Agent.
     E. Modifications of Disbursement Agreement. Prior to the Final Completion Date, none of the Borrowers nor any of their Restricted Subsidiaries shall permit (i) any provision of the Disbursement Agreement to be amended, waived or otherwise modified if such amendments, waivers or other modifications, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect Lenders in connection with this Agreement or the transactions contemplated hereby in any material respect, or (ii) the Disbursement Agreement to be terminated, cancelled or otherwise revoked (except that it may be terminated, cancelled or revoked in connection with a refinancing, replacement or repayment of the Bank Credit Agreement).
     F. Modification to Tax Sharing Agreement. The Borrowers shall not permit any amendment or other modification to the Tax Sharing Agreement that would be adverse in any material respect to the Lenders in connection with this Agreement or the transactions contemplated hereby.

     7.14 Consolidated Capital Expenditures.
     A. The Borrowers shall not, and shall not permit their Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures, in any period indicated below, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such period; provided that any such amount referred to below, if not expended in the period in which it is permitted, may be carried over for expenditure in (but only in) the next succeeding such period; provided further that the Maximum Consolidated Capital Expenditures Amount for any period beginning January 1, 2005 or later and consisting of fewer than a full Fiscal Year shall be pro rated for the number of days in such period:

Maximum
Four Fiscal Quarter	Consolidated Capital
Period	Expenditures Amount
The Fiscal Year beginning January 1, 2005 and ending December 31, 2005	$120,000,000

The Fiscal Year beginning January 1, 2006 and ending December 31, 2006	$90,000,000

Each subsequent Fiscal Year (or, in the case of the Fiscal Year in which the Maturity Date occurs, portion thereof) through the Maturity Date	$250,000,000
     B. Notwithstanding the foregoing, the Borrowers and their Restricted Subsidiaries may make or incur Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination of Maximum Consolidated Capital Expenditures under the foregoing subsection 7.14A) (i) with the proceeds of equity contributions to the Borrowers or any of their Restricted Subsidiaries by any Person other than a Borrower or any Restricted Subsidiary, provided that (x) no Event of Default or Potential Event of Default shall have occurred and be continuing when such Consolidated Capital Expenditure is made or incurred and (y) the applicable Borrower or Restricted Subsidiary notifies the Administrative Agent in writing that such proceeds (or applicable portion thereof) are to be used for Consolidated Capital Expenditures or (ii) with insurance proceeds received by the Borrowers or any of their Restricted Subsidiaries from any Event of Loss so long as such Consolidated Capital Expenditures are to replace, repair or restore any properties or assets in respect of which such proceeds were paid.
     7.15 Fiscal Year.
     No Borrower shall change its Fiscal Year-end from December 31.
     7.16 [Intentionally Omitted].
     7.17 [Intentionally Omitted].
     7.18 Declaration of Restricted Subsidiaries.

     The Borrowers may designate any Excluded Subsidiary to be a “Restricted Subsidiary” under this Agreement; provided that no Event of Default has occurred or would occur as a result of such designation; provided further that, so long as any Bank Credit Agreement is effective, each Subsidiary that is a “Restricted Subsidiary” under such Bank Credit Agreement shall also be a Restricted Subsidiary under this Agreement.
     7.19 Intentionally Omitted.
     7.20 Commonality of Obligors and Restricted Subsidiaries. No Subsidiary of any Borrower that is not a Borrower or Subsidiary Guarantor hereunder shall be a borrower or guarantor under any of the Bank Credit Facility Documents or shall grant a Lien upon any of its assets to secure any of the obligations under any of the Bank Credit Facility Documents.
     Section 8. Events of Default.
     If any of the following conditions or events set forth in this Section shall occur (any such conditions or events collectively “Events of Default”):
     8.1 Failure to Make Payments When Due.
     Failure by the Borrowers to pay any installment of principal on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by the Borrowers to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or
     8.2 Default under Other Indebtedness or Contingent Obligations.
     (i) Failure of any Borrower or any of its Restricted Subsidiaries (or any of their respective Subsidiaries) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations with an aggregate principal amount of $30,000,000 or more, in each case beyond the end of any grace period provided therefor; (ii) breach or default by any Borrower or any of its Restricted Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (in each case at the end of any grace period provided therefor); or (iii) any breach or default by any party of the type referred to in subsections 8.2 (i) or (ii) above of the LVSC Notes Documents or any documents related to the LVSC Permitted Indebtedness, in each case that are guaranteed by the Borrowers or any of their Restricted Subsidiaries; or
     8.3 Breach of Certain Covenants.
     Failure of Loan Parties to perform or comply with any term or condition contained in:

     (i) subsection 2.5, 6.2, 6.12 or Section 7 of this Agreement;
     (ii) Section 7.1.8(b) of the Disbursement Agreement (a) as in effect on the date hereof or (b) as such section may be hereafter amended, supplemented or otherwise modified;
     (iii) Section 7.1.2 of the Disbursement Agreement (a) as in effect on the date hereof or (b) as such section may be hereafter amended, supplemented or otherwise modified; or
     (iv) Section 7.1.6(c) of the Disbursement Agreement (a) as in effect on the date hereof or (b) as such section may be hereafter amended, supplemented or otherwise modified.
     8.4 Breach of Warranty.
     Any representation, warranty, certification or other statement made by the Borrowers or any of their Restricted Subsidiaries in any Loan Document or in any statement or certificate at any time given by the Borrowers or any of their Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or
     8.5 Other Defaults Under Loan Documents.
     (i) Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (x) an officer of the Borrowers or such Loan Party becoming aware of such default or (y) receipt by the Borrowers and such Loan Party of notice from Administrative Agent or any Lender of such default; or (ii) except as provided in clauses (ii), (iii) and (iv) of subsection 8.3, an Event of Default shall have occurred and be continuing under the Disbursement Agreement (it being understood that if such Event of Default is cured (but not waived), then the related Event of Default under this Section 8.5(ii) shall automatically be deemed cured); or
     8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.
     (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower, under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower, for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or
     8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.
     (i) A Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower shall make any assignment for the benefit of creditors; or (ii) a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and in each case a period of 30 days shall have elapsed; or the Board of Directors of a Borrower or any of its Restricted Subsidiaries or either Phase II Mall Borrower (or any committee thereof) or of its managing member shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or
     8.8 Judgments and Attachments.
     Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $30,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against a Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain unpaid and undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
     8.9 Dissolution.
     Any order, judgment or decree shall be entered against a Borrower or any of its Restricted Subsidiaries decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
     8.10 Employee Benefit Plans.
     There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of a Borrower, or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension

Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $25,000,000; or
     8.11 Change in Control.
     A Change of Control shall occur; or
     8.12 Failure of Guaranty; Repudiation of Obligations.
     At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force or effect (other than in accordance with its terms), or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction, or the Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in the Collateral for any reason other than the failure of the Administrative Agent or any Lender to take any action within its control, except as otherwise contemplated in any Loan Document, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability prior to the Termination Date or (vi) the subordination provisions in the Employee Repurchase Notes or in any other instrument required under any provision of this Agreement to be subordinated to the Obligations shall cease to be enforceable against the holder thereof; or
     8.13 Default Under or Termination of Operative Documents.
     Except in connection with a refinancing, repayment or defeasance thereof as permitted by the Loan Documents, any of the Operative Documents (other than the Phase II Mall Sale Agreement, any LVSC Notes Documents or any documents relating to LVSC Permitted Indebtedness and any Other FF&E Facility) shall terminate or be terminated or canceled, prior to its stated expiration date or any Borrower shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) or any of their Subsidiaries shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any such Operative Document; provided that a default or termination under any Project Document or Resort Complex Operative Document shall constitute an Event of Default hereunder only if such default or termination would reasonably be expected to cause a Material Adverse Effect, either individually or in the aggregate; or
     8.14 Default Under or Termination of Permits.
     A Borrower or any of its Restricted Subsidiaries shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the material terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any material Permit, including the Gaming License held by LVSI or any such Permit or any material provision thereof shall be terminated or fail to be in full force and effect or any Governmental Instrumentality shall challenge or seek to revoke any such Permit if such failure to perform, breach or termination could reasonably be expected to have a Material Adverse Effect; or
     8.15 Intentionally Omitted.
     8.16 Certain Investments in any Excluded Subsidiary.
     Adelson or any of his Affiliates (other than the Borrowers and their Subsidiaries) shall directly acquire or hold any Investment in any Excluded Subsidiary or any Person which any Excluded Subsidiary controls or in which any Excluded Subsidiary holds an Investment other than (a) purchases of its public debt securities in the secondary market, (b) in the case of Foreign Excluded Subsidiaries, Investments through loans or other indebtedness or guaranties, (c) in the case of Excluded Subsidiaries, guarantees, (d) in the case of Excluded Subsidiaries in order to avoid, prevent or cure a default under agreements relating to such Excluded Subsidiaries’ Indebtedness, any Investments, or (e) in the case of Excluded Subsidiaries, Investments by LVSC through loans or other indebtedness; or
8.17 Conforming Adelson L/C.
     Except as released as permitted under subsections 2.4B(iii)(f), any Conforming Adelson L/C shall cease to be in full force and effect at any time prior to twenty-four months from and after the date of its delivery to the Bank Administrative Agent other than following a drawing in full by the Bank Administrative Agent (with the application of the proceeds from such drawing applied to pay or prepay the Bank Credit Facility or the Loans in accordance with subsection 2.4B(iii)(f) hereof) or, if permitted under the definition of Conforming Adelson L/C Draw Event, the replacement of such Conforming Adelson L/C with a cash equity contribution in the Borrowers in the amount of the Conforming Adelson L/C.
THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrowers, and the obligation of each Lender to make any Loan, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to the Borrowers, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan.
     Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph the Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to the Borrowers, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit the Borrowers, and such provisions shall not at any time be construed so as to grant the Borrowers the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.
     Section 9. Agents and Arranger.
     9.1 Appointment.
     A. Appointment of the Administrative Agent. GE Capital is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 (other than the second proviso to the first sentence of subsection 9.6 and the second sentence of subsection 9.6) are solely for the benefit of the Administrative Agent and the Lenders; the Borrowers shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers or any of their Subsidiaries.
     B. Appointment of Supplemental Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent appoint an additional individual or institution as a separate collateral agent or collateral co-agent (any such additional individual or institution being referred to here individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
     In the event that the Administrative Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require.
     Should any instrument in writing from the Borrowers or any other Loan Party be required by any Supplemental Agent so appointed for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Supplemental Agent or the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.
     9.2 Powers and Duties; General Immunity.
     A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.
     B. No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of the Borrowers, or for the financial condition or business affairs of the Borrowers or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

     C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrowers and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).
     D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to Lenders.
     E. Administrative Agent Determinations. To the extent the Administrative Agent is entitled or required to make any determinations under the Intercreditor Agreement or any other intercreditor agreement, the Administrative Agent shall make such determinations upon the advice of Requisite Lenders.
     F. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this subsection 9.2 and of subsection 9.4 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this subsection 9.2 and of subsection 9.4 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.3 Representations and Warranties; No Responsibility for Appraisal of Credit Worthiness.
     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making of the Loans and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
     9.4 Right to Indemnity.
     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by the Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
     9.5 Successor Administrative Agent.
     Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Borrowers, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrowers and the Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrowers, to appoint a successor Administrative Agent (provided that such successor is or simultaneously therewith becomes a Lender). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     9.6 Collateral Documents and Subsidiary Guaranty.
     Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document and Subsidiary Guaranty as secured party or beneficiary (as applicable), and each Lender agrees to be bound by the terms of each Collateral Document and Subsidiary Guaranty; provided that the Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Subsidiary Guaranty, or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Subsidiary from the Subsidiary Guaranty to the extent the stock of such Restricted Subsidiary is sold, transferred or otherwise disposed of in a transaction permitted under this Agreement or otherwise consented to by the Lenders in accordance with subsection 10.6 and (ii) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or in connection with a Non-Recourse Financing or any other Indebtedness secured by a Permitted Lien or to which the Lenders have otherwise consented in accordance with subsection 10.6. In connection with any disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Borrowers’ request and expense, the Administrative Agent shall (without recourse and without any representation or warranty) execute and deliver to the Borrowers such documents (including UCC-3 termination statements) as the Borrowers’ may reasonably request to evidence or effect such disposition or release. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and each Guaranty may be exercised solely by the Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.
     9.7 Intercreditor Agreements.
     Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Intercreditor Agreement and any other intercreditor agreements consented to by the Requisite Lenders (provided the Requisite Lenders’ consent shall not be required for the Administrative Agent to enter into any other intercreditor agreement to the extent contemplated by clause (xxi)(ii) of the definition of “Permitted Liens” hereunder), and each Lender agrees to be bound by the terms of the Intercreditor Agreement and each other such intercreditor agreement. Notwithstanding the foregoing, the Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement or any such other intercreditor agreement without the prior consent of Requisite Lenders (or, if such amendment, modification, termination or waiver would result in a change that under subsection 10.6 would require the consent of all Lenders, then the prior consent of all Lenders); provided the Requisite Lenders’ consent shall not be required for the Administrative Agent to enter into or consent to any amendment, modification, termination or waiver of the Intercreditor Agreement or any other intercreditor agreement to the extent contemplated by clause (xxi)(ii) of the definition of “Permitted Liens” hereunder.
     9.8 Appointment of Arranger.
     GE Capital Markets, Inc. is hereby appointed as Arranger hereunder and under the other Loan Documents and each Lender hereby authorizes such Arranger to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Arranger agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this subsection 9.8 are solely for the benefit of the Arranger and the Lenders; the Borrowers shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, the Arranger does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with the Lenders or for the Borrowers or any of their Subsidiaries. Upon the Termination Date all obligations of the Arranger hereunder shall terminate.

     Section 10. Miscellaneous.
10.1 Assignments and Participations in Loans.
     A. General. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the approval of the Borrowers) in all or any part of its Commitments or any Loan or Loans made by it or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Except as otherwise provided in this subsection 10.1, no Lender shall, as between the Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans or the other Obligations owed to such Lender.
     B. Assignments.
     (i) Amounts and Terms of Assignments. Each Commitment, Loan or participation therein, or other Obligation may in whole or in part (a) be assigned, in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender or an Approved Fund, or may be pledged by a Lender in support of its obligations to such pledgee (without releasing the pledging Lender from any of its obligations hereunder), or (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount (i) if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees which are Affiliates or (ii) as shall constitute the aggregate amount of the Commitments, Loans, and other obligations of the assigning Lender) to any Eligible Assignee, in each case, with the giving of notice to the Borrowers and the Administrative Agent; provided that if any assignment permitted by this clause (b) relates to Term Delayed Draw Loan Commitments prior to the Term Delayed Draw Loan Commitment Termination Date, the assignee shall represent that it has the financial resources to fulfill its commitments hereunder and such assignment is consented to by the Administrative Agent (in its sole discretion, not to be unreasonably withheld or delayed), and at any time other than when an Event of Default has occurred and is continuing, such assignee shall be acceptable to the Borrowers, such consent not to be unreasonably withheld or delayed. Anything herein to the contrary notwithstanding, all assignments, participations and pledges shall be made on pro rata basis with respect to the assigning Lender’s Term Funded Loans, Term Funded Loan Commitments, Term Delayed Draw Loans and Term Delayed Draw Loan Commitments. To the extent of any such assignment in accordance herewith, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans and other Obligations to the extent so assigned. The assignor or assignee to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $2,000 in respect of assignments, and in each case such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the Assignment Effective Date, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.10B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto. The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender.
     (ii) Acceptance by the Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) if applicable, and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a), the Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00 noon and on the following Business Day if received after such time) and (c) give prompt notice thereof to the Borrowers. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”
     C. [Intentionally Omitted.]
     D. Participations. The holder of any participation, other than an Affiliate or an Approved Fund of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, or (iii) releasing all or substantially all of the Collateral, and all amounts payable by the Borrowers hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. The Borrowers and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of the Borrowers to the participant and (b) the participant shall be considered to be a “Lender”.
     E. Assignments to Federal Reserve Banks and Trustees. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, (i) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or (ii) upon notice to the Administrative Agent any Lender may pledge all or any portion of its Loans, Commitments, the other Obligations owed to such Lender, and its Notes, to its creditors, to its trustee (solely in its capacity as trustee) or other representative, in support of its obligations to such creditor or trustee; provided that (i) no Lender shall, as between the Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank or such creditor or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     F. Information. Each Lender may furnish any information concerning the Borrowers and their Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.
     G. Representations of Lenders. Each Lender listed on the signature pages hereof or succeeding to an interest in the Commitments and Loans, as the case may be, hereby represents and warrants as of the Closing Date, or as of the applicable Assignment Effective Date that (i) it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) it has experience and expertise in the making of and/or investing in loans such as the Loans; and (iii) it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal or state securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.
     H. Notwithstanding anything to the contrary in this subsection 10.1, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any Loan made by it, or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the approval of the Nevada Gaming Authorities, to the extent required by the Nevada Gaming Laws.

     10.2 Expenses.
     Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Borrowers (including any opinions requested by Lenders as to any legal matters arising hereunder) and of the Borrowers’ performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and in connection with any consents, amendments, waivers or other modifications to any Loan Documents (whether or not effective or executed) and any other documents or matters requested by the Borrowers; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under any Loan Documents, any environmental audits or reports provided for under subsection 6.7B; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by the Agents in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Loan Document) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.
     10.3 Indemnity.
     In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree with the Administrative Agent and Lenders to defend (subject to the Borrowers’ selection of counsel with the consent of the Indemnitee, which shall not be unreasonably withheld), indemnify, pay and hold harmless the Administrative Agent, the Arranger and Lenders, and the officers, directors, employees, agents, sub-agents and affiliates of the Administrative Agent, the Arranger and

Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.
     As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) any Operative Documents (other than LVSC Notes Documents or LVSC Permitted Indebtedness) or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder) or the use or intended use of the proceeds thereof or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to the Borrowers with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrowers or any of their Subsidiaries.
     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
     10.4 Set-Off; Security Interest in Deposit Accounts.
     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of the Borrowers against and on account of the obligations and liabilities of the Borrowers to that Lender under this Agreement and the other

Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Borrowers hereby further grant to the Administrative Agent and each Lender a security interest in all deposits and accounts maintained with the Administrative Agent or such Lender as security for the Obligations.
     10.5 Ratable Sharing.
     The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s Lien, set-off or counterclaim with respect to any and all monies owing by the Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     10.6 Amendments and Waivers.
     A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or other Loan Documents, and no consent to any departure by the Borrowers therefrom, shall in any event be effective without the written concurrence of Requisite Lenders (or the Administrative Agent only if this Agreement or such Loan Document expressly so provides); provided that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrowers and all the Lenders, do any of the following: reduce the principal of, or interest on, the Loans or any fees hereunder (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E); unless expressly permitted by any Loan Document, permit any Borrower to assign or delegate any of its rights or Obligations under the Loan Documents; change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (it being understood that, with the consent of Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in “Pro Rata Share” and “Requisite Lenders” on substantially the same terms as the Term Loan Commitments and the Term Loans); change in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpone any date fixed for the payment in respect of principal of, or interest on, the Loans or any fees hereunder; release any Lien granted in favor of the Administrative Agent with respect to 25% or more in aggregate fair market value of the Collateral other than in accordance with the terms of the Loan Documents (it being understood that the granting of additional Liens on Collateral is not a release of a Lien on such Collateral); release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, other than in accordance with the terms of the Loan Documents; change in any manner the provisions contained in subsections 9.1, 10.5 or 10.6; provided, further that (i) any such amendment, modification, termination, waiver or consent which increases the amount of the Commitment for any Lender shall be effective only if evidenced by a writing signed by or on behalf of such Lender and (ii) any release of Liens on Collateral granted to the Administrative Agent with respect to less than 25% in aggregate fair market value of the Collateral shall only require the consent of the Requisite Lenders and the Administrative Agent.
     B. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note except that to the extent such amendment, modification, termination or waiver would not otherwise require the consent of all Lenders, only the holder of such Note or Notes up to the amount constituting Requisite Lenders shall be required hereunder and (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent.
     C. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrowers, on the Borrowers.
     D. Notwithstanding the foregoing, if any Lender does not agree to any amendment hereunder requiring the consent of all Lenders and consented to by Lenders having or holding at least a majority of the sum of the aggregate Loans and unused Commitment of all Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 10.1 and (ii) payment by the Borrowers of the registration fee set forth in subsection 10.1B(i), if applicable), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to subsection 2.6D) from the assignee or the Borrowers and (ii) such assignment (together with any other assignments pursuant to this subsection 10.6D or otherwise) will result in such amendment being approved.
     10.7 Certain Matters Affecting Lenders.
     A. If (i) any Nevada Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Regulations or (ii) any other gaming authority with jurisdiction over the gaming business of the Borrowers shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent or the Borrowers shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) which may be any Lender or Lenders that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Borrowers shall bear the costs and expenses of any Lender required by any Nevada Gaming Authority, or any other gaming authority with jurisdiction over the gaming business of the Borrowers, to file an application for a finding of suitability in connection with the investigation of an application by the Borrowers for a license to operate a gaming establishment, in connection with such application for a finding of suitability.
     B. Notwithstanding the provisions of subsection 10.7(a), if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrowers fail to find a Substitute Lender pursuant to subsection 10.7(a) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrowers shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period.
     10.8 Independence of Covenants.
     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

     10.9 Notices.
     Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Administrative Agent shall not be effective until received; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to subsection 9.2F hereto as designated by the Administrative Agent from time to time. For the purposes hereof, the address of each party hereto shall be (i) as to the Borrowers or the Administrative Agent, set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other Lender, such other address as set forth on Schedule 2.1 or as shall be designated by such party in a written notice delivered to the Administrative Agent.
     10.10 Survival of Representations, Warranties and Agreements.
     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans.
     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrowers set forth in subsections 2.6D, 2.7, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.20 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.
     10.11 Failure or Indulgence Not Waiver; Remedies Cumulative.
     No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     10.12 Marshalling; Payments Set Aside.
     Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrowers make a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.13 Severability.
     In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.14 Obligations Several; Independent Nature of Lenders’ Rights.
     The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments or representations of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, subject to the second sentence of subsection 9.6 and it shall not be necessary for any Lender to be joined as an additional party in any proceeding for such purpose.
     10.15 Headings.
     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     10.16 Applicable Law.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     10.17 Successors and Assigns.
     This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). No Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrowers without the prior written consent of all Lenders.
     10.18 Consent to Jurisdiction and Service of Process.

     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWERS, FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, IRREVOCABLY
(I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II) WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;
(III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWERS AT THEIR ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.9;
(IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWERS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V) AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI) AGREE THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.
     10.19 Waiver of Jury Trial.
     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     10.20 Confidentiality.
     Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement for a period of three (3) years following the Termination Date in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Borrowers that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein (provided that such assignee, transferee or participant agrees to also be bound by this subsection 10.20), or disclosures reasonably required in connection the exercise by the Agent or any of the Lenders of any right or remedy under the Loan Documents or in connection with any litigation to which any of the Agents, Lenders or Indemnitees is a party, or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrowers of any request in connection with exercising remedies or in connection with litigation or any request by any Governmental Instrumentality or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by the Borrowers or any of their Subsidiaries. For purposes of this paragraph, “non-public information” shall not include information that is not acquired from the Borrowers or any of their Subsidiaries or Affiliates (or Persons acting on behalf of or retained by the Borrowers or any of their Subsidiaries or Affiliates), Persons retained by or acting on behalf of the Arranger, Agents and/or Lenders in connection with this Agreement and the transactions contemplated hereby or Persons known by such Lender to be under an obligation of confidentiality to the Borrowers (it being understood that the Agents, Arranger, Lenders and their respective Affiliates shall be under an obligation of confidentiality).
     10.21 Counterparts; Effectiveness.
     This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     10.22 USA Patriot Act.
     Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
     10.23 Electronic Execution of Assignments.
     The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.24 Gaming Authorities.
     The Arranger, the Administrative Agent and each Lender agree to cooperate with the Nevada Gaming Authorities or any other applicable gaming authority in connection with the administration of their regulatory jurisdiction over the Borrowers and their Restricted Subsidiaries, including to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by any such Nevada Gaming Authority or other gaming authority relating to the Arranger, the Administrative Agent or any of the Lenders, or the Borrowers or any of their Subsidiaries, or to the Loan Documents. Notwithstanding any other provision of the Agreement, the Borrowers expressly authorize each Agent and Lender to cooperate with the Nevada Gaming Authorities and such other gaming authorities as described above.
     10.25 Termination of Disbursement Agreement. Upon termination of the Disbursement Agreement without replacement, (i) each of the following sections (or portions thereof) shall be automatically deleted and be of no further force and effect: Section 4.2D, Section 4.2E, Section 4.2F (other than respect to Section 7.1.6(c) of the Disbursement Agreement as such section (a) is in effect on the date hereof or (b) may be hereafter amended, supplemented or otherwise modified), the third and fourth sentences of Section 5.19, Section 7.13E, clauses (ii) and (iii) of Section 8.3, and clause (ii) of Section 8.5 and (ii) the words “Disbursement Agreement and” in the first sentence of Section 7.13A shall be automatically deleted.

     10.26 Press Releases and Related Matters. Each Loan Party executing this Agreement agrees to use commercially reasonable efforts to assure that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior consent of GE Capital (which consent shall be deemed to have been given by GE Capital if GE Capital has not objected to such press release or other public disclosure within two Business Days after its receipt thereof provided that such press release or other public disclosure was sent by electronic mail with a subject line “Venetian — Consent to Press Release” to (i) Christopher H. Craig at chriscraig@paulhastings.com and (ii) Edward Reynolds at ned.reynolds@ge.com or, in each case, to such other party and/or address as may be designated by the Administrative Agent to Borrower Representative unless (and only to the extent that) such Loan Party or Affiliate is unable to do so under applicable law (including applicable securities regulations) and stock exchange rules and regulations and then, in any event, such Loan Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s name. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
[Signature Page Follows]

[GE FF&E CREDIT AGREEMENT LVSI, VCR &LCR]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
          BORROWERS:

LAS VEGAS SANDS, LLC

By:	/s/ Robert P. Rozek Name: Robert P. Rozek
Title: Senior Vice President and
Chief Financial Officer

Notice Address:

3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel of Las Vegas Sands Corp.
Telefax: (702) 733-5088

VENETIAN CASINO RESORT, LLC

By:	/s/ Robert P. Rozek

Name: Robert P. Rozek
Title: Senior Vice President and
Chief Financial Officer

Notice Address:

3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel of Las Vegas Sands Corp.
Telefax: (702) 733-5088

S-1

LIDO CASINO RESORT, LLC

By:	/s/ Robert P. Rozek

Name: Robert P. Rozek
Title: Senior Vice President and
Chief Financial Officer

Notice Address:

3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel of Las Vegas
Sands Corp.
Telefax: (702) 733-5088

LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender and Administrative Agent

By:	/s/ Richard O’Neill
Name: Richard O’Neill
Title: Vice President

Notice Address:

GE Commercial & Industrial Finance, Inc.
401 Merritt 7
2nd Floor
Norwalk, CT 06856
Attention: Las Vegas Sands Account Manager
Telefax:: (203) 229-1980

With copies to:
Paul, Hastings, Janofsky & Walker, LLP
75 East 55th Street
New York, NY 10022
Attention: Christopher H. Craig
Telefax:: (212) 230-7889

and

General Electric Capital Corporation
401 Merritt 7
Norwalk, CT 06856
Attention: Corporate Counsel
Telefax: (203) 956-4001